UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Easton Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, $0.10 par value

(2)	Aggregate number of securities to which transaction applies:

185,660

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$16.29, which is the per share price to be paid in the transaction

(4)	Proposed maximum aggregate value of transaction:

$3,024,402

(5)	Total fee paid:

$2,490.76

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

            $2,490.76

(2)	Form, Schedule or Registration Statement No.:

            Schedule 14A

(3)	Filing Party:

            Easton Bancorp, Inc.

(4)	Date Filed:

            May 10, 2004

EASTON BANCORP, INC.

501 Idlewild Avenue

Easton, Maryland 21601

(410) 819-0300

May 14, 2004

Dear Stockholder:

You are cordially invited to attend the special meeting of stockholders of Easton Bancorp, Inc. (“Easton”), on June 16, 2004 beginning at 9:00 a.m., local time, to be held at in the Auditorium at William Hill Manor located at 501 Dutchmans Lane, Easton, Maryland.

At the special meeting, you will be asked to consider and vote on the approval of a merger agreement which provides for the merger of Easton with Easton Facilitation, Inc., a wholly-owned subsidiary of Easton, with Easton as the surviving entity in what is commonly referred to as a “going private” transaction. The purpose of the merger is to reduce the number of stockholders of record to fewer than 300, as required for the suspension of our reporting requirements under Section 15(d) of the Securities Exchange Act of 1934, as amended, and thereby eliminate the significant expense required to comply with the reporting and related requirements under those laws.

If the merger agreement is approved and the merger is subsequently completed, each share of Easton common stock owned of record at the effective time of the merger by a stockholder owning fewer than 1,500 shares (other than stockholders who properly exercise their rights as objecting stockholders) will be converted into the right to receive from Easton an amount equal to $16.29 in cash per share, without interest. Shares owned of record by a stockholder of 1,500 or more shares will remain as outstanding shares of Easton common stock after the merger and will not receive any cash payment from Easton.

Because Easton has a large number of stockholders who own fewer than 1,500 shares each, we expect that as a result of the merger the number of stockholders of record will be reduced from 444 to approximately 101, while the number of outstanding shares will decrease by approximately 185,660.

Our board of directors believes that the merger agreement is fair to our stockholders and in the best interests of Easton and our stockholders and unanimously recommends that stockholders vote FOR approval of the merger agreement. The approval of the merger agreement requires the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Easton common stock.

The enclosed proxy statement gives you detailed information about the special meeting, the merger and related matters. We urge you to read carefully the enclosed proxy statement, including the considerations discussed under “Special Factors,” beginning on page 13, and the appendices to the proxy statement, which include the merger agreement.

Your Vote Is Very Important. Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope. You may revoke your proxy in the manner described in the proxy statement at any time before it is exercised. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

On behalf of the board of directors, thank you for your cooperation and continued support.

Sincerely,

R. Michael S. Menzies

President

EASTON BANCORP, INC.

501 Idlewild Avenue

Easton, Maryland 21601

(410) 819-0300

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 16, 2004

Stockholders of Easton Bancorp, Inc.:

Notice is hereby given that a special meeting of stockholders of Easton Bancorp, Inc., a Maryland corporation, will be held in the Auditorium at William Hill Manor located at 501 Dutchmans Lane, Easton, Maryland beginning at 9:00 a.m., local time, on June 16, 2004, for the following purposes:

1. To consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of December 5, 2003, by and between Easton and Easton Facilitation, Inc., a Maryland corporation and wholly-owned subsidiary of Easton (“merger subsidiary”), pursuant to which merger subsidiary will merge with and into Easton, with Easton being the surviving corporation; and

2. To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

Any action may be taken on the foregoing proposals at the special meeting on the date specified above or on any date or dates to which the special meeting may be adjourned or postponed. The close of business on May 7, 2004 has been fixed as the record date for determining those stockholders entitled to notice of and to vote at the special meeting and at any adjournments or postponements thereof. Easton’s only class of stock is its common stock, par value $0.10 per share. A complete list of stockholders entitled to vote at the special meeting will be available for inspection by any stockholder at the offices of Easton during ordinary business hours for a period of at least ten days prior to the special meeting.

By Order of the Board of Directors,

Sheila A. Wainwright

Secretary

Easton, Maryland

May 14, 2004

Your Vote Is Important

You are cordially invited to attend the special meeting in person. Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy and return it promptly. If your shares are held in the name of a broker, trust or other nominee, you will need a proxy or letter from the broker, trustee or nominee in order to vote those shares personally at the special meeting. Any proxy given pursuant to this solicitation may be revoked in the manner described in the accompanying proxy statement at any time before it is voted at the special meeting. The enclosed, addressed envelope requires no postage if mailed in the United States.

The board of directors of Easton has carefully considered the terms of the merger agreement and believes that the merger is advisable, and in the best interests of, Easton and its stockholders. The board of directors unanimously approved the merger agreement and unanimously recommends that you vote FOR the approval of the merger agreement.

PROXY STATEMENT

FOR THE SPECIAL MEETING OF THE

STOCKHOLDERS OF

EASTON BANCORP, INC.

TO BE HELD ON JUNE 16, 2004

This proxy statement is being furnished in connection with the solicitation of proxies by the board of directors of Easton Bancorp, Inc. (“Easton”) for use at the special meeting of stockholders to be held on June 16, 2004 in the Auditorium at William Hill Manor, 501 Dutchmans Lane, Easton, Maryland beginning at 9:00 a.m., local time. At the special meeting, stockholders will vote on a proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of December 5, 2003, by and between Easton and Easton Facilitation, Inc. (“merger subsidiary”), a newly-formed subsidiary of Easton organized for the sole purpose of facilitating this proposed transaction. The purpose of the merger is to reduce the number of stockholders of record to fewer than 300, as required for suspension of our reporting requirements under Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and thereby eliminate the significant expense required to comply with the periodic reporting and related requirements of those laws.

Pursuant to the merger agreement, merger subsidiary will merge with and into Easton, with Easton continuing as the surviving corporation after the merger. If Easton’s stockholders approve the merger agreement and the merger is subsequently completed, each share of common stock of Easton, par value $0.10 per share (“Easton common stock”), owned of record at the effective time of the merger by a stockholder owning fewer than 1,500 shares of Easton common stock (other than stockholders who properly exercise their rights as objecting stockholders) will be converted into the right to receive from Easton an amount equal to $16.29 in cash per share, without interest. Shares of Easton common stock owned of record by a holder of 1,500 or more shares will continue to hold the same number of shares after the merger and will not receive any cash payment from Easton.

After the merger, Easton anticipates it will have approximately 101 stockholders of record. As a result, Easton will suspend filing annual and periodic reports and no longer be subject to the requirements under the federal securities laws that are applicable to public or reporting companies.

The merger cannot occur unless the merger agreement is approved by the holders of two-thirds (2/3) of the outstanding shares of Easton common stock.

This document provides you with detailed information about the proposed merger. Please see “Where You Can Find More Information” on page 62 for additional information about Easton on file with the Securities and Exchange Commission (“SEC”).

This proxy statement and proxy card are being mailed to stockholders of Easton beginning about May 14, 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of this transaction, or passed upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

i

(continued)

ii

SUMMARY TERM SHEET

The following summary term sheet, together with the “Questions and Answers About the Special Meeting and the Merger” following this summary term sheet, highlights selected information from this proxy statement and may not contain all of the information that is important to you. We urge you to carefully read this entire document and the other documents that we refer to in this document. These documents will give you a more complete description of the transaction that we are proposing. We have included page references in this summary to direct you to other places in this proxy statement where you can find a more complete description of the documents that we have summarized.

The Companies

Easton Bancorp, Inc.

501 Idlewild Avenue

Easton, Maryland 21601

Easton, a Maryland corporation, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Through its wholly-owned subsidiary, Easton Bank & Trust Company (the “Bank”), Easton conducts a complete range of commercial and personal banking activities in the Maryland counties of Talbot and Caroline. Including the main office of Easton in Easton, Maryland, Easton operates a total of 4 full-service banking locations. At December 31, 2003, Easton had, on a consolidated basis, total assets of $102,143,000, total deposits of $84,471,000 and stockholders’ equity of $8,636,000.

Easton Facilitation, Inc.

501 Idlewild Avenue

Easton, Maryland 21601

The merger subsidiary is a newly-formed Maryland corporation organized as a wholly-owned subsidiary of Easton for the sole purpose of facilitating the merger. It has engaged in no business activities or operations other than those incident to its formation.

The Merger Agreement (page 59)

We have attached the merger agreement to this document as Appendix A. Please read the merger agreement. It is the legal document that governs the merger.

We propose a merger whereby the merger subsidiary will merge with and into Easton. After the merger, Easton expects its business and operations to continue as they are currently being conducted. Easton will continue to operate as a bank holding company and the parent corporation for the Bank, but will no longer file reports with the SEC. We expect to complete the merger in June of 2004.

What You will Receive in the Merger (page 59)

If the merger is completed, stockholders holding fewer than 1,500 shares of Easton common stock (other than objecting stockholders) will automatically be converted into the right to receive cash in an amount equal to $16.29 per share, without interest. Stockholders holding 1,500 or more shares of Easton common stock will continue to hold their outstanding shares of Easton common stock and will not be entitled to receive any cash payment from Easton upon completion of the merger.

If you are the holder of less than 1,500 shares of Easton common stock, you will have to surrender your Easton stock certificates in order to receive the cash consideration for your shares. Do not send in your certificates until you receive written instructions regarding the certificate exchange process on or after the completion of the merger.

Effects of the Merger (page 30)

As a result of the merger:

•	Easton will no longer be a public company and will suspend indefinitely its filing of annual and periodic reports with the SEC;

•	cashed-out stockholders will no longer have an interest in or be a stockholder of Easton and, therefore, they will not be able to participate in Easton’s future earnings and growth, if any;

•	management anticipates that the number of record stockholders will be reduced from approximately 444 to approximately 101, and the number of outstanding shares of Easton common stock will decrease from 764,507 to approximately 578,847;

•	management anticipates that the percentage of ownership of common stock of Easton beneficially held by the current executive officers and directors of Easton and the Bank, as a group (25 persons), will increase from 58.42% to approximately 77.2%;

•	aggregate stockholders’ equity of Easton as of December 31, 2003 will be reduced from approximately $8,636,000 on a historical basis to approximately $5,500,000 on a pro forma basis, assuming 185,660 shares are cashed-out in the merger;

•	the book value per share of Easton common stock as of December 31, 2003 will be reduced from approximately $11.30 per share on a historical basis to approximately $9.51 per share on a pro forma basis, assuming 185,660 shares are cashed-out in the merger; and

•	the reduction in Easton’s stockholders’ equity described above will cause a corresponding decrease in Easton’s regulatory capital ratios. Assuming 185,660 shares are cashed-out in the merger, Easton’s leverage capital ratio will decrease from 11.3% on a historical basis to approximately 7.2% on a pro forma basis; its tier 1 capital to risk-weighted assets ratio will be reduced from 13.9% on a historical basis to approximately 8.9% on a pro forma basis; and its total risk-based capital ratio will fall from 15.1% on a historical basis to approximately 10.1% on a pro forma basis. Easton and the Bank will continue to be “well capitalized” for regulatory capital purposes after the merger. See “Special Factors—Effects of the Merger—Decrease in Capital.”

Conditions to the Completion of the Merger (page 62)

The completion of the merger depends upon the satisfaction of a number of conditions, unless waived, including:

•	approval of the merger agreement by the holders of two-thirds (2/3) of the outstanding shares of Easton common stock, which approval cannot be waived;

•	absence of pending or threatened litigation regarding the merger; and

•	that the aggregate number of shares (i) to be cashed-out in the merger, plus (ii) the number of objecting shares held by stockholders who exercise their rights to object to the merger pursuant to the provisions of the Maryland General Corporation Law (“MGCL”), does not exceed 20% of the issued and outstanding shares of Easton common stock. We are prepared to waive this condition if necessary to cash out all stockholders pursuant to the terms of the merger agreement.

Termination of Merger Agreement (page 62)

Either of us may terminate the merger agreement at any time before the merger is effective.

Material U.S. Federal Income Tax Consequences (page 37)

The receipt of cash in the merger will be taxable for United States federal income tax purposes. You will be treated as either having sold your shares of Easton common stock for the cash received or as having received the cash as a dividend. In general, your receipt of cash in exchange for your shares of Easton common stock will be treated as a sale or exchange and you will recognize gain or loss in an amount equal to the cash received less your adjusted tax basis of your shares exchanged for such cash if you actually and constructively own no shares of Easton common stock immediately after the exchange. If you actually or constructively own shares of Easton common stock after the exchange, your receipt of cash in exchange for your shares of Easton common stock may be taxed as a dividend. Stockholders who do not receive cash should not recognize any gain or loss on continuing to hold their shares of Easton common stock as a result of the merger.

For a more complete description of the federal income tax consequences to you as a result of the merger, please read the discussion under “Special Factors—Material U.S. Federal Income Tax Consequences.”

Opinion of Financial Advisor (page 24)

Baxter Fentriss and Company (“Baxter Fentriss”), financial advisor to the board of directors of Easton, has delivered a written opinion to the board of directors of Easton dated December 4, 2003, to the effect that as of the date of the opinion that, the merger consideration is fair to all of the holders of Easton common stock from a financial point of view. We have attached this opinion to this proxy statement as Appendix B. You should read this opinion and the section of this proxy statement entitled “Opinion of Financial Advisor” beginning on page      completely to understand the procedures followed, matters considered and limitations on the reviews undertaken by Baxter Fentriss in providing its opinion.

Appraisal Rights of Stockholders (page 39)

As a stockholder of Easton, under the provisions of the MGCL you have the right to object to the merger. If the merger is approved by the stockholders and consummated, any stockholder who properly perfects his right to object to the merger will be entitled to receive an amount of cash equal to the fair value of his shares rather than the consideration provided by the merger agreement.

Reasons for the Merger (page 19)

Our primary reason for the merger is that the successful completion of the merger will enable us to suspend filing periodic and annual reports with the SEC and therefore no longer incur the significant costs of complying with the reporting requirements of the Exchange Act. For more information on our reasons for the merger, please see “Special Factors—Purpose and Reasons for the Merger” on page 19 of this proxy statement.

Special Meeting of Stockholders (page 49)

The special meeting of Easton stockholders will be held on June 16, 2004, at 9:00 a.m., local time, in the Auditorium at William Hill Manor located at 501 Dutchmans Lane, Easton, Maryland. At the special meeting, you will be asked:

•	to approve the merger agreement that provides for the merger of the merger subsidiary with and into Easton; and

•	to act on any other matters that may be submitted to a vote at the special meeting or any adjournments or postponements of the special meeting.

Shares Entitled to Vote; Quorum and Vote Required (page 49)

Approval of the merger agreement requires the approval of the holders of two-thirds (2/3) of the outstanding shares of Easton common stock. As of the close of business on May 7, 2004, there were 764,507 shares of Easton common stock entitled to notice of and to vote at the special meeting. All holders of record of Easton common stock as of May 7, 2004, will receive a copy of this proxy statement and are entitled to vote at the special meeting.

Recommendation of the Easton Board and Determination of Fairness of the Merger Proposal (page 20)

Based on the reasons discussed elsewhere in this document, including the opinion of Baxter Fentriss, its financial advisor, the board of directors of Easton believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote FOR the proposal to approve the merger agreement. In considering the recommendation of the board of directors, you should be aware that the members of the board and the executive officers of Easton and the Bank (25 persons) control approximately 58.42% of the outstanding shares of Easton common stock and all of such persons are expected to continue as stockholders and control approximately 77.2% of the Easton common stock following the merger. Also, the executive officers and directors of Easton will continue to be the executive officers and directors of Easton following the merger. See “Special Factors – Interests of Executive Officers and Directors in the Merger” and “Special Factors—Conduct of Easton’s Business After the Merger.”

Members of Easton’s Management are Expected to Vote Their Shares for Approval of the Merger Agreement (page 49)

As of December 31, 2003, the directors and executive officers of Easton and the Bank (25 persons) beneficially owned a total of 446,653 shares of Easton common stock, or approximately 58.42% (not including any shares that may be acquired pursuant to the exercise of stock options), of the total shares entitled to vote at the annual meeting. These shares are expected to be voted for approval of the merger. If these shares are voted in favor of the merger agreement, then stockholders owning an additional 63,644 shares would be required to vote in favor of the merger in order for the proposal to receive approval by two-thirds (2/3) of the outstanding shares of Easton common stock. See “The Parties—Security Ownership of Certain Beneficial Owners and Management.”

Effective Time of the Merger (page 61)

The merger will become effective at the date and time specified in the certificate of merger to be issued by the Maryland Department of Assessments and Taxation. If Easton stockholders approve the merger at the special meeting, and if we obtain all required regulatory approvals and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in June of 2004, although delays could occur.

We cannot assure you that we can obtain the necessary stockholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.

Financing of the Merger (page 31)

We estimate that the maximum total funds required to fund the payment of the consideration to be paid to cashed-out stockholders and to pay fees and expenses relating to the merger will not exceed approximately

$3,149,000. We will fund the purchase of the cashed-out shares and any objecting shares, as well as the fees and expenses relating to the merger, primarily with cash raised through the issuance of $3,000,000 in trust preferred securities in a private offering by a subsidiary of Easton completed on December 24, 2003 and any excess with earnings generated from our operations. Although it is not anticipated that Easton will need funds in excess of cash on hand to pay cash-out stockholders in the merger, if additional funds are required it is likely to be a small amount and will be borrowed from one of Easton’s correspondent banks.

Management After the Merger (page 36)

The board of directors and executive officers of Easton and the Bank will not be changed by the merger.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q:	What will happen in the merger?

A:	In the merger, the merger subsidiary will be merged with Easton, with Easton being the surviving corporation. As a result of the merger, stockholders who own fewer than 1,500 shares of Easton common stock, except for shares owned by stockholders who properly exercise their rights to object to the merger, will receive $16.29 in cash for each share owned, without interest. Stockholders who own 1,500 or more shares of Easton common stock will continue to hold shares of Easton common stock and will not receive any cash in connection with the merger. The merger agreement, a copy of which is attached hereto as Appendix A, has specific provisions regarding the treatment of shares held in street name. Please read the discussion under “The Merger Agreement—Conversion of Shares in the Merger” for a description of these provisions generally as well as the terms of the merger agreement.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible, and we expect the merger to be completed during June of 2004.

Q:	What are the stockholders being asked to vote upon?

A:	The stockholders are being asked to approve the merger agreement providing for the merger of merger subsidiary with and into Easton. If successfully completed, the merger will reduce the number of our stockholders, which will enable us to discontinue our reporting requirements under federal securities laws, which will eliminate the significant expense related to those reporting requirements.

Q:	What votes are required for approval?

A:	Approval of the merger requires the affirmative vote of two-thirds (2/3) of the outstanding shares of Easton common stock outstanding on May 7, 2004.

Q:	How does the board of directors recommend that I vote?

A:	The board of directors, by a unanimous vote, has approved and adopted the merger agreement and recommends that you vote FOR approval of the merger agreement. In considering the recommendation of the board of directors, you should be aware that the members of the board and the executive officers of Easton and the Bank (25 persons) control approximately 58.42% of the outstanding shares of Easton common stock and all of such persons are expected to continue as stockholders and control approximately 77.2% of the Easton common stock following the merger. Also, the executive officers and directors of Easton will continue to be the executive officers and directors of Easton following the merger. See “Special Factors—Interests of Executive Officers and Directors in the Merger” and “Special Factors—Conduct of Easton’s Business After the Merger.”

Q:	What happens if I transfer my shares after the record date?

A:	The record date for the special meeting is earlier than the expected date of the merger. Therefore, if you transfer your shares of Easton common stock after the record date, but prior to the merger, you will retain the right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares of stock.

Q:	What do I need to do now?

A:	After you have thoroughly reviewed this proxy statement, simply indicate on your proxy card how you want to vote and sign, date and complete your proxy card and mail it in the enclosed envelope as soon as possible.

Q:	What happens if I don’t return a proxy card or vote my shares in person at the special meeting?

A:	If you do not vote your shares, either in person or by proxy, or if you abstain from voting on the merger agreement, it has the same effect as if you voted against approval of the merger agreement. In addition, if your shares are held in street name and you do not instruct your broker on how to vote on this proposal, your broker will not be able to vote for you. This will have the same effect as a vote against approval of the merger agreement.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting and may vote your shares in person, rather than signing and mailing a proxy card. However, to ensure your shares are represented at the special meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope.

Q:	May I change my vote after I have submitted my proxy card?

A:	Yes. Just send by mail a written revocation or a later-dated, completed and signed proxy card before the special meeting or simply attend the special meeting and notify the secretary of the special meeting that you want to vote in person.

Q:	What is the time and place of the special meeting?

A:	The special meeting will be held in the Auditorium at William Hill Manor located at 501 Dutchmans Lane, 9:00 a.m., local time, on June 16, 2004.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted, which will have the same effect as a vote against the merger agreement.

Q:	Do I have any rights to avoid participating in the merger?

A:	Yes. You have the right to withhold your vote for the merger agreement, object to the merger and seek the fair value of your shares as described in “Special Factors—Appraisal Rights of Easton Stockholders” beginning on page 39. The fair value may be more or less than the value of the Easton common stock being paid in the merger. In order to perfect your rights to object, you must provide us written notice of your intent to object to the merger prior to the special meeting and you must not vote in favor of the merger agreement.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, we will send you written instructions for exchanging your stock certificates.

Q:	What if I hold shares in street name?

A:	Any shares you hold in street name will be added to the number of any shares you may hold directly in record name in determining the number of shares you hold. You will be entitled to receive the cash amount payable in the merger only if you certify to Easton that the total number of shares you hold (whether held of record or in street name) is fewer than 1,500. The merger agreement has detailed provisions regarding the treatment of shares held in street name. Please read the discussion under “The Merger Agreement—Conversion of Shares in the Merger” for a description of these provisions generally as well as the terms of the merger agreement.

Q:	How will Easton be operated after the merger?

A:	After the merger, Easton will continue to operate as a bank holding company and the parent corporation for the Bank, but will no longer file reports with the SEC. Easton expects its business and operations to continue as they are currently being conducted and, except as disclosed in this proxy statement, the merger is not anticipated to have any effect upon the conduct of such business. Our board of directors believes the going-private transaction is consistent with Easton’s vision of remaining a locally-owned and independent banking company. As a result of the merger, stockholders of Easton who receive cash for their shares in the merger will no longer have a continuing interest as stockholders of Easton and will not share in any future earnings and growth of Easton.

Q:	Who can help answer my questions?

A:	If you have additional questions about the merger, you should contact R. Michael S. Menzies at Easton Bancorp, Inc., 501 Idlewild Avenue, Easton, Maryland 21601, telephone (410) 819-0300.

SUMMARY FINANCIAL INFORMATION

Selected Historical Financial Information of Easton

The following table summarizes consolidated financial results of Easton for the periods and at the dates indicated and should be read in conjunction with Easton’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Easton has previously filed with the SEC. Historical financial information for Easton can be found in our Annual Report on Form 10-KSB for the year ended December 31, 2003, which is attached to this proxy statement as Appendix D. You should not assume the results of operations for past periods indicate results that may be obtained for any future period.

	As of and for the Year Ended December 31,
	2003	2002
	(dollars in thousands, except share and per share data)
Income Statement Data:
Interest income	$5,472	$5,182
Interest expense	1,936	1,996

Net interest income	3,536	3,186
Provision for loan losses	157	291

Net interest income after provision for loan losses	3,379	2,895
Non-interest income	860	617
Non-interest expense	3,336	2,661

Income before income taxes	903	851
Income taxes	332	301

Net income	$571	$550

Period-end Balance Sheet Data:
Total assets	$102,143	$88,341
Total loans receivable, net of deferred fees and allowance for loan losses	80,091	71,466
Loans held for sale	2,573	4,194
Total investment securities	8,994	5,472
Total deposits	84,471	74,144
Other borrowings	8,615	7,510
Total liabilities	93,507	82,106
Total stockholders’ equity	8,636	6,235

Per Share Data:
Earnings per basic share	$0.84	$0.98
Earnings per diluted share	0.80	0.95
Book value per share	11.30	11.02
Tangible book value per share	11.30	11.02
Cash dividends paid (1)	0.20	0.40
Weighted average shares outstanding:
Basic	681,296	560,333
Diluted	714,748	577,820
Shares outstanding at end of period	764,507	565,833

Selected Performance Ratios and Other Data:
Return on average assets	0.59%	0.67%
Return on average equity	7.57	9.28
Net interest margin (2)	3.96	4.18
Efficiency ratio (3)	75.89	69.98
Stockholders’ equity to total assets	8.46	7.06
Stockholders’ equity to total tangible assets	8.46	7.06

(1)	Cash dividends paid in 2002 included a special one-time dividend of $0.20 per share paid to stockholders of record as of January 31, 2002.
(2)	Net interest margin represents net interest income divided by average interest earning assets.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

Summary Unaudited Pro Forma Financial Information

The following summary unaudited pro forma consolidated income statement data of Easton for the year ended December 31, 2003 gives effect to the merger as if it had occurred on January 1, 2003. The unaudited pro forma consolidated balance sheet data of Easton at December 31, 2003 gives effect to the merger and related transactions as if they had occurred on that date. You should read the summary unaudited pro forma financial information in conjunction with the Unaudited Pro Forma Consolidated Financial Statements and the related assumptions and notes included elsewhere in this proxy statement. See “Unaudited Pro Forma Consolidated Financial Statements” beginning on page 43.

As described in such assumptions, the pro forma financial data assumes that the holders of 185,660 shares of Easton common stock will receive cash in connection with the merger. Management anticipates that Easton will purchase approximately 185,660 shares, although we cannot assure you of the number of shares that we will purchase and the actual number of shares of Easton common stock that will be exchanged for cash in the merger may be significantly lower. The pro forma financial information gives effect to the interest expense that is expected to be incurred by Easton in connection with the issuance of $3,000,000 in trust preferred securities by a subsidiary of Easton in December of 2003 to fund the merger and the anticipated annual cost savings. The pro forma information set forth below is not necessarily indicative of what Easton’s actual financial position or results of operations would have been had the merger been consummated as of the above referenced dates or of the financial position or results of operations that may be reported by Easton in the future.

	Unaudited Pro Forma As of and for the Year Ended December 31, 2003
	Historical	Adjustments	Pro Forma
	(Dollars in thousands)
Income Statement Data:
Interest income	$5,472		$5,472
Interest expense	1,936	$121	2,057

Net interest income	3,536		3,415
Provision for loan losses	157		157

Net interest income after provision for loan losses	3,379		3,258
Non-interest income	860		860
Non-interest expense	3,336	17	3,353

Income before income taxes	903	(138)	765
Income taxes	332	26	306

Net income	$571	$(112)	$459

Balance sheet data:
Total assets	$102,143	$(3,136)	$99,007
Total loans receivable, net of deferred fees and allowance for loan losses	80,091		80,091
Loan held for sale	2,573		2,573
Total investment securities	8,994		8,994
Total deposits	84,471		84,471
Other borrowings	8,615		8,615
Total liabilities	93,507		93,507
Total stockholders’ equity	8,636	(3,136)	5,500

Selected Per Share Financial Information

The following table sets forth selected historical per share financial information for Easton and unaudited pro forma per share financial information for Easton giving effect to the merger as if it had been consummated as of the end of the period presented, in the case of book value information, and as of the beginning of the reporting period, in the case of income statement information. The information presented below is derived from (i) the consolidated historical financial statements of Easton, including the related notes thereto, and (ii) the Unaudited Pro Forma Consolidated Financial Statements as of and for the year ended December 31, 2003, including the assumptions and notes thereto, contained elsewhere in this proxy statement. You should read this table together with the Unaudited Pro Forma Consolidated Financial Statements and the related assumptions and notes and the Selected Historical Financial Data included elsewhere in this proxy statement and the consolidated financial statements of Easton and the notes thereto included in our audited consolidated financial statements as of and for the year ended December 31, 2003 included in our annual report on Form 10-KSB and attached to this proxy statement as Appendix D.

As described in the assumptions to the Unaudited Pro Forma Consolidated Financial Statements, the pro forma per share information assumes that 185,660 shares of Easton common stock are cashed-out in connection with the merger. The pro forma information set forth below is not necessarily indicative of what Easton’s actual financial position or results of operations would have been had the merger been consummated as of the above referenced dates or of the financial position or results of operations that may be reported by Easton in the future.

As of and for the year ended December 31, 2003
Historical:
Earnings per share from continuing operations
Basic	$0.84
Diluted	0.80
Book value per common share	11.30
Dividends per common share	0.20
Return on average assets	0.59%
Return on average equity	7.57
Net interest margin	3.96

Pro Forma:
Basic	$0.79
Diluted	0.75
Book value per common share	9.51
Dividends per common share	0.20
Return on average assets	0.49%
Return on average equity	10.16
Net interest margin	3.96

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following sets forth our consolidated ratios of earnings to fixed charges for each of the two years in the two-year period ended December 31, 2003 and the pro forma consolidated earnings to fixed charges ratio for the year ended December 31, 2003 which gives effect to the merger as if it had occurred on January 1, 2004. The information presented below is derived from (i) the consolidated historical financial statements of Easton, including the related notes thereto, and (ii) the Unaudited Pro Forma Consolidated Financial Statements as of and for the year ended December 31, 2003, including the assumptions and notes thereto, contained elsewhere in this proxy statement. You should read this information together with the Unaudited Pro Forma Consolidated Financial Statements and the related assumptions and notes to the Selected Historical Financial Data included in our audited consolidated financial statements as of and for the year ended December 31, 2003 included in our annual report on Form 10-KSB and attached to this proxy statements as Appendix D. For purposes of computing these ratios, earnings represent net income, plus total taxes based on income, plus fixed charges. Fixed charges include interest expense (ratios are presented both excluding and including interest on deposits) and amortization of debt expense.

	Pro Forma	2003	2002
Including interest on deposits and borrowed funds	1.31	1.47	1.43
Excluding interest on deposits and borrowed funds	331.74	391.60	—
Excluding interest on deposits	4.12	4.68	7.91

SPECIAL FACTORS

Background of the Merger

Overview. Easton was organized on July 19, 1991 to be the parent holding company for the Bank, a Maryland community bank chartered on January 1, 1992. As of April 30 , 2004, there were 764,507 shares of Easton common stock issued and outstanding held by approximately 444 current record holders. Approximately 388 of these record stockholders hold fewer than 1,500 shares (not including beneficial owners whose shares may be registered in “street” name). Collectively, these 388 record holders own an aggregate of approximately 93,225 shares, representing approximately 12.2% of our outstanding shares.

We have no direct knowledge of the number of shares of our common stock owned beneficially (but not of record) by persons who own fewer than 1,500 shares of our common stock and hold the shares in street name. However, based on the number of sets of proxy materials that we are requested to provide to brokers, banks and other nominees, we estimate that there are at least 519 holders (including holders of record described in the preceding paragraph) who own beneficially less than 1,500 shares of Easton common stock. The aggregate number of shares held by these 519 stockholders is estimated to be 185,660 shares, representing approximately 24.3% of our outstanding shares. In making the computations presented elsewhere in this proxy statement (including the preparation of the pro forma financial information included herein), Easton has assumed that a substantial portion of the beneficial owners of shares held in nominee name hold fewer than 1,500 shares and will, therefore, be cashed-out in the merger.

As a public company, Easton is required to prepare and file with the SEC, among other items, the following:

•	Quarterly Reports on Form 10-QSB;

•	Annual Reports on Form 10-KSB;

•	Proxy Statements and annual stockholder reports as required by Regulation 14A under the Securities Exchange Act; and

•	Current Reports on Form 8-K.

The costs associated with these reports and other filing obligations comprise overhead expense. These costs include professional fees for our auditors and corporate counsel, printing and mailing costs, internal compliance costs and transfer agent costs. These SEC reporting and compliance related costs have been increasing over the years, and we believe they that they will continue to increase, particularly as a result of the additional reporting and disclosure obligations imposed on public companies by the recently enacted Sarbanes-Oxley Act of 2002.

Accordingly, the board of directors determined that the recurring expense and burden of maintaining many small stockholder accounts, coupled with the costs associated with complying with the reporting requirements of Section 15(d) of the Exchange Act, is not cost efficient for Easton. Additionally, the board of directors determined, even though our shares of common stock are registered with the SEC, no market maker actively makes a market in our common stock and there is limited trading in our shares of common stock. During the 12 months prior to the public announcement of the proposed merger, our stock traded infrequently with only 20 trades known to management of Easton. The board of directors believes that our stockholders derive little benefit from Easton’s status as a public company. The board of directors also concluded that, as a private company, management would have increased flexibility to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce quarterly earnings per share growth. As a result, our management began to explore the possibility of reducing our number of stockholders of record to below 300 in order to suspend our periodic reporting obligations to the SEC.

Alternatives Considered. In making this determination, the board of directors considered other means of achieving the same result, but rejected these alternatives because the board of directors believed that the merger would be simpler, less costly and would be most likely to achieve the desired result. The alternatives considered were:

•	Self Tender Offer. The board of directors was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record stockholders so as to accomplish the going private objective and reducing recurring costs. The board found it unlikely that many holders of small numbers of shares would make the effort to tender their shares.

•	Reverse Stock Split. This alternative would accomplish the objective of reducing the number of record stockholders, assuming approval of the reverse stock split by Easton’s stockholders. In a reverse stock split, Easton through an amendment to its articles of incorporation would reduce the number of issued and outstanding shares of Easton common stock, such that stockholders owning a certain number of shares would own less than one full share of Easton common stock, and Easton would distribute cash for the resulting fractional share interests. While the reverse stock split and the merger would both achieve the same objective of reducing the number of record stockholders, the board chose the merger because it concluded that a reverse stock split would cost Easton more because it would have to pay cash to large stockholders for their fractional shares, even though they would remain stockholders after the transaction. The board also considered structuring the transaction as a reverse stock split coupled with an offer to sell additional shares of Easton common stock to stockholders who would own at least one share following the reverse stock split, but this approach was determined to be too complicated and expensive.

•	Purchase of Shares in the Open Market. The board rejected this alternative because it concluded that it was highly unlikely that Easton could acquire shares from a sufficient number of holders to accomplish the board’s objectives.

The merger proposal is being made at this time because the sooner the proposal can be implemented, the sooner Easton will cease to incur the expenses and burdens associated with the reporting requirements of Section 15(d) of the Exchange Act and the sooner stockholders who are to receive cash in the merger will receive and be able to reinvest or otherwise make use of such cash payments.

After consideration of the various alternatives described above, the board determined that the merger proposal was the best choice for the stockholders and Easton. Significantly, Easton estimates that following the proposed merger approximately 101 stockholders of record will remain, which will leave Easton comfortably below the maximum of 300 stockholders of record necessary to suspend our reporting obligations to the SEC under the Exchange Act.

Board of Directors. In evaluating the proposed going private transaction, the board of directors recognized that there can be many advantages to being a public company, including stock value, stock liquidity, and use of company stock to raise capital or make acquisitions. Following its initial public offering, the board of directors of Easton believed that it was in a position to utilize certain of these potential advantages to grow the new bank.

By the end of its first five years of operation, Easton’s only subsidiary, the Bank, had grown from $5 million to $50 million in total assets, and had achieved marginal profitability. But, the Bank’s return on equity and return on assets were below its peer group averages. Earnings had not recaptured start-up losses, which prevented the payment of dividends to stockholders. The board believed that the competitive environment required the Bank to attain a critical mass to enjoy basic economies of scale. At that time, the board of directors determined and recommended that the Bank employ a strategy to manage for growth while retaining the necessary earnings to begin the payment of dividends. The implementation of this strategy resulted in the growth of the Bank, which was achieved primarily through loan growth. Retained losses were recaptured in 2000, and the Bank began to generate earnings at a level which allowed Easton to make the payment of its first quarterly dividend in November of 2000.

Beginning in January of 2001, Easton’s board of directors increased debate on ways to reward stockholders relative to their investment and risk. Discussions were held during several board meetings to determine if stockholders would be best served with strategies which managed for growth and then income or managed for income and then growth. The board of directors assessed the Bank’s growth and discussed Easton’s ability to dramatically increase the Bank’s market capitalization over the coming five years. The board also discussed the Bank’s capital position relative to its recent growth. During this time, the board of directors also considered that, beginning in 2000, the Bank’s profit margins had begun to contract. Market analysis by management suggested that Easton was approaching critical mass and should begin to migrate from a growth strategy to an income strategy.

At a meeting held on March 26, 2001, the board of directors reviewed the possibility of reducing the size of the stockholder base in order to allow Easton to elect to be treated as a subchapter S corporation pursuant to the provisions of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”), which would eliminate corporate-level taxation, thereby reducing taxes and increasing cash flow. Following deliberations regarding the possible reorganization of Easton’s stockholder base to allow for an election to be treated as a subchapter S corporation, the board determined that it was not in the best interests of Easton and its stockholders to pursue qualification as an S corporation at that time.

Following September 11, 2001, the Bank’s profit margins continued to contract and the board believed that the economic recession following September 11, 2001 did not support the rapid expansion of risk associated with accelerated loan growth. During 2002 and the first six months of 2003, the board of directors and management continued to discuss shifting strategic objectives from a manage for growth and then profit strategy to a manage for profit strategy. Over the period of 1998-2003, the Bank grew from $50 million to $100 million in assets. In analyzing the Bank’s strategic direction, the board considered the growth of the Bank, Easton’s position in its marketplace relative to its peers and the capital position of the Bank. General discussions were held during 2002 and the first six months of 2003 regarding the shift to this new strategy during the 2004 operating year. The board of directors discussed the possible need for an increase in the Bank’s capital to support the Bank’s previous growth. Due to the Bank’s growth, its tier 1 capital ratio had fallen and the Bank was considered “adequately capitalized” under the capital standards of the Bank’s regulatory agencies. In connection with their discussions, the board also considered alternatives to raise capital, including the possibility that warrant holders would exercise outstanding warrants and inject additional capital into Easton and/or issuing trust preferred securities.

From December of 2002 through June of 2003, outstanding warrants to acquire shares of Easton common stock at $10.00 per share were exercised by 28 warrant holders; as a result, Easton issued 204,189 shares of its common stock during these months. The exercise of the warrants injected approximately $2 million of capital into Easton, which in turn injected $1.75 million of the proceeds into the Bank’s capital account. The introduction of capital bolstered the Bank’s capital position, and its tier 1 capital ratio was increased to the point where the Bank became “well capitalized” under bank regulatory guidelines. The board of directors believed that the injection provided adequate capital to support the Bank’s operations as a $100 million asset institution.

The board of directors decided that Easton should shift strategies to manage for income with sustainable growth to offset overhead challenges and margin pressure. Because of increased costs associated with an increase in regulatory compliance, including compliance with the USA Patriot Act, the Bank Secrecy Act, and the Sarbanes-Oxley Act, during this period, R. Michael S. Menzies and Dr. David Hill introduced the possibility of engaging in a going private transaction in order to reduce the costs associated with remaining a publicly traded company and the board of directors began to weigh the advantages and disadvantages of continuing as a publicly-traded company with a broad stockholder base against the advantages and disadvantages of becoming a private company and reducing Easton’s stockholder base.

At a regular meeting of the board of directors held on July 28, 2003, management made a presentation to the board concerning various matters, including the potential benefits of a going private transaction. The board of directors determined that management should further analyze the costs and benefits of such a transaction. The board’s determination to evaluate a going private transaction was based, among other things, on:

•	the low trading volume of Easton’s stock;

•	the board’s concern that there was little likelihood that the liquidity of our common stock will improve in the future;

•	the lack of research attention from market analysts being given to Easton; and

•	the performance of our stock price which, in management’s opinion, was undervalued.

Subsequent to the July 2003 board meeting, Mr. Menzies, the President of Easton, met with law firms and contacted financial advisors regarding a potential going private transaction. Mr. Menzies also evaluated the costs involved with a potential going private transaction.

At a regular meeting of the board held on September 11, 2003, management presented its report on the costs and benefits of proceeding with a going private transaction. In addition, management updated the board on its analysis of a potential going private transaction, including its meeting with potential counsel and financial advisors. The board of directors approved the engagement of Bracewell & Patterson, L.L.P. to act as Easton’s counsel. At the meeting, Easton’s legal counsel advised the board on the methods for proceeding with a going private transaction as well as the board’s fiduciary duties in connection with such a transaction. Easton’s legal counsel reviewed with the board alternative methods of effecting the transaction and the board’s fiduciary duties in connection with the various methods available to achieve the board’s objective of becoming a private company. Easton’s counsel also discussed with the board various other corporate and securities law matters applicable to the transaction, including the application of the rights of stockholders to object to the transaction. Following consideration of the matters discussed, the board determined that if it were to go forward with the going private transaction, it would most likely be in the form of a merger with a newly-formed, wholly-owned subsidiary of Easton. The board of directors also discussed the potential of issuing trust preferred securities in order to raise funds to pay to stockholders who would be cashed out in connection with a going private transaction. The board determined that management should continue to analyze the proposed transaction and the possible offering of trust preferred securities. The board also authorized management to review possible independent financial advisors to advise the board on the financial terms of the proposed transaction and to render a fairness opinion on the terms of the proposed merger from a financial point of view of both the cashed-out and remaining stockholders.

At a special board meeting held on October 15, 2003, members of management described its meetings with potential independent financial advisors to render to the board a valuation of Easton’s common stock. Following a discussion of proposals made by two firms, the board approved the engagement of Baxter Fentriss to render to the board a valuation of Easton common stock. The board of directors also discussed the possibility of issuing trust preferred securities in conjunction with the going private transaction and authorized management to negotiate with certain institutions for participation in a trust preferred securities offering.

At a regular board meeting on October 27, 2003, management described the additional steps it had taken since the September 11, 2003 meeting to prepare the merger proposal to be considered and voted upon by the board. Management also updated the board on its meetings with Baxter Fentriss and reviewed the Easton stockholder list in conjunction with discussing a possible merger to effect a going private transaction.

At a special meeting held on November 19, 2003, Baxter Fentriss delivered to the board of directors its draft report on the valuation of a minority interest in Easton common stock dated November 12, 2003. Baxter Fentriss’ valuation in the draft indicated that the fair value of a minority interest in Easton common stock ranged from $14.67 to $17.90 per share. Baxter Fentriss’ draft report provided the board with a detailed explanation of the financial analyses supporting the range of values and the methods utilized in preparing its valuation. The draft valuation report also included a general discussion of approaches to valuation, and an analysis of the financial condition of Easton. Additionally, the draft valuation report included an overview of approaches to value utilized by Baxter Fentriss in making its preliminary determination of value, historical trading information for a “peer” group of publicly traded banks of comparable size to Easton ($50-$250 million in assets) located in Virginia and Maryland, and financial information from public bank holding companies and banks that had completed or were in the process of completing a “going private” transaction. The draft valuation also included a discussion of the assumptions made by Baxter Fentriss in preparing the draft valuation as well as certain other limiting conditions. See “—Opinion of Financial Advisor.”

After reviewing the draft valuation of Baxter Fentriss, the board then renewed its discussions as to whether it was in the best interests of Easton and its stockholders to engage in the going private transaction. After lengthy discussion, the board unanimously approved the going private transaction by means of the merger pursuant to which stockholders owning less than 1,500 shares would receive cash for their shares of Easton common stock. At the meeting, the board also unanimously authorized management to proceed to effect a $3,000,000 offering of trust preferred securities as a means of funding the going private transaction. The board, however, deferred the decision on the price to be paid to cash-out stockholders to a special meeting to be held on November 24, 2003.

In determining the number of shares a shareholder needed to own in order to remain a shareholder of Easton after the merger, the board’s primary consideration was how best to achieve the goal of becoming a private company while cashing out the fewest number of stockholders. The board considered using 1,000 shares as the minimum number of shares a stockholder needed to own in order to continue as a stockholder of Easton after the merger. It was determined, however, that 1,000 shares was too low of a threshold because there seemed to be a probability that, as of the record date for determining cash-out stockholders, more than 300 stockholders would own at least 1,000 shares of Easton common stock. Thus, although more expensive, the board selected 1,500 shares as the minimum number of shares required to remain as stockholder, because it represented a breakpoint among stockholders in order to ensure that, after completion of the merger, the number of record stockholders would be less than the 300 stockholder limit necessary to suspend Easton’s reporting requirements under the Exchange Act with the SEC, while at the same time involving a relatively small number of shares (estimated at approximately 185,660, or 24.3%, of Easton’s outstanding shares at the time of the meeting) that would be cashed-out in the proposed merger.

At a special meeting of the board of directors held on November 24, 2003, legal counsel advised the board on certain matters involved with the transaction, including possibly forming an independent committee comprised of independent members of the board to review and evaluate the proposed transaction on behalf of the stockholders as well as possibly structuring the transaction to include “neutralized voting,” whereby separate approval by a majority of those stockholders who are not executive officers or directors of Easton would be required in order to consummate the transaction. Following discussion, the board unanimously determined not to form an independent committee to evaluate the proposed transaction, because all of the directors held an interest in the transaction as stockholders who owned (or planned to purchase) at least 1,500 shares of Easton’s common stock. The board also unanimously determined not to offer neutralized voting, since Maryland corporate law requires approval of the merger by 67% of the stock of Easton and the board believed that a neutralized voting requirement would usurp the power of the holders of a majority of Easton outstanding shares. While the board of directors believes that this procedural safeguard was not necessary in rendering its determination, the board did consider that the members of the board and the executive officers of the Company control approximately 59% of the outstanding Easton common stock and would control a greatly increased percentage following the merger. However, because affiliated and unaffiliated stockholders are treated identically under the terms of the transaction as proposed, the board did not believe that this procedural safeguard was a necessary measure.

The board discussed in detail historic and current price to earnings ratios of Easton’s common stock. The board also discussed Easton’s peers, their performance and their stock prices based upon available information. Based on its discussions, the board believed that the Easton common stock was currently undervalued with almost no liquidity. Before discussing the price to be paid to cash-out shareholders in the merger, the board agreed that the price to be used would be the price approved by a majority of the board of directors present at the meeting. After considerable discussion, the board of directors agreed to vote upon the $16.29 per share price and to accept the results of that vote as the unanimous decision of the board. The per share price of $16.29 was arrived at by the board following its discussion and it represented the midpoint of the range of fair values contained in the draft valuation report that was presented to the board by Baxter Fentriss. The board of directors agreed, by a vote of 10 to 7 (with one director, Charles T. Capute, absent from the meeting), that $16.29 was a fair value for the shares of common stock to be purchased by Easton in the proposed merger and that the merger transaction was fair to all stockholders. The seven members of the board who voted against the proposed $16.29 per share price were in favor of the going private transaction. However, six of those seven members of the board believed that such amount represented too great of a premium to be paid as consideration to stockholders who would be cashed out in the transaction. One director who voted against the $16.29 price believed that it did not represent a large enough premium for shareholders who owned the stock for ten years. The directors voting against the $16.29 price were Dr. David Hill, Dr. William Hill, Dr. Houck, Dr. Orsini, Dr. Spear, Mr. Thomas Hill, and Dr. Mehta. Those voting for the $16.29 price were Dr. Bishop, Mr. Callahan, Mr. Chitty, Mr. Lesperance, Mr. Menzies, Dr. Shariff, Ms. Wainwright, Mr. Wilcoxon, Dr. Heaton and Dr. Szczukowski. Because Easton’s bylaws provide that the act of a majority of the members of the board present at a meeting of which a quorum is present shall be the act of the board and because prior to the vote, the members of the board agreed to accept the results as unanimous rule, $16.29 per share was agreed upon as the per share consideration to be paid to stockholders in the merger. The board also authorized management to work with legal counsel to prepare a merger agreement for review and approval in connection with the transaction.

The board determined that the merger proposal was fair to all stockholders including unaffiliated stockholders generally, and specifically with respect to stockholders receiving cash in the merger. In making this determination, the board did not utilize the following procedural safeguards:

•	the merger transaction was not structured to require separate approval by a majority of those stockholders who are not executive officers or directors of Easton; and

•	the board of directors did not retain any unaffiliated representative to act solely on behalf of stockholders who are not officers or directors for purposes of negotiating the terms of the merger transaction or to prepare a report regarding the fairness of the transaction.

The board did not consider a possible sale of Easton. No offers were presented to the board, and no offers were solicited in keeping with the board of directors’ strategic determination to maintain Easton as an independent, locally-owned community banking company.

On December 3, 2003, the board of directors held a meeting which did not include Baxter Fentriss for the purpose of considering the merger agreement. The board also reviewed the terms of the proposed transaction, the related documentation and certain legal considerations with the Easton’s outside counsel. Easton’s management also made presentations to the board regarding various financial and other matters and answered questions of the board concerning the proposed transaction.

Following the presentations described above at the December 3, 2003 meeting and a full discussion regarding the information presented, the directors (including the seven directors who had previously voted against the $16.29 per share price at the November 24, 2003 meeting) unanimously determined, after giving careful consideration to a number of factors, that the merger agreement and the merger price were fair to, and in the best interests of, Easton, and its stockholders, including both affiliated and unaffiliated stockholders, and unanimously approved the merger agreement and the merger. The approval of the board of directors was subject to confirmation by Baxter Fentriss that the per share price was fair from a financial point of view to all of Easton’s stockholders. On December 4, 2003, Baxter Fentriss rendered to Mr. Menzies an oral opinion that as of such date, and subject to various assumptions and matters considered, the $16.29 per share price was fair from a financial point of view to all Easton stockholders. On December 4, 2003, Easton publicly announced the proposed merger, and Easton and the merger subsidiary entered into the merger agreement effective December 5, 2003.

At a meeting held on December 18, 2003 and in connection with the offering of the trust preferred securities, the board approved the formation of a Delaware statutory trust as a subsidiary of Easton as well as certain other matters related to the private placement of the trust preferred securities. On December 24, 2003,

Easton completed the private placement of $3,000,000 of trust preferred securities. The net proceeds to Easton in the private placement were $2,972,500, which Easton will use to fund the amount to be paid to cashed-out stockholders in the merger.

On December 31, 2003, following a review of the merger agreement, Baxter Fentriss delivered a final copy of its report of a valuation of a minority interest of Easton common stock. The report was dated November 12, 2003, and it included the written opinion of Baxter Fentriss, dated December 4, 2003, that as of December 4, 2003, and subject to various assumptions and matters considered, the $16.29 per share merger consideration was fair to all of Easton’s stockholders. There were no material changes included in the final valuation report delivered by Baxter Fentriss compared to the draft version of the report delivered to the board on November 19, 2003. Also, on December 31, 2003 the board, by unanimous written consent, approved the amended and restated agreement which amended the merger agreement to include specific provisions regarding the treatment of shares held in nominee form, or “street name.”

Purpose and Reasons for the Merger

For the past several years, there has been minimal trading activity in our common stock, with periods of several months of no activity. As a result, our stockholders have limited options in selling their shares of common stock despite the fact that we file periodic and annual reports pursuant to Section 15(d) of the Exchange Act. Since no active market exists for our common stock and there is little trading activity, our board of directors has determined that it is in the best interests of Easton and its stockholders to cease being a public company by reducing the total number of stockholders to below 300.

In recent years, our board of directors has come to believe, based upon their experience as directors of Easton and their general business experience, that the public marketplace has had less interest in public companies with a small market capitalization and a limited number of shares available for trading. The board of directors believes it is highly speculative whether our common stock would ever achieve significant market value with an active and liquid market. The realization that our common stock might not in the foreseeable future achieve significant market value as a public company is one of the reasons that ultimately caused the board of directors to conclude that Easton is not benefiting from being a public company, and that it would be in the best interest of Easton and its stockholders for Easton to be privately held.

In addition, the board of directors noted that a relatively large number of Easton’s stockholders hold fewer than 1,500 shares; however, in the aggregate, these stockholders own an estimated 24.3% of Easton’s outstanding shares. As a result, the board concluded that costs associated with reducing the number of stockholders of record below 300 was reasonable in view of the anticipated benefits of being privately held.

The purpose of the merger is to allow Easton to reduce the number of stockholders of record to fewer than 300 so as:

•	to permit cashed-out stockholders to receive cash for their shares without having to pay brokerage commissions at a price that represents a premium of 5% over the most recent sales price prior to announcement of the merger agreement for Easton common stock and 15% over the median sales price in the three month period prior to announcement of the merger. If the merger is implemented, the officers and directors of Easton (and all other holders of 1,500 or more shares) will benefit by an increase in their percentage ownership of Easton common stock, although the net book value of their holdings will decrease;

•	to relieve Easton of the administrative burden and costs associated with filing reports and otherwise complying with the periodic reporting requirements of the Exchange Act (which are estimated to be $55,000 per year) by suspending its obligation to file reports with the SEC under the Exchange Act;

•	to decrease the expense and burden of dealing with Easton’s high number of stockholders holding small positions in Easton common stock (which is expected to save Easton $7,000 per year and are included in the total anticipated cost savings of $55,000); and

•	to increase management’s flexibility to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce quarterly earnings per share growth.

The proposed merger is expected to result in the cashing-out of the equity interests of approximately 519 stockholders of Easton common stock that, at the effective time of the merger, own fewer than 1,500 shares of Easton common stock at a price determined to be fair by the entire board of directors.

The board considered that some stockholders may prefer to continue as stockholders of Easton as a public company. However, the board believes that the disadvantages of having Easton continue to be a public company outweigh the advantages of having a large shareholder base. The board has no present intention to raise capital through sales of securities in a public offering or to acquire other business entities using stock as the consideration for any such acquisition. Accordingly, Easton is not likely to make use of any advantage (for raising capital, effecting acquisitions or other purposes) that Easton’s status as a public company may offer.

Easton incurs direct and indirect costs associated with compliance with the SEC’s filing and reporting requirements imposed on public companies. Easton also incurs substantial indirect costs as a result of, among other things, the executive time spent to prepare and review such filings. Since Easton has relatively few executive personnel, these indirect costs can be substantial and we estimate these indirect costs to be $15,000. Easton’s direct and indirect costs related to being a public company are estimated to approximate $55,000 annually specifically, as follows:

Independent auditors	$5,000
SEC counsel	28,000
Printing and mailing	7,000
Internal compliance costs	15,000

Total	$55,000

Recommendation of the Board of Directors; Fairness of the Merger Proposal

After considerable discussion, the board of directors unanimously determined that the merger agreement is in the best interests of Easton and all of its stockholders. In reaching its conclusion, the board also determined that the transaction is in the best interests of unaffiliated stockholders who will receive cash in the merger as well as those who will retain their shares of common stock after the merger. The board also believes that the process by which the transaction was approved is fair to all of Easton’s stockholders, and it concluded that the process was fair to unaffiliated stockholders receiving cash in the merger as well as those unaffiliated stockholders who will retain their shares after the merger. The board also believes that the process by which the transaction was approved is fair to Easton’s stockholders, including unaffiliated stockholders. The board’s determination as to the per share price of $16.29 was arrived at following a vote of the members of the board of directors at which the price was approved by a 10 to 7 vote. As set forth in the section entitled “Special Factors – Background of the Merger,” prior to voting upon the per share price, the members of the board of directors agreed to accept the results of the vote as the unanimous decision of the board. All of the directors of Easton have unanimously agreed that the going-private transaction is in the best interests of Easton and all of its stockholders and, following the vote upon the per share price to be paid in the merger, and based upon the valuation report and opinion provided by Baxter Fentriss, unanimously agreed that the per share price to be paid in the merger is fair to all of the stockholders of Easton and unanimously approved the merger agreement which included the $16.29 per share price. The board of directors also believes that the process by which the transaction is to be approved is fair. The board of directors unanimously recommends that the stockholders vote FOR approval of the merger agreement. Each member of the board of directors and each executive officer of Easton has advised Easton that he or she intends to vote their shares in favor of the merger agreement for the reasons described below. As of April 30 , 2004, the directors and executive officers of Easton and the Bank (25 persons) beneficially owned a total of 446,653 shares of Easton common stock, or approximately 58.42% (not including any shares that may be acquired pursuant to the exercise of stock options), of the total shares entitled to vote at the special meeting. Accordingly, only the approval of stockholders owning an additional 63,644 shares is necessary for the approval of the merger agreement.

The board has the authority to reject (and not implement) the merger (even after approval thereof by stockholders) if it determines subsequently that the merger is not then in the best interests of Easton and its stockholders.

The board considered a number of factors in determining to approve the merger agreement. Easton’s primary reason for the merger is that after the merger Easton’s shares will no longer be registered under the Exchange Act. The board considered the views of management relating to cost savings to be achieved by terminating the registration of the common stock under the Exchange Act. Easton’s management determined that cost savings of approximately $55,000 per year could be achieved if Easton terminated the registration of its shares under the Exchange Act, including indirect savings resulting from reductions in the time and effort currently required of management to comply with the reporting and other requirements associated with continued registration of the common stock under the Exchange Act. Similarly, the board also considered the decrease in the expense and burden of dealing with Easton’s high number of stockholders holding small positions in Easton common stock that would result from the merger. The board also considered the effect that terminating the registration of the common stock would have on the market for the common stock and the ability of stockholders to buy and sell shares. However, the board determined that even as a publicly-traded corporation, there is a very limited market for the shares of Easton common stock, especially for sales of large blocks of such shares, and that Easton’s stockholders derive little benefit from Easton’s status as a publicly-held corporation. The board determined that cost savings and reduced burden on management to be achieved by terminating registration of the common stock under the Exchange Act outweighed any potential detriment from terminating such registration.

The board considered numerous factors, discussed below, in reaching its conclusion as to the fairness of the merger to all of Easton’s stockholders, including its determinations as to the fairness of the merger to unaffiliated stockholders who will receive cash in the merger as well as those who will retain their shares of Easton common stock after the merger. The board did not assign any specific weights to the factors listed below. Moreover, in their considerations individual directors may have given differing weights to different factors.

•	Historical Market Prices of Easton Common Stock. Easton is not listed or quoted on any exchange and has minimal trading activity. During the 12 months prior to the public announcement of the proposed merger, based on trades known to management of Easton, the stock traded very infrequently. The board reviewed high and low sales prices for Easton common stock from January 1, 2003 to November 18, 2003, which ranged from $9.63 to $15.50 per share. You should read the discussion under “Common Stock and Dividend Information—Per Share Market Prices and Dividend Information” for more information about our stock prices. The last sale price of Easton common stock known to management that occurred prior to the public announcement of the merger agreement was $15.50 on November 18, 2003. Based upon the limited trading history and the related prices prior to the public announcement of the merger, the board believes that the price of $16.29 is fair to all stockholders of Easton.

•	Net Book Value. As of September 30, 2003, Easton’s book value per share was $11.11. Although book value was a factor that was considered by the board, among others, in determining the consideration to be paid to cashed-out stockholders in the merger, the board determined that it was not directly relevant because it was the board’s view that Easton’s value as a going concern is greater than its book value. However, the board noted that the per share cash price of $16.29 payable in the merger reflected a multiple of 1.46 times Easton’s September 30, 2003, book value per share.

•	Going Concern Value. In determining the cash amount to be paid to cashed-out stockholders in the merger, the board valued Easton shares on the basis of a going concern, without giving effect to any anticipated effects of the merger. Also, the board did not consider the amount per share that might be realized in a sale of 100% of the stock of Easton, as the board determined that consideration of such an amount was inappropriate in the context of a transaction that would not result in a change of control of Easton. In determining the going concern value of Easton’s shares, the board adopted the analyses and conclusions of its financial advisor, which are described under “—Opinion of Financial Advisor” below.

•	Earnings. The board reviewed the earnings of Easton for the previous three years. For the three years ended December 31, 2000, 2001 and 2002, Easton reported net income of approximately $503,745, $454,957 and $549,801, respectively. The board believes that Easton’s earnings over the last three years provide a basis for a reasonable expectation of future performance and an expectation of future benefits. Based upon its review, the board believes that the $16.29 per share price is fair when compared to comparable transactions.

•	Opinion of Financial Advisor. The board considered the valuation report prepared by Baxter Fentriss delivered to the board on November 19, 2003, as well as the written fairness opinion, dated December 4, 2003, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the cash consideration to be paid in the merger is fair, from a financial point of view, to Easton’s stockholders, including unaffiliated stockholders and stockholders who will receive cash in the merger as well as those who will retain their shares after the merger. The board also reviewed and considered the financial analyses supporting the opinion of the financial advisor. You should read the discussion under “—Opinion of the Financial Advisor” below and a copy of the opinion of Baxter Fentriss is attached as Appendix B to this proxy statement.

•	Liquidity Event. The board considered the opportunity that the merger presents for stockholders owning fewer than 1,500 shares to liquidate their holdings without incurring brokerage costs, particularly given the relatively illiquid market for shares of Easton common stock at a price that represents a premium over historical sales prices.

The board also recognized that the merger consideration to be paid to the cashed-out stockholders in the merger reflected a premium over the trading prices for the Easton common stock prior to the announcement of the merger, which trading prices the board did not find to reflect accurately the fair value of such stock.

The board did not consider historical prices paid by Easton for its shares because since January 1, 2001, Easton has not purchased shares of its common stock from stockholders. Also, the board did not consider transactions in the Easton common stock which occurred following the announcement of the transaction. As set forth above, in making its determination, the board of directors did consider the impact that the exercise of warrants to acquire 204,180 shares of Easton common stock from December of 2002 through June of 2003 had on the capital position of Easton. But the board did not consider the exercise price of the warrants of $10.00 per share in its review of the trading prices of the Easton common stock, because it did not find that the strike price reflected the fair value of the stock. Additionally, certain directors and executive officers of Easton have been involved in the purchase of shares of the Easton common stock in the open market in the two years prior to the announcement of the going private transaction. While the board did consider these trades in general terms in its review of the historical prices of the Easton common stock, the board did not distinguish between transactions in Easton’s common stock involving directors and officers and those not involving such persons.

Although it is quite rare for an insured depository institution to go into voluntary liquidation, the base valuation technique that relates to Easton’s book value is, for the most part, an assumed liquidation value. Since the price to be paid to the cash-out stockholders in the merger is in excess of Easton’s book value and because Easton will continue to operate its business following completion of the merger, the board did not consider Easton’s liquidation value an important factor in determining the fairness of the merger.

No firm offers have been made by an unaffiliated person during the preceding two years for (i) the merger or consolidation of Easton into or with such person, (ii) the sale or other transfer of all or any substantial part of the assets of Easton, or (iii) the purchase of a number of shares of common stock that would enable the holder thereof to exercise control of Easton.

The transaction is not structured so that approval of at least a majority of unaffiliated stockholders is required. The board determined that any such voting requirement would usurp the power of the holders of a majority of Easton outstanding shares to consider and approve the merger agreement as provided under Maryland law, Easton’s charter documents and the terms of the merger agreement. The board also considered such a provision unnecessary in light of the rights of stockholders, whether affiliated or unaffiliated and regardless of the number of shares they own, to object from the merger pursuant to Maryland corporate law. See “—Appraisal Rights of Easton Stockholders.”

Pursuant to Maryland law, each of the directors of a commercial bank must own of record at least 50 shares or $500 in value of capital stock of a holding company that owns all of the capital stock of the commercial bank. All of the directors of Easton who also serve as directors of the Bank own the requisite number of shares required by Maryland law and will continue to do so following the merger. No unaffiliated representative acting solely on behalf of the stockholders for the purpose of negotiating the terms of the merger proposal or preparing a report covering the fairness of the merger proposal was retained by Easton or by a majority of directors who are not employees of Easton. In addition, because when considering the merger proposal, 16 of the members of the board of directors of Easton owned more than 1,500 shares of Easton common stock, and the other two members of the board of directors expressed their intent to purchase additional shares on the open market and on market terms in order to meet the threshold to remain stockholders following consummation of the merger, no independent committee of the board was convened to review the fairness of the merger proposal. No unaffiliated representative acting solely on behalf of the stockholders for the purpose of negotiating the terms of the merger proposal or preparing a report covering the fairness of the merger proposal was retained by Easton or by a majority of directors who are not employees of Easton. The board did not consider this procedural safeguard to be important in determining the fairness of this transaction given the fact that affiliated and unaffiliated stockholders are treated identically under the terms of the merger agreement. While the board of directors believes that this procedural safeguard was not important in rendering its determination, you should note that the members of the board and the executive officers of Easton and the Bank (25 persons) control approximately 58.42% of the outstanding Easton common stock and their control position is expected to increase to approximately 77.2% following the merger. See “Special Factors—Interests of Executive Officers and Directors in the Merger” and “Special Factors—Conduct of Easton’s Business After the Merger.”

Easton has not made any provision in connection with the merger to grant unaffiliated stockholders access to Easton’s corporate files or to obtain counsel or appraisal services at Easton’s expense. With respect to unaffiliated stockholders’ access to Easton’s corporate files, the board determined that this proxy statement, together with Easton’s other filings with the SEC, provide adequate information for unaffiliated stockholders to make an informed decision with respect to the merger. The board also considered the fact that under Maryland corporate law, and subject to certain conditions set forth under Maryland law, stockholders have the right to review Easton’s relevant books and records of account. The board did not consider these steps necessary to ensure the fairness of the merger proposal. The board determined that such steps would be costly and would not provide any meaningful additional benefits. The board noted the fact that the financial advisor engaged by Easton considered and rendered its opinion as to the fairness, from a financial point of view, of the consideration payable in the merger to Easton’s stockholders, including stockholders who will receive cash in the merger and those who will retain their shares after the merger.

After consideration of the factors described above, the board believes that the transaction is fair, notwithstanding the absence of such an unaffiliated stockholder approval requirement, independent committee or unaffiliated representative. The board believes that the transaction is procedurally fair because, after consideration of all aspects of the proposed transaction as described above, all of the directors, including the 16 directors, other than Dr. Hill and Mr. Menzies, who are not employees of Easton, approved the merger and the merger agreement.

The board unanimously recommends that you vote FOR the approval of the merger agreement.

Merger Subsidiary’s Determination of Fairness of the Merger Proposal

Merger subsidiary and its board of directors believe that the merger is fair to, and in the best interests of all of Easton’s stockholders. Merger subsidiary and its board of directors have determined that the merger is fair to each of the unaffiliated stockholders who will receive cash in the merger and those who will retain their shares of Easton common stock after the merger. Merger subsidiary and its board also believe that the process by which the transaction was approved is fair to all of Easton’s stockholders and concluded that the process was fair to unaffiliated stockholders receiving cash in the merger as well as those unaffiliated stockholders who will retain their shares after the merger. In reaching its conclusions, merger subsidiary relied upon the factors considered by and has expressly adopted the analyses and conclusions of Easton’s board of directors. See “Special Factors—Recommendation of the Board of Directors; Fairness of the Merger Proposal.” Merger subsidiary has not received a report, opinion or appraisal from an outside party. The merger agreement has been approved by merger subsidiary’s board of directors and Easton, as the sole stockholder of merger subsidiary.

Fairness Determination by Filing Persons

Under certain applicable rules and regulations promulgated by the SEC, our directors and executive officers are deemed to be “filing persons” for the purposes of the going private transaction. As a result, each filing person is required to state whether he or she reasonably believes that the transaction is fair to unaffiliated security holders. The filing persons consist of the following individuals: Jack H. Bishop, D.D.S., J. Parker Callahan, Jr. Charles T. Capute, Stephen W. Chitty, J. Frederick Heaton, D.M.D, W. David Hill, D.D.S., Thomas E. Hill, William C. Hill, P.D., William R. Houck, D.D.S., David F. Lesperance, R. Michael S. Menzies, Sr., Pamela A. Mussenden, Roger A. Orsini, M.D., Vinodrai Mehta, M.D., Mahmood S. Shariff, M.D., James B. Spear, Sr., Myron J. Szczukowski, Jr., M.D., Sheila A. Wainwright, and Jerry L. Wilcoxon (collectively, the “Filing Persons”).

In forming their belief as to the fairness of the transaction to the unaffiliated stockholders, each of the Filing Persons relied upon the factors considered by and have expressly adopted the analysis and conclusions of the board of directors of Easton, including the analyses performed and opinion delivered by Baxter Fentriss. See “Special Factors—Recommendation of the Board of Directors; Fairness of the Merger Proposal.” Based on those factors, each of the Filing Persons reasonably believes that the merger agreement and the process by which the transaction was approved are fair to each of the unaffiliated stockholders, including those who will receive cash in the merger and those who will retain their shares of Easton common stock. The Filing Persons have not received any report, opinion or appraisal from an outside party that is materially related to the merger other than the report of Baxter Fentriss. The belief of each of the Filing Persons is their individual belief and does not constitute investment advice. If stockholders are unsure of whether to vote in favor of the merger agreement, they should consider the recommendation of the board of directors or consult with their personal financial advisor.

Opinion of Financial Advisor

Baxter Fentriss has acted as financial advisor to Easton in connection with the merger agreement. Baxter Fentriss prepared its valuation analyses as of November 12, 2003, and presented a draft of its valuation of a minority interest in the common stock of Easton dated November 12, 2003 to the board on November 19, 2003. Baxter Fentriss did not make a specific recommendation to the board of directors as to the amount of consideration to be paid in the merger. On November 24, 2003, the board reconvened without Baxter Fentriss and set the price to be paid to cash-out stockholders in the merger at $16.29 per share, which was the midpoint of the range of values indicated in the presentation by Baxter Fentriss. On December 4, 2003, Baxter Fentriss rendered to a representative of Easton, an oral opinion that as of such date, and subject to various assumptions and matters considered, the $16.29 per share price was fair from a financial point of view to all Easton stockholders. On December 31, 2003, Baxter Fentriss delivered to Easton its final valuation of a minority interest of the Easton common stock dated November 12, 2003 and its written opinion dated as of December 4, 2003, that on the basis of matters referred to herein, the consideration to be paid in the merger is fair, from a financial point of view, to all of the holders of Easton common stock including affiliated and unaffiliated stockholders. On November 18, 2003, 400 shares of Easton common stock traded at prices between $14.20 and $15.50 per share. While these trades were not considered in the presentation Baxter Fentriss made to the board on November 19, 2003, the consideration of such trades would not have had a material effect on the valuation analyses presented to the board on that date and there were no changes to the valuation analyses at that time. In rendering its oral opinion and preparing its valuation analyses, Baxter Fentriss consulted with the management of Easton and reviewed drafts of the merger agreement entered into as of December 5, 2003. Baxter Fentriss also reviewed certain publicly-available information regarding the parties and certain additional materials made available by the management of the Bank, a copy of the original merger agreement and the amended restated merger agreement before delivery of its written opinion dated as of December 4, 2003.

In addition, Baxter Fentriss discussed with Easton’s management its business and outlook. No limitations were imposed by Easton’s board of directors upon Baxter Fentriss with respect to the investigation made or procedures followed by it in rendering its opinion. The full text of Baxter Fentriss’ written opinion is attached as Appendix B to this proxy statement and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Baxter Fentriss. A copy of the valuation prepared by Baxter Fentriss underlying the opinion is available to be reviewed at the main office of Easton during normal business hours upon prior written request to Easton.

Baxter Fentriss’ opinion is directed to Easton’s board of directors and is directed only to the fairness of the proposed transaction, from a financial point of view, to the holders of Easton common stock. It does not address Easton’s underlying business decision to effect the proposed merger agreement, nor does it constitute a recommendation to any Easton stockholder as to how a stockholder should vote with respect to the merger agreement at the special meeting or as to any other matter.

Baxter Fentriss’ opinion was one of many factors taken into consideration by Easton’s board of directors in making its determination to approve the merger agreement. The opinion of Baxter Fentriss does not address the relative merits of the merger agreement as compared to any alternative business strategies that might exist for Easton or the effect of any other business combination in which Easton might engage.

Baxter Fentriss, as part of its investment banking business, is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, valuations for estate planning and taxation, corporate reorganization, and other purposes. Baxter Fentriss is a nationally recognized advisor to firms in the financial services industry. Easton selected Baxter Fentriss as its financial advisor because Baxter Fentriss is an investment banking firm focusing on transactions involving community banks and thrifts and because of the firm’s extensive experience and expertise in transactions with financial institutions. Baxter Fentriss is not affiliated with Easton.

In connection with rendering its opinion to Easton’s board of directors, Baxter Fentriss performed a variety of financial analyses commonly used in valuing banking and other financial institutions as well as in accordance with the methods utilized under the Uniform Standards of Professional Appraiser Practice. Baxter Fentriss selected three valuation methods that, in its judgment, provide the best estimates of value. In conducting its analyses and arriving at its opinion as expressed herein, Baxter Fentriss considered such financial and other factors as it deemed appropriate under the circumstances including the following:

•	the historical and current financial condition and results of operations of Easton including interest income, interest expense, non-interest income, non-interest expense, earnings, book value, returns on assets and equity, and possible tax consequences resulting from the transaction;

•	the business prospects of Easton;

•	the economies of Easton’s market areas;

•	the nature and terms of certain other “going-private” transactions that it believed to be relevant; and

•	prices for securities of comparable banks in Maryland and Virginia.

Baxter Fentriss also considered its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its knowledge of securities valuation generally, and its knowledge of “going-private” transactions in the financial services industry.

In connection with rendering its opinion, Baxter Fentriss reviewed:

•	drafts of the preliminary proxy statement which set forth the proposed structure of the merger.

•	a copy of the merger agreement;

•	the Annual Reports to stockholders of Easton for the years ended December 31, 1998 through 2002, the Bank’s September 30, 2003 Call Report, as well as certain current interim reports to stockholders and regulatory agencies; and

•	certain additional financial and operating information with respect to the business, operations and prospects of Easton as it deemed appropriate.

Baxter Fentriss also:

•	held discussions with members of Easton’s senior management regarding the historical and current business operation, financial condition and future prospects of the company;

•	reviewed the historical market prices and trading activity for Easton’s common stock and compared them with those of certain publicly traded companies that it deemed to be relevant;

•	compared the results of operations of Easton with those of certain banking companies that it deemed to be relevant; and

•	conducted such other studies, analyses, inquiries, and examinations as Baxter Fentriss deemed appropriate.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the consideration provided to the holders of Easton common stock was to some extent a subjective one based on the experience and judgment of Baxter Fentriss and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors as summarized below, Baxter Fentriss believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Baxter Fentriss’ view of the actual value of Easton.

In performing its analyses, Baxter Fentriss made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Easton.

These assumptions include but are not limited to the following:

•	banks will continue to trade at or near current trading multiples;

•	the economy will continue to grow at a modest pace;

•	community banks will be able to compete effectively with larger banks; and

•	there will be no changes in the regulatory environment that would materially affect community banks.

Further, Baxter Fentriss assumed the following in conducting its analyses:

•	responsible ownership and competent management with respect to the subject assets, properties and business interests;

•	No hidden or unapparent conditions regarding the subject assets, properties or business interests;

•	That there is full compliance with all applicable federal, state and local regulations and laws; and

•	That all required licenses, certificates of occupancy, consents, or legislative or administrative authority from any local, state, or national government or private entity or organization have been or can be obtained or reviewed for any use on which the opinion is based.

The analyses performed by Baxter Fentriss are not necessarily indicative of actual values or future results, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. In rendering its opinion, Baxter Fentriss assumed that, in the course of obtaining the necessary approvals for the merger agreement, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the merger agreement.

The following is a summary of selected analyses performed by Baxter Fentriss in connection with its opinion:

Stock Price History. Baxter Fentriss analyzed the history of the trading prices and volume for the Easton common stock. A “peer” group of publicly traded bank holding companies and banks of comparable size ($50 million—$250 million in assets) located in Maryland and Virginia was identified for comparison. Easton was compared to its peer averages based on several key measurements including certain balance sheet items, profitability measures, leverage factors, and operating ratios. The peer group consisted of the following banks:

Heritage Bankshares, Inc.	Pioneer Bankshares, Inc.
Bank of the James	Annapolis Bancorp, Inc.
Harford Bank	Guaranty Financial Corporation
Cardinal Bankshares Corporation	Pinnacle Bankshares Corp.
BOE Financial Services of Virginia	Patapsco Bancorp, Inc.
Bay Banks of Virginia, Inc.	United Financial Banking Co., Inc.
Virginia National Bank	Monarch Bank
First Capital Bank	CommerceFirst Bancorp, Inc.
Cecil Bancorp, Inc.	Shore Financial Corporation

The following table sets forth the average and median return on average assets (ROAA), return on average equity (ROAE) for September 30, 2003 as well as the average and median price-to-book ratio and price-to-trailing earnings multiple for the “peer” group and Easton using market prices as of November 12, 2003.

	ROAA (%)	ROAE (%)	Price-to- book multiple	Price-to- earnings multiple
Easton	0.59	8.23	1.27	16.8
Peer Average	0.77	8.11	1.49	16.1
Peer Median	0.85	9.02	1.52	15.0

Based on the peer group analysis, the lowest end of the range of indicated fair values of shares of Easton common stock was less than the most recent trades prior to the valuation date of November 12, 2003 of $14.10. As such, the low point of the range was adjusted to the last trade value of $14.10. The high end of the range of $16.89 was not adjusted. Price-to-earnings and price-to-book value multiples are two common ways to express relative values of a company as a basis of comparison to other companies or groups of companies. At $14.10 per share, the shares would be valued at 14.39 times 2002 earnings per share of $0.98, 17.20 times projected 2003 earnings per share of $0.82 and 1.22 times projected 2003 book value of $11.53 per share. It should be noted that as a result of the exercise of warrants, there was some earnings per share dilution that occurred during 2003 which has the effect of increasing the current year price-to-earnings multiples. At $16.89 per share, the shares would be valued at 17.23 times 2002 earnings per share, 20.60 times projected 2003 earnings, 1.46 times projected 2003 book value and 19.8% over the last trade prior to the valuation date.

Comparative Analysis. Baxter Fentriss identified and analyzed other public bank holding companies and banks that have completed or are in the process of completing “going-private” transactions in 2002 or 2003. Baxter Fentriss calculated a buy-out price-to-book ratio and buy-out price to trailing earnings multiple for each of those transactions based on publicly available data. The comparable transaction group consisted of the going private transactions involving the following entities:

Chesapeake Financial Shares, Inc.	Chester Bancorp, Inc.
Citizens Bank	First Banks America, Incorporated
First Cherokee Bancshares, Inc.	First National Bankshares Corp.
First National of Nebraska, Inc.	Greater Rome Bancshares, Inc.
Great Guaranty Bancshares, Inc.	Hemet Bancorp
Henderson Citizens Bancshares, Inc.	Intrust Financial Corporation
Investors Bancorp, Inc.	Peoples Bancshares of Pointe Coupee Parish
Pinnacle Financial Corporation	Valley Ridge Financial Corp.
Zachary Bancshares, Inc.

The following table sets forth (i) the average and median ROAA, ROAE, the buy-out price-to-book ratio and buy-out price to trailing earnings multiple for the transactions included in the “going private” peer group as determined on November 12, 2003, and (ii) the ROAA, ROAE, the buy-out price-to-book ratio and buy-out price to trailing earnings multiple for Easton.

	ROAA (%)	ROAE (%)	Buyout Price- to-book multiple		Buyout Price- to-earnings multiple
Easton	0.59	8.23	1.41	(1)	19.9	(1)
Average	1.13	12.37	1.46		13.4
Median	1.08	13.05	1.43		12.7

(1)	The buy-out price-to-book ratio and buy-out price-to-earnings multiple for Easton were calculated subsequent to the determination of the cash price by Easton’s board. These ratios for Easton were not part of the valuation report prepared by Baxter Fentriss and were calculated based upon 2003 projected book and earnings values for Easton.

Based on the comparable transaction analysis, the lowest end of the range of indicated fair values of shares of Easton common stock was less than most recent trades prior to the valuation date of November 12, 2003 of $14.10. As such, the low point of the range was adjusted to the last trade value of $14.10. The high end of the range of $15.89 was not adjusted. At $14.10 per share, the shares would be valued at 14.39 times 2002 earnings per share of $0.98, 17.20 times projected 2003 earnings per share of $0.82, and 1.22 times projected 2003 book value of $11.53 per share. At $15.89 per share, the shares would be valued at 16.21 times 2002 earnings, 19.38 times projected 2003 earnings, 1.38 times projected 2003 book value and 12.7% over the last trade prior to the valuation date.

Discounted Cash Flow Analysis. Baxter Fentriss performed a discounted cash flow analysis to determine hypothetical present values for a share of Easton common stock as a ten-year investment. Discounted cash flow analysis has as its basic premise that a business (or shares of a company) is worth the present value of all of the expected future benefits of ownership. Application of this commonly-used income approach requires assumptions regarding prospective earnings, growth rates, an appropriate discount rate and/or capitalization rate and a terminal value. Baxter Fentriss did not receive a formal budget or financial projections for Easton for 2004 or beyond, but projected cash flows based on its own judgment and experience considering past and current company and industry performance.

Under this analysis, Baxter Fentriss considered various scenarios for the performance of Easton common stock using a range of asset and income growth rates from 11-15%. A terminal value ranging from 12-16 times earnings was also used as well as discount rates from 12.0%-14.0%. These ranges were chosen based on Baxter Fentriss’ judgment considering past and current company and industry performance, general level of inflation, rates of return for fixed income and equity securities and companies with similar risk profiles.

Based on the numerous modeled scenarios, the income approach provides an indicated fair value price range between $15.23 per share and $19.40 per share. Price-to-earnings and price-to-book value multiples are two common ways to express relative values of a company as a basis of comparison to other companies or groups of companies. At $15.23 per share, the shares would be valued at 15.54 times the 2002 earnings per share of $0.98, 18.57 times projected 2003 earnings per share of $0.82, 1.32 times projected 2003 book value of $11.53 per share and 8.0% over the last trade of $14.10 prior to the valuation date. It should be noted that as a result of the exercise of warrants, there was some earnings per share dilution that occurred during 2003 which has the effect of increasing the current year price-to-earnings multiples. At $19.40 per share, the shares would be valued at 19.80 times the 2002 earnings, 23.66 times projected 2003 earnings, 1.68 times projected 2003 book value and 37.6% over the last trade prior to the valuation date.

The discounted cash flow analysis is a widely accepted methodology. The results of such methodology are highly dependent upon the numerous assumptions that must be made and the results thereof are not necessarily indicative of actual values or actual future results.

Conclusion of Value. In the final conclusion of value, Baxter Fentriss assigned weights to the indicated values by the different valuation methods. The weights are intended to reflect Baxter Fentriss’ opinion of the relative importance or reliability of the methods when determining fair value as of the valuation date.

Baxter Fentriss believes that the weights are reasonable, but they should not be applied rigidly to any subsequent valuations of the business or its stock. They must be carefully reviewed for purposes of future valuations of Easton to reflect changing conditions.

	Low	High	Weight
Peer Analysis	$14.10	$16.89	25%
Comparable Going Private Transactions	14.10	15.89	25
Discounted Cash Flow Model	15.23	19.40	50

Weighted Average	$14.67	$17.90	100%

Because the peer analysis and comparable private transaction analyses are both market approaches, Baxter Fentriss gave the discounted cash flow analysis twice the weighting of each of the other methods in order to give an overall equal weighting to the market vs. income approach. Based on all factors previously cited, $16.29 per share represents the mid-point of the range of fair values. At $16.29 per share, the shares would be valued at 16.62 times 2002 earnings per share of $0.98, 19.87 times projected 2003 earnings per share of $0.82, 1.41 times projected 2003 book value of $11.53 per share and 15.5% over the last trade of $14.10 prior to the valuation date.

Baxter Fentriss has relied, without any independent verification, upon the accuracy and completeness of all financial and other information reviewed. Baxter Fentriss has assumed that all estimates were reasonably prepared by management, and reflect their best current judgments. Baxter Fentriss did not make an independent appraisal of the assets or liabilities of Easton and has not been furnished such an appraisal.

No company or transaction used as a comparison in the above analysis is identical to Easton or the merger agreement. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies used for comparison in the above analyses.

Baxter Fentriss will be paid a fee of $13,500 for its services which is not contingent upon the consummation of the merger agreement or the estimate of value from our analyses plus reasonable out-of-pocket expenses. Easton has agreed to indemnify Baxter Fentriss against certain liabilities, including certain liabilities under federal securities laws.

Effects of the Merger

The merger will have various effects on Easton, as described below.

Reduction in the Number of Stockholders. We believe that the merger will reduce the number of record stockholders from approximately 444 to approximately 101. As noted earlier, in addition to the approximately 93,225 shares held by stockholders of record owning fewer than 1,500 shares, Easton assumes that beneficial owners of approximately 92,435 shares held in street name will receive cash for their shares in the merger. Accordingly, the number of outstanding shares of common stock will decrease from 764,507 as of the record date, to approximately 578,847 after the merger.

Decrease in Book Value. Because (i) the price to be paid to holders of fewer than 1,500 shares of common stock will be $16.29 per share, (ii) the maximum number of shares of common stock expected to be cashed-out as a result of the merger is 185,660, (iii) the total cost to Easton (including expenses) of effecting the merger is expected to be approximately $3,149,000, and (iv) at December 31, 2003, aggregate stockholders’ equity in Easton was approximately $8,636,000, or $11.30 per share, Easton expects that, as a result of the merger:

•	aggregate stockholders’ equity of Easton as of December 31, 2003, will be reduced from approximately $8,636,000 on a historical basis to approximately $5,500,000 on a pro forma basis;

•	the book value per share of common stock as of December 31, 2003, will be reduced from approximately $11.30 per share on a historical basis to approximately $9.51 per share on a pro forma basis; and

•	Easton will utilize proceeds of the recently completed trust preferred securities private placement as well as funds generated from our operations to purchase the cashed-out shares and any objecting shares, as well as to pay the fees and expenses incurred in connection with the merger, which management anticipates not to exceed $3,149,000 assuming 185,660 shares are repurchased;

•	diluted net income per share of common stock (including non-recurring income and expenses) for the year ended December 31, 2003, will decrease from $0.80 on a historical basis to $0.75 on a pro forma basis.

Decrease in Capital. As a result of the merger, Easton’s capital will be reduced. However, Easton anticipates that it will remain “well capitalized” for bank regulatory purposes. More specifically, Easton’s tier 1 capital to risk-weighted assets ratio will decrease from 13.9% on a historical basis to approximately 8.9% on a pro forma basis. Easton’s leverage capital ratio will decrease from 11.3% on a historical basis to approximately 7.2% on a pro forma basis, and its total risk-based capital ratio will decrease from 15.1% on a historical basis to approximately 10.1% on a pro forma basis. All regulatory capital ratios have been calculated using the assumption that 185,660 shares are cashed-out in the merger. Because the $3,000,000 of trust preferred securities that a subsidiary of Easton issued on December 24, 2003 has debt service requirements, Easton’s earnings (and, therefore, capital growth and dividend-paying capacity) will be negatively affected.

Suspension of Exchange Act Reporting Obligations. Once our common stock is no longer held by 300 or more stockholders of record, we will suspend filing reports required by the Exchange Act. Suspension of our reporting obligations under Section 15(d) of the Exchange Act and the Sarbanes-Oxley Act will substantially reduce the information we are required to furnish to our stockholders and to the SEC. It would also make certain provisions of the Exchange Act, such as proxy statement disclosure in connection with stockholder meetings and the related requirement of an annual report to stockholders, no longer applicable to Easton. Accordingly, we estimate it will eliminate costs and expenses associated with continuance of the Exchange Act registration, estimated at approximately $55,000 per year. We intend to apply for such suspension as soon as practicable following completion of the merger.

Effect on Market for Shares. Easton common stock is quoted on the Over-the-Counter Bulletin Board but is not currently traded on any exchange and will not be listed or quoted on any exchange following the merger. Because we will no longer be required to file reports under the Exchange Act, the market for shares of Easton common stock will be adversely affected. Currently, there is minimal liquidity in our shares of common stock and there will be a further reduction in the liquidity of our common stock after the merger.

Effect on Dividends. The principal source of our cash revenues comes from dividends received from the Bank. The amount of dividends that may be paid by the Bank to us depends on the Bank’s earnings and capital position and is limited by federal and state law, regulations, and policies. In addition to the availability of funds from the Bank, our future dividend policy is subject to the discretion of our board of directors and will depend upon a number of factors, including future earnings, financial condition, cash needs, and general business conditions. If dividends should be declared in the future, the amount of such dividends presently cannot be estimated and it cannot be known whether such dividends would continue for future periods.

We anticipate that the merger will not have a material effect on our dividend policy, and we intend to continue paying a quarterly cash dividend; however, any future declaration and payment of dividends will depend upon, among other factors, our results of operations and financial condition, future prospects, regulatory limitations and capital requirements, and other factors deemed relevant by the Board of Directors. See “Common Stock and Dividend Information.”

Furthermore, in December of 2003 in connection with the private placement of trust preferred securities, we formed Easton Capital Trust I (the “Trust”) as a subsidiary and we issued $3,093,000 of floating rate junior subordinated debentures to the Trust. The floating rate junior subordinated debentures accrue interest at a floating rate equal to the three month LIBOR plus 2.85%, payable quarterly, and as a result, we may be required to reduce the amount of, or stop paying, dividends on Easton common stock in order to make such payments of interest and repayment of principal. See “— Financial Effects of the Merger; Financing of the Merger.”

Financial Effects of the Merger; Financing of the Merger. We expect that the purchase of the cashed-out shares in the merger will cost not more than approximately $3,024,000 which does not include approximately $125,000 in professional fees and other expenses we anticipate incurring in the course of the transaction. In addition, we do not expect that the completion of the merger will have any material adverse effect on our capital adequacy, liquidity, results of operations or cash flow. Because we do not currently know the actual number of shares that will be cashed-out in the merger, we do not know the exact amount of cash we will pay to stockholders in the merger. However, our obligation to consummate the merger under the merger agreement is conditioned on the aggregate number of shares of Easton common stock owned by stockholders who are to be cashed-out or who have properly perfected their rights as objecting stockholders not exceeding 20% of the issued and outstanding shares of Easton common stock. Accordingly, unless we waive that condition in the merger agreement (which we can do in our discretion), the maximum amount that we would pay to stockholders in the merger is $2,490,765, assuming there are 764,507 shares of Easton common stock issued and outstanding. It is anticipated, however, that we will waive the condition to closing that limits the amount of stockholders being cashed out to 20% of our shares and, therefore, that all stockholders who own fewer than 1,500 shares will be cashed out. You should read the discussion under “The Merger Agreement—Conditions to the Completion of the Merger” for a description of conditions to the obligations of the parties to consummate the merger and “Special Factors—Fees and Expenses” for a description of the fees and expenses that we expect to incur in connection with the merger.

In December 2003, Easton formed the Trust as a subsidiary and on December 24, 2003 the Trust issued 3,000 Floating Rate Capital Securities with an aggregate liquidation value of $3,000,000 to a third party in a private placement. Concurrent with the issuance of the capital securities, the Trust issued trust common securities to Easton in the aggregate liquidation value of $93,000. The proceeds of the issuance of the capital securities and trust common securities were invested in Easton’s Floating Rate Junior Subordinated Deferrable Interest Debentures. The debentures will mature on February 8, 2034, which date may be shortened to a date not earlier than February 8, 2009, if certain conditions are met (including Easton having received prior approval of the Board of Governors of the Federal Reserve System and any other required regulatory approvals). These debentures, which are the only assets of the trust, are subordinate and junior in right of payment to all present and future senior indebtedness (as defined in the Indenture dated December 24, 2003) of Easton. The debentures accrue interest at a floating rate equal to the 3-month LIBOR plus 2.85%, payable quarterly. The quarterly interest rate on the debentures for the period from December 24, 2003 through January 31, 2004 was equal to 4.02%. The quarterly distributions on the capital securities will be paid at the same rate that interest is paid on the debentures.

Easton has fully and unconditionally guaranteed the Trust’s obligations under the capital securities. The Trust must redeem the capital securities when the debentures are paid at maturity or upon any earlier prepayment of the debentures. The debentures may be prepaid if certain events occur, including a change in the tax status or regulatory capital treatment of the capital securities or a change in existing laws that requires the trust to register as an investment company. Easton received net proceeds of $2,972,500 in the private placement, which will be used together with funds generated from our operations and borrowings from a correspondent bank (if necessary), to fund the purchase of Easton common stock from stockholders in connection with the merger. We intend to service the obligations under the trust preferred securities with earnings generated from our operations.

Increased Ownership Percentage of Officers and Directors. As a result of the merger, we expect that (a) the percentage of ownership of common stock of Easton held by current officers and directors of Easton and the Bank as a group (25 persons) will increase from 58.42% to approximately 77.2%, (b) the collective book value as of December 31, 2003, of the shares of Easton common stock held by our current officers and directors, as a group, will decrease from approximately $5,047,000 on a historical basis to approximately $4,248,000 on a pro forma basis, and (c) the collective pro rata interest of our current officers and directors, as a group, in the net income of Easton for the year ended December 31, 2003 will increase from $333,672 on a historical basis (based on the number of shares beneficially owned by such officers and directors as of the record date) to approximately $354,176 on a pro forma basis (based on the number of shares we anticipate such officers and directors to own beneficially immediately after the merger). For a description of the assumptions used in determining the numbers of shares and related percentages that we expect to be held by executive officers and directors immediately following the merger, please see footnotes (1) and (2) under “The Parties—Security Ownership of Certain Beneficial Owners and Management.”

The board of directors of Easton was aware of these interests and considered them in approving the merger agreement. See “Special Factors—Background of the Merger.”

No Further Reporting Obligations under the Exchange Act. After the merger and the resulting suspension of our reporting obligations under Section 15(d) of the Exchange Act, we will no longer file Forms 10-QSB, 10-KSB or 8-K, or any other reports with the SEC.

Effect of the Merger on Stockholders

General. If approved at the special meeting, the merger will affect Easton stockholders as follows after completion (except to the extent you elect to exercise your rights as an objecting stockholder):

Before the Merger		Net Effect After Merger
Stockholders holding fewer than 1,500 shares of Easton common stock	•	You will receive $16.29 in cash, without interest, for each share you own at the effective time of the merger.

	•	You will not have to pay any brokerage commissions or other service charges in connection with the merger.

	•	All amounts owed to you will be subject to applicable federal, state and local income taxes.

	•	You will have no further interest in Easton with respect to your cashed-out shares. Your only right will be to receive cash for those shares.

	•	You will receive a letter of transmittal from Easton as soon as practicable after the merger with instructions on how to surrender your existing certificate(s) in exchange for your cash payment.

If you want to continue to remain a stockholder of Easton after the merger, you may do so by purchasing a sufficient number of shares of Easton common stock from other stockholders prior to the effective time of the merger so that you hold at least 1,500 shares at the effective time of the merger.

As described in the section “The Merger Agreement—Conversion of Shares in the Merger,” there are specific provisions regarding the treatment of shares held in nominee form, or “street name.” In determining the number of shares held beneficially in street name by any stockholder, Easton may, in its discretion, rely on “no objection” lists provided by any nominee holder. Further, after the merger, Easton will deliver to each stockholder who would appear to be entitled to receive cash in the merger in consideration for his or her shares a letter of transmittal requesting certain information from such stockholder and requiring the stockholder to certify as to the number of shares actually held, whether in registered form, or in street name. Letters of transmittal will be delivered to any stockholder who (a) holds of record fewer than 1,500 shares, (b) according to records made available to Easton from the nominee holder for any shares held in street name, holds fewer than 1,500 shares in street name or (c) holds shares in street name and with respect to which Easton is not provided by the nominee holder the number of shares so held.

The merger will have the same effect on stockholders regardless of whether they are affiliated or unaffiliated stockholders. As used in this proxy statement, the term “affiliated stockholder” means any stockholder who is a director or executive officer of Easton, and the term “unaffiliated stockholder” means any holder of Easton common stock who is not an affiliate of Easton. The effects of the merger to a stockholder will vary depending on whether all of the stockholder’s shares will be cashed-out in the merger. The determination of whether or not any particular shares of Easton common stock will be cashed-out in the merger will be based on whether the holder of those shares holds either fewer than 1,500 shares or 1,500 or more shares. Since a stockholder may beneficially own shares held by more than one holder of shares, a stockholder may beneficially own both shares that will be cashed-out in the merger and shares that will remain outstanding in the merger. We expect that the executive officers and directors of Easton and the Bank (25 persons) will continue to own beneficially a total of approximately 446,653 shares, or approximately 77.2% of the outstanding shares immediately after the merger. We do not anticipate any affiliated stockholder’s shares being cashed-out in the merger. All of the effects to stockholders described below assume that the maximum of 1,500 shares are cashed-out in the merger, unless otherwise noted.

•	Cashed-Out Stockholders. Stockholders owning fewer than 1,500 shares immediately prior to the effective time of the merger will, upon consummation of the merger:

•	receive $16.29 in cash, without interest, per share, and therefore will not participate in Easton future potential earnings or growth, if any, as a stockholder;

•	no longer have any equity interest in Easton and therefore will not participate in its future potential earnings or growth, if any, as a stockholder;

•	not be able to re-acquire an equity interest in Easton unless they purchase shares from the remaining stockholders, although Easton does not anticipate that the remaining stockholders will transfer their shares to third parties; and

•	be required to pay federal and, if applicable, state and local income taxes on the cash amount received in the merger. See “Special Factors—Certain U.S. Federal Income Tax Consequences.”

•	Remaining Stockholders. The effects of the merger on stockholders owning 1,500 or more shares immediately prior to the effective time of the merger will upon consummation of the merger include:

•	Continued Ownership of Shares. Stockholders who own 1,500 or more shares immediately prior to the effective time of the merger will continue to be stockholders of Easton and will own the same number of shares as before the merger as they will immediately after the merger.

•	Increased Ownership Percentage. Remaining stockholders will have an increased ownership percentage in Easton as a result of the merger.

•	Decreased Access to Information. If the merger is effected, we intend to suspend our reporting obligations to the SEC under the Exchange Act. As a result, we will no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act.

•	Decreased Liquidity. The liquidity of the shares of our common stock held by remaining stockholders may be further reduced by the merger due to the suspension of our filing requirements under the Exchange Act. Any trading in our common stock after the merger will only occur in privately negotiated transactions.

•	Reduced Capital. Easton’s regulatory capital ratios will be reduced, including a decrease in Easton’s tier 1 capital to risk-weighted assets ratio from 13.9% on a historical basis to approximately 8.9% on a pro forma basis. Easton’s other regulatory capital ratios will be similarly reduced: its leverage ratio will decrease from 11.3% to approximately 7.2%; and its total risk-based capital ratio will decrease from 15.5% to approximately 10.1%. Nevertheless, it is anticipated that Easton and the Bank will continue to be “well capitalized” for regulatory capital purposes.

•	Issuance of Trust Preferred Securities. A subsidiary of Easton issued $3,000,000 of trust preferred securities in a private placement completed on December 24, 2003 and such securities require the payment of a preferred rate of return. As a result, Easton may be required to reduce the amount of, or stop paying, dividends on its common stock in order to service such payments of interest and principal on the trust preferred securities.

•	Reduced Book Value Per Share. The book value per share of Easton common stock as of December 31, 2003, will be reduced from $11.30 per share on a historical basis to approximately $9.51 per share on a pro forma basis.

•	Effect On Net Income Per Share. Diluted net income per share of Easton common stock (including non-recurring income and expenses) for the year ended December 31, 2003, will decrease from $0.80 on a historical basis to approximately $0.75 on a pro forma basis for a decrease of 6.2%.

•	Increased Ownership Percentage of Executive Officers and Directors. As a result of the merger, we expect that (a) the percentage of ownership of common stock of Easton held by executive officers and directors of Easton and the Bank (25 persons) as a group will increase from 58.42%, as of the record date, to approximately 77.2%, and (b) the collective pro rata interest of Easton’s current executive officers and directors, as a group, in the net income of Easton for the year ended December 31, 2003, will increase from $333,672 on a historical basis (based on the number of shares beneficially owned by such officers and directors as of the record date) to approximately $354,176 on a pro forma basis (based on the number of shares Easton anticipates such executive officers and directors to own beneficially immediately after the merger).

Examples. In general, the merger can be illustrated by the following examples:

Hypothetical Scenario	Result
Ms. Smith owns 500 shares of Easton common stock registered in her own name at the effective time of the merger. Ms. Smith holds no other shares.	Ms. Smith’s 500 shares will be canceled and converted into the right to receive cash in the amount of $16.29 per share, without interest.

If Ms. Smith wants to continue her investment in Easton, she would need to buy at least 1,000 shares of Easton common stock (preferably of record in her own name so as to make it more readily apparent that she holds 1,500 or more shares). Ms. Smith should act far enough in advance of the effective time of the merger so that the purchase is complete and registered on the books of Easton before the merger.

Mr. Brown owns 100 shares of Easton that are held in a brokerage account at the effective time of the merger. Mr. Brown owns no other shares.	Mr. Brown’s 100 shares will be converted into the right to receive cash in an amount equal to $16.29 per share, without interest. Mr. Brown will no longer be a stockholder of Easton.

Mr. Jones owns 1,000 shares of Easton registered in his own name and 1,000 shares that are held in a brokerage account at the effective time of the merger. Mr. Jones owns no other shares.	If either Easton or Mr. Jones can establish to Easton’s satisfaction that he, in fact, holds greater than 1,500 shares, Mr. Jones’ 2,000 shares will remain outstanding after the merger. Otherwise, Easton will presume that all of the shares are held by a holder of fewer than 1,500 shares and were therefore canceled in the merger and converted into the right to receive cash in an amount equal to $16.29 per share. Mr. Jones will be able to rebut the presumption that his shares were cashed-out in the merger by certifying in the letter of transmittal sent to him after the merger that he holds greater than 1,500 shares and providing Easton such other information as it may request to verify that fact.

Interests of Executive Officers and Directors in the Merger

The board of directors believes that it has acted in the best interests of Easton and its stockholders. However, as you consider the recommendation of the board of directors, you should be aware that the directors and officers of Easton have interests which are in addition to their interests as stockholders of Easton. As a result of the merger, Easton expects that (a) the beneficial ownership of common stock of Easton held by current executive officers and directors of Easton and the Bank (25 persons) as a group will increase from 58.42% to approximately 77.2%, (b) the collective book value as of December 31, 2003, of the shares of Easton common stock held by Easton’s current executive officers and directors, as a group, will decrease from approximately $5,047,000 (non beneficial) on a historical basis to approximately $4,248,000 on a pro forma basis (based on the number of shares Easton anticipates such executive officers and directors to own beneficially immediately after the merger), and (c) the collective pro rata interest of Easton’s current executive officers and directors, as a group, in the net income of Easton for the year ended December 31, 2003 will increase from $333,672 on a historical basis (based on the number of shares beneficially owned by such executive officers and directors as of the record date) to approximately $354,176 on a pro forma basis (based on the number of shares Easton anticipates such executive officers and directors to own beneficially immediately after the merger). For a description of the assumptions Easton used in determining the numbers of shares and related percentages that Easton expects to be held by current executive officers and directors immediately after the merger, please see footnotes (1) and (2) under “The Parties—Security Ownership of Certain Beneficial Owners and Management.”

The board of directors of Easton was aware of these interests and considered them in approving the merger agreement. See “Special Factors—Background of the Merger.”

Conduct of Easton’s Business After the Merger

Following the merger, Easton and its subsidiaries, including the Bank, will continue to conduct their existing operations in the same manner as now conducted. The executive officers and directors immediately prior to the merger will be the executive officers and directors of Easton after the merger. The articles of incorporation and bylaws of Easton will remain in effect and unchanged by the merger. The deposits of the Bank will continue to be insured by the Federal Deposit Insurance Corporation, and Easton and the Bank will continue to be regulated by the same regulatory agencies as before the merger.

Easton believes that there are significant advantages in becoming a private company, and Easton plans to avail itself of any opportunities it may have as a private company, including, but not limited to, making any public or private offering for its shares, or entering into any other arrangement or transaction as it may deem appropriate. Although management does not presently have an intent to enter into any such transaction nor is management currently in negotiations with respect to any such transaction, there exists the possibility that Easton may enter into such an arrangement or transaction in the future and the remaining stockholders of Easton may receive payment for their shares in any such transaction lower than, equal to or in excess of the amount paid to cashed-out stockholders in the merger. Also, Easton’s board of directors has, from time to time, discussed the possibility of making an election to become a Subchapter S corporation under the provisions of the Internal Revenue Code. However, given the current limitations on the kind and number of stockholders an S corporation is permitted to have, Easton does not presently have an intent to make such election following the merger, although it may again consider to make such election in the future.

Other than as described in this proxy statement, neither Easton nor its management has any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its board of directors or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business.

Fees and Expenses

Easton estimates that merger related fees and expenses, consisting primarily of financial advisory fees, SEC filing fees, fees and expenses of attorneys and accountants and other related charges, will total approximately $125,000, assuming the merger is completed. This amount consists of the following estimated fees:

Description	Amount
Advisory fees and expenses	$13,500
Legal fees and expenses	75,000
Accounting fees and expenses	10,750
SEC filing fee	2,500
Printing, solicitation and mailing costs	23,250

Total	$125,000

Anticipated Accounting Treatment

Easton anticipates that it will account for the purchase of outstanding Easton common stock in the merger from stockholders as a purchase and retirement of stock.

Material U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences to the stockholders of Easton with respect to the merger. The discussion is based upon the Internal Revenue Code, its legislative history, applicable U.S. Treasury regulations, existing administrative interpretations and court decisions currently in effect. Any of these authorities could be repealed, overruled or modified at any time after the date of this proxy statement, and any such change could be applied retroactively. This discussion does not address any alternative minimum tax consequences or the tax consequences under state, local or foreign laws.

The discussion that follows neither binds nor precludes the Internal Revenue Service from adopting a position contrary to that expressed in this document, and we cannot assure you that such a contrary position could not be asserted successfully by the Internal Revenue Service or adopted by a court if the positions were litigated. Easton has not obtained a ruling from the Internal Revenue Service or a written opinion from tax counsel with respect to the United States federal income tax consequences discussed below.

This discussion assumes that you hold your shares of Easton common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This discussion is only for general information and does not address all aspects of federal income taxation that may be important to you in light of your particular circumstances or if you are subject to certain rules, such as those rules relating to stockholders who are not citizens or residents of the United States, financial institutions, tax-exempt organizations and entities (including IRAs), insurance companies, dealers in securities, stockholders, who hold options to acquire shares of our common stock, and stockholders who acquired their shares of common stock through the exercise of employee stock options or similar derivative securities or otherwise as compensation.

Federal income tax consequences to stockholders who do not receive cash in the merger. If you (1) continue to hold shares of Easton common stock immediately after the merger, and (2) you receive no cash as a result of the merger, then you will not recognize any gain or loss in the merger and you will have the same adjusted tax basis and holding period in your shares of Easton common stock as you had in such stock immediately prior to the merger.

Federal income tax consequences to stockholders who receive cash in the merger. An exchange of your shares of Easton common stock for cash pursuant to the merger will be a taxable transaction. If you receive cash in exchange for your Easton common stock as a result of the merger, the cash you received will be treated as a redemption of your shares of Easton common stock exchanged therefor under Section 302 of the Internal Revenue Code. Under Section 302 of the Internal Revenue Code, a stockholder who exchanges his or her shares of Easton common stock for cash will be treated as having sold his or her shares of Easton common stock if the exchange meets one of the following three tests:

•	the exchange results in a “complete termination” of his or her equity interest in Easton;

•	the exchange is “substantially disproportionate” with respect to the stockholder; or

•	the cash received is “not essentially equivalent to a dividend” with respect to the stockholder.

For purposes of these tests, in addition to the shares of Easton common stock you actually own, you will be deemed to own constructively certain shares of Easton common stock under the constructive ownership rules of Section 318 of the Internal Revenue Code. Generally, the constructive ownership rules under Section 318 of the Internal Revenue Code treat a stockholder as owning:

•	shares of stock owned by certain relatives, related corporations, partnerships, estates or trusts, and

•	shares of stock the stockholder has an option to acquire.

Because the constructive ownership rules are complex, each stockholder should consult his or her own tax advisor as to the applicability of these rules.

Cashed-out stockholders who do not actually or constructively own any shares of Easton common stock after the merger. In general, if you receive cash in exchange for your shares of Easton common stock as a result of the merger but do not actually or constructively own any shares of Easton common stock immediately after the merger, you will be treated as having sold your shares of Easton common stock for the cash received. You will recognize gain or loss on the exchange in an amount equal to the difference between the cash you receive for your cashed-out shares of Easton common stock and your aggregate adjusted tax basis in such stock. Your gain will be a capital gain provided you held your shares of Easton common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code as of the effective time change effective time of the merger.

Stockholders receiving cash who actually or constructively continue to own any shares of Easton common stock after the merger. If you receive cash in exchange for your shares of Easton common stock as a result of the merger and are treated as directly or constructively owning shares of Easton common stock immediately after the merger, then you will be treated as having sold your shares of Easton common stock for the cash received only if you meet one of the three tests mentioned above and described below.

You will satisfy the “complete termination” test if you receive cash in exchange for your shares of Easton common stock pursuant to the merger and you completely terminate your direct and constructive ownership interest in Easton. If you would otherwise satisfy the complete termination requirement but for your constructive ownership of shares of Easton common stock held by family members, you may, in certain circumstances, be entitled to disregard such constructive ownership. You should check with your own tax advisor as to whether you would be entitled to disregard such constructive ownership and the required filings with the Internal Revenue Service pursuant to such a decision.

You will satisfy the “substantially disproportionate” test if immediately after the merger you actually and constructively own less than 50% of the total combined voting power of all classes of Easton stock entitled to vote and your percentage interest in Easton (i.e., the number of voting shares actually and constructively owned by you divided by the number of voting shares outstanding) is less than 80% of your percentage interest in Easton immediately prior to the merger.

You will satisfy the “not essentially equivalent to a dividend” test if the reduction in your percentage interest in Easton, as described above, constitutes a “meaningful reduction of your proportionate interest” given your particular facts and circumstances. The Internal Revenue Service has indicated in published rulings that a minority stockholder whose relative stock interest is minimal (i.e., less than 1%) and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” generally if the stockholder has some reduction in the stockholder’s stock ownership percentage.

If you satisfy one of these three tests, you will be treated as having sold your shares of Easton common stock for the cash exchanged therefor and will recognize gain or loss on the exchange in an amount equal to the difference between the cash you receive for your cashed-out shares of Easton common stock and your aggregate adjusted tax basis in such stock. Your gain will be a capital gain provided you held your shares of Easton common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code as of the effective time of the merger.

If you do not satisfy one of these three tests, you will be treated as having received a dividend to the extent of our current and accumulated earnings and profits, which we anticipate will be sufficient to cover the amount of any such dividend and will be includible in your gross income as ordinary income in its entirety, without reduction for the adjusted tax basis of your shares of Easton common stock exchanged for cash. No loss will be recognized. If the exchange is treated as a dividend, your adjusted tax basis in your shares of Easton common stock exchanged for cash generally will be added to your tax basis in your remaining shares of Easton common stock. To the extent that cash received in exchange for your shares of Easton common stock is treated as a dividend to a corporate stockholder, the corporate stockholder will be: (i) eligible for a dividends-received deduction (subject to applicable limitations); and (ii) subject to the “extraordinary dividend” provisions of the Internal Revenue Code. To the extent, if any, the cash received by you exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of your adjusted tax basis in the shares surrendered and thereafter as a capital gain.

Capital gain and loss. For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

Backup withholding. If you receive cash in the merger, you will be required to provide your social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the merger to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require you to deliver such information when your shares of Easton common stock certificates are surrendered following the effective time of the merger. Failure to provide such information may result in backup withholding.

As explained above, the amounts paid to you as a result of the merger may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. The U.S. federal income tax discussion set forth above is based upon present law, which is subject to change possibly with retroactive effect. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction that are applicable to you in light of your specific circumstances.

Appraisal Rights of Easton Stockholders

Any stockholder of Easton who does not vote in favor of the merger and the transactions contemplated by the merger agreement and who has given prior written notice to Easton of his or her objection to the proposed transaction and who otherwise complies with the procedures set forth in Title 3, Subtitle 2 of the MGCL, will be entitled to receive payment in cash of the fair value of his or her shares of Easton common stock instead of receiving Easton common stock. A copy of Title 3, Subtitle 2 of the MGCL is included as Appendix C to this proxy statement.

If you want to demand payment of the fair value of your shares of Easton common stock, you must fully comply with the procedures set out in the MGCL. The required procedures are summarized below. The following summary is not intended to be a compete statement of all aspects of the procedures set forth in the MGCL, and is qualified in its entirety by reference to the text of the statute included in Appendix C. If you intend to exercise your rights as an objecting stockholder, you should be aware that cash paid to you will likely result in receipt of taxable income. (See “—Material U.S. Federal Income Tax Consequences”).

Only holders of record of shares of Easton common stock can object to the merger and demand to receive the fair value of the shares in cash. If your shares are not registered in your name, your record holder must follow the procedures to perfect your right to object to the merger and receive cash for the fair value of your shares.

•	First, you must submit a written notice to the President of Easton at or prior to the meeting, stating that you object to the proposed merger. You should send your notice to:

Easton Bancorp, Inc.

501 Idlewild Ave.

Easton, Maryland 21601

Attention: R. Michael S. Menzies

•	You must then not vote your shares in favor of the merger. This means that you should either (1) not return a proxy card and not vote in person in favor of the adoption of the merger agreement, (2) return a proxy card with the “Against” or “Abstain” box checked; (3) vote in person against the approval of the merger agreement; or (4) register in person an abstention from the proposal to approve the merger agreement. Merely voting against the merger or abstaining from or not voting in favor of the merger will not constitute notice of objection or dissent, and will not entitle you to payment in cash of the fair value of your shares.

•	Promptly after the effectiveness of the merger, Easton will write to objecting stockholders of Easton, notifying them of the date on which the articles of merger were accepted for record. This notice will be sent by certified mail, return receipt requested, to the address you provide in your notice, or if no address is indicated, to the address which appears on Easton’s stockholder records.

•	Within twenty (20) days of the date on which the articles of merger were accepted for record, an objecting stockholder must make a written demand for payment of the fair value of his or her stock, stating the number and class of shares for which payment is demanded. The written demand for payment should be sent to:

Easton Bancorp, Inc.

501 Idlewild Ave.

Easton, Maryland 21601

Attention: R. Michael S. Menzies

Easton’s notice of the date on which the articles of merger were accepted may contain an offer of payment of the amount which Easton believes is the fair value of the Easton common stock, and certain financial disclosures. If you have followed all of the procedural steps required to demand payment of fair value and have not received payment for your shares, you may, or Easton may, within fifty (50) days of the acceptance of the articles of merger, petition the court of equity in Talbot County, Maryland for an appraisal of the fair value of your shares of Easton common stock as of the date of the Easton stockholder meeting, without including any appreciation or depreciation resulting directly or indirectly from the merger or its proposal.

Any stockholder who files a notice of objection, but fails to file a written demand for the payment of fair value in a timely manner will be bound by the stockholder vote and will not be entitled to receive payment in cash as a holder of objecting shares.

If you demand payment for your stock as an objecting stockholder, you have no right to receive any dividends or other distributions on such shares, or the cash consideration into which such shares would be converted, after close of business on the date of the Easton stockholder meeting at which the merger is approved, and have no other rights, including voting rights, with respect to such shares, except the payment of fair value.

If you demand payment for your shares, your rights as a stockholder will be restored if the demand for payment is withdrawn, a petition of appraisal is not filed within the time required, a court determines that you are not entitled to relief, or the merger is abandoned or rescinded. A demand for payment may be withdrawn only with the consent of Easton.

If the court finds that a stockholder is entitled to an appraisal of his or her stock, the court will appoint three disinterested appraisers to determine the fair value of the stock on the terms and conditions the court considers proper. Within sixty (60) days after appointment, or such longer period as the court may direct, the appraisers must file with the court and mail to each stockholder who is a party to the proceeding their report stating their conclusion as to the fair value of the stock. Within fifteen (15) days after the filing of the report, any party may object to the report and request a rehearing. The court, upon motion of any party, will enter an order either confirming, modifying or rejecting the report and, if confirmed or modified, enter judgment directing the time within which payment must be made.

If the report is rejected, the court may determine the fair value or remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding will include interest from the date of the stockholders’ vote at the meeting, unless the court finds that the stockholder’s refusal to accept a written offer to purchase the shares was arbitrary and vexatious or not in good faith.

The costs of the appraisal proceedings, including compensation and expenses of the appraisers, will be the responsibility of Easton, except that all or any part of such expenses may be apportioned and assessed against any or all of the objecting stockholders to whom an offer to pay for such stockholder’s shares has been made, if the court finds the failure to accept such offer was arbitrary, vexatious or not in good faith. Costs of the proceedings may not include fees and expenses of counsel. Costs of the proceedings may include fees and expenses of experts only if Easton did not make an offer of payment for your stock or if the value of the stock as determined in the appraisal proceeding materially exceeds the amount offered by Easton.

The preceding is a summary of the material aspects of Title 3, Subtitle 2 of the MGCL, and is qualified by reference to the text of the statute. The full text of Title 3, Subtitle 2, which we urge you to read in its entirety, is included as Appendix C to this proxy statement.

Regulatory Requirements

In connection with the merger, Easton will be required to make a number of filings with and obtain a number of approvals from various federal and state governmental agencies, including:

•	filing of articles of merger with the Maryland Department of Assessments and Taxation in accordance with the MGCL after the approval of the merger agreement by Easton’s stockholders; and

•	complying with federal and state securities laws, including Easton’s and merger subsidiary’s filing, prior to the date of this proxy statement, of a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement and the documents incorporated by reference in this proxy statement contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are those statements that describe management’s beliefs and expectations about the future. We have identified forward-looking statements by using words such as “anticipate,” “believe,” “could,” “estimate,” “may,” “expect,” and “intend.” Although we believe these expectations are reasonable, our operations involve a number of risks and uncertainties, including those described in this proxy statement and other documents field with the SEC. Therefore, these types of statements may prove to be incorrect. Further, the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, do not apply to the merger.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated balance sheet as of December 31, 2003 and pro forma consolidated income statement for the year ended December 31, 2003, give effect to the following:

•	We have assumed that the merger occurred as of December 31, 2003, for purposes of the consolidated balance sheet, and as of January 1, 2003, with respect to the consolidated income statement for the year ended December 31, 2003.

•	We have assumed that a total of 185,660 shares are cashed out in the merger at a price of $16.29 per share for a total of $3,024,000. Pursuant to the merger agreement, a condition to our obligation to complete the merger is that the aggregate number of shares to be converted into cash in the merger plus the number of objecting shares does not exceed 20% of the issued and outstanding shares of Easton common stock. We estimate the actual number of shares to be cashed-out to be approximately 185,660 shares or 24.3% of our issued and outstanding shares and, if so, we intend to waive the condition limiting the amount of the cash-out to 20% of issued and outstanding shares. Additionally, we have assumed that we will incur $125,000 in costs and expenses relating to the merger.

•	We have assumed that the maximum amount of cash necessary to consummate the merger to be $3,149,000.

•	We have assumed that we will realize cost savings, estimated to be approximately $55,000 per year, that we expect as a result of the merger.

•	We have assumed the issuance of $3,000,000 in privately placed trust preferred securities occurred on January 1, 2003, in connection with which we incurred $27,500 in costs and expenses and have assumed an annual interest expense of $121,000.

The unaudited pro forma financial information is not necessarily indicative of the results that would have occurred had the merger actually taken place at the respective time periods specified nor does such information purport to project the results of operations for any future date or period.

The unaudited pro forma financial statements should be read in conjunction with our historical consolidated financial statements and accompanying footnotes included in our Annual Report on Form 10-KSB for the year ended December 31, 2003, which is incorporated in this proxy statement by reference and attached hereto as Appendix D.

Unaudited Pro Forma Balance Sheet for the

Year Ended December 31, 2003

	Historical December 31, 2003	Adjustments		Pro Forma December 31, 2003
	(Dollars in thousands)
Assets:
Cash and due from banks	$2,829	$(66	)(1)	$2,763
Federal funds sold	3,522	(3,096	)(2)	426
Restricted equity at cost	578			578
Investment securities available-for-sale	8,415			8,415
Loans held for sale	2,573			2,573
Loans, less allowance for credit losses	80,091			80,091
Premises and equipment, net	1,840			1,840
Accrued interest receivable	423			423
Bank Owned Life Insurance Policy	1,398			1,398
Deferred and prepaid income taxes	257	26	(3)	283
Other assets	217			217

Total assets	$102,143	$(3,136)		$99,007

Liabilities and Stockholders’ Equity:
Deposits
Noninterest-bearing	$11,991			$11,991
Interest-bearing	72,480			72,480

Total deposits	84,471			84,471
Accrued interest payable	95			95
Long-term debt	8,615			8,615
Other liabilities	326			326

Total liabilities	93,507			93,507

Stockholders’ equity
Common stock, par value $0.10 per share; authorized 5,000,000 shares authorized, 764,507 shares issued and outstanding; and 578,847 shares issued and outstanding on a pro forma basis	$76	$(18)		$58
Additional paid-in-capital	7,249	(3,006)		4,243
Retained earnings	1,259	(112	)(4)	1,147
Accumulated other comprehensive income	52	—		52

Total stockholders’ equity	8,636	(3,136)		5,500

Total liabilities and stockholders’ equity	$102,143	$(3,136)		$99,007

(1)	This adjustment represents the amount of interest expense paid on the trust preferred securities issued to fund a portion of the cash payments to be made in connection with the merger based on an annual rate of 4.02%, less the anticipated cost savings of approximately $55,000 that we expect to realize as a result of the merger. The interest rate on the trust preferred securities equals the 3-month LIBOR plus 2.85%, adjusted quarterly.
(2)	This adjustment represents the payment of cash consideration payable in the merger.
(3)	This adjustment represents the amount of interest paid on the trust preferred securities, less the anticipated cost savings of that we expect to realize as a result of the merger, tax effected at 38.62%.
(4)	This adjustment represents the estimated expenses in connection with the merger of $125,000, less the expenses reflected in Easton’s historical financial statements.

Unaudited Pro Forma

Consolidated Statement of Income for the

Year Ended December 31, 2003

	Year Ended December 31, 2003	Adjustments		Pro Forma
	(Dollars in thousands, except per share data)
Interest income
Loans, including fees	$5,236			$5,236
Investment securities	203			203
Due from banks	—			—
Federal funds sold	33			33

Total interest income	5,472			5,472
Interest expense	1,936	$121	(1)	2,057

Net interest income	3,536			3,415
Provision for loan losses	157			157

Net interest income after provision for loan losses	3,379	(121)		3,258
Other operating revenue	860			860
Other expenses
Salaries and benefits	1,965			1,965
Occupancy	208			208
Furniture and equipment	145			145
Other operating	1,018	17	(2)	1,035

Total operating expenses	3,336	17		3,353
Income before income taxes	903	(138)		765
Income taxes	332	(26	)(3)	306

Net income	$571	$(112)		$459

Earnings per common share—basic	0.84			0.79
Earnings per common share—diluted	0.80			0.75

(1)	This adjustment represents the amount of interest expense on the trust preferred securities issued to fund a portion of the cash payments to be made in connection with the merger and is based on an annual rate of 4.02%. The dividend rate on the trust preferred securities equals the 3-month LIBOR plus 2.85%, adjusted quarterly.
(2)	This adjustment represents the estimated expenses in connection with the transaction of $125,000, less (a) the expenses reflected in Easton’s historical financial statements and (b) the cost savings of approximately $55,000 that we expect to realize as a result of the merger.
(3)	This adjustment represents the amount of interest paid on the trust preferred securities, less the anticipated cost savings of that we expect to realize as a result of the merger, tax effected at 38.62%.

COMMON STOCK AND DIVIDEND INFORMATION

Per Share Market Prices and Dividend Information

There is no active public market for Easton common stock and management of Easton does not anticipate that an active market will develop for Easton common stock following the merger. The development may be inhibited because insiders had a large portion of the shares. Transactions in the Easton common stock are infrequent and are negotiated privately between the persons involved in those transactions.

Quotations for the Easton common stock are available on the Over-the-Counter Bulletin Board under the symbol “EASB”. The following table sets forth the high and low sales prices of the Easton common stock during the periods indicated as reported by Nasdaq. The prices reflect inter-dealer prices, without retail mark-up, markdown or commissions, and may not necessarily represent actual transactions.

		Market Price
		High	Low
2002	First Quarter	$10.75	$10.25
	Second Quarter	10.90	10.25
	Third Quarter	11.15	10.65
	Fourth Quarter	11.50	10.95

2003	First Quarter	$11.80	$11.15
	Second Quarter	14.80	12.00
	Third Quarter	13.10	12.60
	Fourth Quarter	18.75	13.55

2004	First Quarter	17.40	16.55
	Second Quarter through May 4, 2004	18.50	16.40

The last trades of which management of Easton is aware occurred on May 4, 2004, in which an aggregate of 1,400 shares were sold at prices ranging from a high of $17.25 per share to a low of $16.75 per share. As of April 30, 2004, Easton had approximately 444 stockholders of record. The number of beneficial owners is unknown to Easton at this time.

The principal source of Easton’s cash revenues comes from dividends received from the Bank. The amount of dividends that may be paid by the Bank to Easton depends on the Bank’s earnings and capital position and is limited by federal and state law, regulations, and policies. The Federal Reserve has stated that bank holding companies should refrain from or limit dividend increases or reduce or eliminate dividends under circumstances in which the bank holding company fails to meet minimum capital requirements or in which earnings are impaired.

The cash dividends paid per share by quarter for Easton’s last two fiscal years and the first quarter of 2004 were as follows:

	2004	2003	2002
First Quarter	$0.05	$0.05	$0.25	(1)
Second Quarter	—	0.05	0.05
Third Quarter	—	0.05	0.05
Fourth Quarter	—	0.05	0.05

(1) Includes a special one-time dividend of $0.20 per share paid to stockholders of record as of January 31, 2002.

Also, on April 26, 2004 the board of directors declared a $0.05 per share cash dividend to be paid to stockholders of record on April 30, 2004 and is expected to be paid on May 14, 2004. Easton’s board of directors, in its discretion, will determine whether to declare and pay dividends in the future. Currently, the board of directors does not anticipate that the merger will have a material effect on our dividend policy. However, any future declaration and payment of dividends will depend upon, among other factors, our results of operations and financial condition, future prospects, regulatory capital requirements, and other factors deemed relevant by the board of directors.

Easton Common Stock Purchase and Sale Information

Purchases by Easton of Easton Common Stock During the Past Two Years. During the last two years Easton has not purchased shares of its common stock in the open market or in privately negotiated transactions.

Purchases and Sales of Easton Common Stock by the Executive Officers, Directors and Control Persons. From December of 2002 through June of 2003, certain directors and officers of Easton exercised outstanding warrants to acquire share of Easton common stock at $10.00 per share. The following table sets forth (i) the names of the individual officers and directors of Easton, (ii) the dates of the transactions, and (iii) the number of shares of Easton common stock purchased pursuant to the exercise of the outstanding warrants.

Name	Date of Transaction	Number of Shares Purchased Pursuant to the Exercise of Warrants
J. Fredrick Heaton, D.M.D.	December 31, 2002	5,515
Jack H. Bishop, D.D.S.	April 9, 2003	16,556
Vinodrai Mehta, M.D.	April 25, 2003	1,930
J. Parker Callahan, Jr.	May 15, 2003	11,502
William R. Houck, D.D.S.	May 16, 2003	6,470
Sheila A. Wainwright	May 27, 2003	1,869
Myron J. Szczukowski, Jr., M.D.	May 29, 2003	3,594
Mahmood S. Shariff, M.D.	May 29,2003	874
William C. Hill, P.D.	June 2, 2003	2,000
W. David Hill, D.D.S.	June 2, 2003	32,351
Jerry L. Wilcoxon, CPA	June 10, 2003	1,869
David F. Lesperance	June 11, 2003	10,784
Stephen W. Chitty	June 12, 2003	5,392
Vinodrai Mehta, M.D.	June 13, 2003	14,143
Vinodrai Mehta, M.D.	June 23, 2003	1,900
Jack H. Bishop, D.D.S.	June 23, 2003	6,000
Roger A. Orsini, M.D.	June 24, 2003	3,325

On December 8, 2003, Mr. David Lesperance, a director of Easton, sold 600 shares of Easton common stock at a price of $16.75 per share, or an aggregate of $10,050. On December 9, 2003, Mr. Lesperance sold 1,000 shares of Easton common stock at a per share price of $16.75, or an aggregate of $16,750. Additionally, on December 16, 2003 and on December 19, 2003 he sold 1,000 and 1,000 shares in two separate transactions, at $16.29 per share in each transaction, or an aggregate price of $16,290 in each transaction. On December 24, 2003, Mr. Lesperance sold 1,200 shares of Easton common stock for a per share price of $16.29, or an aggregate of $19,548. On January 20, 2004, Mr. Lesperance sold 1,200 shares of Easton common stock at a per share price of $16.29, or an aggregate of $19,548. Each of the transactions entered into by Mr. Lesperance were open market transactions. On January 22, 2004, Mr. Lesperance sold 300 shares of Easton common stock to Pamela H. Lappen, who is a director of the Bank, at a per share price of $16.29, or an aggregate of $4,887. On January 28, 2004, Mr. Lesperance sold 1,406 shares of Easton common stock to Myron J. Szcukowski, a director of Easton, at a per share price of $16.29, or an aggregate of $22,904. Also, on April 4, 2004 Mr. Lesperance and his spouse each purchased 51 shares of Easton common stock in open market transactions through their IRA’s at $17.00 per share or an aggregate of $867 in each transaction.

Sheila A. Wainwright, a director and the Secretary of Easton, purchased 500 shares of Easton common stock in an open market transaction on August 22, 2003 at a per share price of $13.00, or an aggregate purchase price of $6,500.

On December 23, 2003, Dr. J. Fredrick Heaton, a director of Easton, sold 1,141 shares of Easton common stock at $16.29 per share or an aggregate of $18,587 in the open market.

On January 27, 2004, Charles T. Capute, a director of Easton, sold 400 shares of Easton common stock at a per share price of $16.29, or an aggregate of $6,516 in the open market.

On March 22, 2004, Mr. Capute purchased 100 shares of Easton common stock at a per share price of $16.29 or an aggregate of $1,629 in an open market transaction.

Easton is not aware of any other transactions by executive officers, directors or controlling persons of Easton in the last 60 days.

THE SPECIAL MEETING

Purpose

This proxy statement is furnished to stockholders of Easton in connection with the solicitation of proxies by Easton’s board of directors for use at the special meeting. The special meeting is a meeting of the stockholders of Easton at which the stockholders will vote upon a proposal to approve the merger agreement. A copy of the merger agreement is attached as Appendix A.

Date, Place and Time of Special Meeting

The special meeting of Easton’s stockholders will be held at 9:00 a.m., local time, on June 16, 2004 in the Auditorium at William Hill Manor, 501 Dutchmans Lane, Easton, Maryland 21601.

Shares Entitled to Vote; Quorum and Vote Required

The holders of record of the outstanding shares of Easton common stock at the close of business on May 7, 2004 will be entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on that date, there were 764,507 shares of Easton common stock issued and outstanding and entitled to vote at the special meeting.

At the special meeting Easton stockholders will be entitled to one vote for each share of Easton common stock owned of record on May 7, 2004, the record date. The holders of a majority of the Easton common stock must be present, either in person or by proxy, to constitute a quorum at the meeting. Shares of Easton common stock present in person or represented by proxy, including shares whose holders abstain or do not vote and shares held of record by a broker or nominee that are voted on any matter, will be counted for purposes of determining whether a quorum exists at the special meeting.

The affirmative vote of two-thirds (2/3) of the issued and outstanding Easton common stock is required to approve the merger agreement. The affirmative vote of at least a majority of the Easton common stock present at the meeting, either in person or by proxy, is required to approve any other matters that may be properly presented at the meeting.

The proposal to approve the merger agreement is a “non-discretionary” item, meaning that brokers and banks who hold shares in an account for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstentions and broker non-votes will have the same effect as votes against approval of the merger agreement. Accordingly, the Easton board of directors encourages you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

On the record date, the directors and executive officers of Easton and the Bank (25 persons) were entitled to vote, in the aggregate, 446,653 shares of Easton common stock, or approximately 58.42% of the outstanding shares of Easton common stock. These shares are expected to be voted FOR approval of the merger agreement. If these shares are voted in favor of the merger agreement, then stockholders owning an additional 63,644 shares would be required to vote in favor of the merger in order for the proposal to receive approval by two-thirds (2/3) of the outstanding shares of Easton common stock.

A list of stockholders will be available for examination by holders of the Easton common stock for any purpose related to the special meeting at the special meeting and during the 10 days prior to the special meeting at our offices at 501 Idlewild Avenue, Easton, Maryland 21601.

The Easton board of directors unanimously recommends that you vote FOR of approval of the merger agreement.

Voting Procedures and Revocation of Proxies

Proxies, in the form enclosed, which are properly executed by the stockholders and returned to Easton and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted FOR the proposal to approve the merger agreement. The proxy also grants authority to the persons designated in the proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the meeting.

If you are the record holder of your shares, you may revoke any proxy given pursuant to this solicitation by the Easton board of directors at any time before it is voted at the special meeting by:

•	giving written notice to the Secretary of Easton;

•	executing a proxy bearing a later date filed with the Secretary of Easton at or before the meeting; or

•	attending and voting in person at the meeting. Attendance without voting at the special meeting will not in and of itself constitute revocation of a proxy.

All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Easton Bancorp, Inc., 501 Idlewild Avenue, Easton, Maryland 21601, Attention: Sheila A. Wainwright, Secretary. If you hold your shares in street name with a bank or broker, you must contact the bank or broker if you wish to revoke your proxy.

Attending the Special Meeting

All of our stockholders are invited to attend the special meeting. If you are a beneficial owner of Easton common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the special meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Easton common stock held in street name in person at the special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Annual Report

Our Annual Report to stockholders for the fiscal year ended December 31, 2003 on Form 10-KSB is attached to this proxy statement as Appendix D, and is incorporated herein by reference. See “Where You Can Find More Information” and “Documents Incorporated by Reference.”

Other Matters to be Considered

Our board of directors is not aware of any business or matter other than the proposal to approve the merger agreement. If, however, any matter properly comes before the special meeting, the proxy holders will vote on these matters in their discretion.

Solicitation of Proxies and Expenses

This proxy solicitation is made by the board of directors of Easton. Easton is responsible for its expenses incurred in preparing, assembling, printing and mailing this proxy statement. Proxies will be solicited through the mail. Additionally, directors, officers and other employees of Easton or its subsidiaries may solicit proxies personally, by telephone or other means of communications. None of these people will receive any special compensation for solicitation activities. Easton will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

THE PARTIES

Easton Bancorp, Inc.

Easton is an independent, community owned bank holding company based in Easton, Maryland. Easton was incorporated as a Maryland corporation on July 19, 1991 and owns all of the issued and outstanding shares of the common stock of the Bank. Easton’s primary activity is to provide assistance to the management and coordination of their financial resources and to provide capital, business development, long-range planning and public relations to the Bank. The Bank operates under the day-to-day management of its own officers, and its individual board of directors formulates its own policies. A number of directors or officers of Easton are also directors or officers of the Bank. Easton conducts no activity other than the operation of the Bank. Easton derives its revenues primarily from the operation of the Bank in the form of dividends paid by the Bank to Easton. In addition, Easton may receive tax benefits from any future losses of the Bank.

Easton does not engage in any nonbanking activities at this time. If, in the future, Easton proposes to engage in any nonbanking activities, it would be restricted to those nonbanking activities permitted under applicable law or regulations of the Board of Governors of the Federal Reserve System.

As of December 31, 2003, Easton had, on a consolidated basis, total assets of approximately $102,143,000, total deposits of approximately $84,471,000 total loans (net of unearned income and allowance for loan and lease losses) of approximately $82,665,000 and stockholders’ equity of approximately $8,636,000.

The Bank was organized in January of 1992 as a nonmember state commercial bank under the laws of the State of Maryland. The Bank is engaged in a general commercial banking business with its main office located in Easton, Maryland and its primary service area is Talbot County, Maryland. In addition to its main office, the Bank conducts business from two full service branches and a mobile service branch in Talbot County, as well as a full service branch in Caroline County. At December 31, 2003, the Bank had approximately $101,842,000 in assets, $87,487,000 in deposits (which includes a deposit from Easton of approximately $3,000,000), $82,665,000 in loans (net of deferred fees and allowance for loan losses), and $8,390,000 in stockholders’ equity. The Bank is regulated and supervised by the Maryland State Bank Commissioner (the “Commissioner”) and its deposits are insured by the Federal Deposit Insurance Corporation.

The Bank offers a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to the Bank’s principal market area at rates competitive to those offered in the area. In addition, the Bank offers certain retirement account services, such as Individual Retirement Accounts (“IRAs”). All deposit accounts are insured by the Federal Deposit Insurance Corporation up to the maximum amount allowed by law (generally, $100,000 per depositor subject to aggregation rules). The Bank solicits these accounts from individuals, businesses, associations and organizations, and governmental authorities.

The Bank also offers a full range of short- to medium-term commercial and personal loans. Commercial loans include both secured and unsecured loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements), and purchase of equipment and machinery. Consumer loans include secured and unsecured loans for financing automobiles, home improvements, education, and personal investments. The Bank also originates and holds or sells into the secondary market fixed and variable rate mortgage loans and real estate construction and acquisition loans. The Bank’s lending activities are subject to a variety of lending limits imposed by state and federal law. The Bank may not make any loans to any director, officer, or employee of the Bank (except for commercial loans to directors who are not officers or employees) unless the loan is approved by the board of directors of the Bank. Any such loan must be reviewed every six months by the board of directors.

Other bank services include cash management services, safe deposit boxes, travelers checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts. The Bank is associated with the STAR and PLUS networks of automated teller machines that may be used by the Bank customers throughout Maryland and other regions. The Bank also offers a VISA debit card and it offers MasterCard and VISA credit card services through a correspondent bank as an agent for the Bank.

The Bank does not presently exercise trust powers. The Bank may in the future offer a full-service trust department, but cannot do so without the prior approval of the Commissioner.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of Easton common stock as of April 30, 2004 and pro forma after giving effect to the merger with respect to (i) the only persons or entities, including any “group” as that term is used in Section 13(g)(3) of the Exchange Act, who or which was known to Easton to be the beneficial owner of more than 5% of the issued and outstanding Easton common stock, (ii) each director and named executive officer, of Easton and the Bank and (iii) all of the named directors and executive officers of Easton and the Bank as a group.

Name	Number of Shares Beneficially Owned as of December 31, 2003(1)		Percentage of Common Stock(2)	Percentage of Common Stock (Pro Forma)(3)
Jack H. Bishop, D.D.S.(4)	50,092		6.55%	8.65%
J. Parker Callahan, Jr.(4)	23,502	(5)	3.07	4.06
Charles T. Capute(4)	2,500		*	*
Walter E. Chase, Sr.	1,500		*	*
Stephen W. Chitty(4)	12,942	(6)	1.69	2.24
Delia B. Denny(4)	1,803		*	*
J. Fredrick Heaton, D.M.D.(4)	12,095	(7)	1.58	2.10
Jeffrey N. Heflebower(4)	4,068	(8)	*	*
Thomas E. Hill(4)	500		*	*
W. David Hill, D.D.S.(4)	100,391	(9)	13.13	17.34
William C. Hill(4)	20,100		2.63	3.47
William R. Houck, D.D.S.(4)	15,470		2.02	2.67
J. Linda Kildea	9,454	(10)	1.24	1.63
Pamela H. Lappen	768		*	*
David F. Lesperance(4)	18,229	(11)	2.38	3.15
Vinodrai Mehta, M.D.(4)	42,973	(12)	5.62	7.42
R. Michael S. Menzies, Sr.(4)	30,918	(13)	3.90	5.09
Pamela A. Mussenden	0		*	*
Roger A. Orsini, M.D.(4)	18,382	(14)	2.40	3.18
Mahmood S. Shariff, M.D.(4)	58,973	(15)	7.71	10.19
Marian H. Shannahan	21,744		2.84	3.76
James B. Spear, Sr.(4)	11,260	(16)	1.47	1.95
Myron J. Szczukowski, Jr., M.D.(4)	10,000	(17)	1.31	1.73
Sheila A. Wainwright(4)	5,069	(18)	*	*
Jerry L. Wilcoxon, CPA(4)	1,969	(19)	*	*
Executive officers and directors as a group (25 persons)	474,653	(20)	59.89%	78.22%

*	Denotes beneficial ownership less than 1%
(1)

Information relating to beneficial ownership of the Easton common stock is based upon “beneficial ownership” concepts set forth in rules of the SEC under Section 13(d) of the Exchange Act. Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For instance, beneficial ownership includes spouses, minor children and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.

(2)	Percentage is determined on the basis of 764,507 shares of Easton common stock issued and outstanding plus shares subject to options or warrants held by the named individual for whom the percentage is calculated which are exercisable within the next 60 days as if outstanding, but treating shares subject to options or warrants held by others as not outstanding.
(3)	Percentage is determined on the basis of 578,847 shares of Easton common stock outstanding plus shares subject to options or warrants held by the named individual for whom the percentage is calculated which are exercisable within the next 60 days as if outstanding, but treating shares subject to options or warrants held by others as not outstanding.
(4)	Address is 501 Idlewild Avenue, Easton, Maryland 21601.
(5)	Includes 1,000 shares owned by Mr. Callahan’s wife in which he shares voting and investment power.
(6)	Includes 50 shares that Mr. Chitty has a one-third interest in through a joint ownership with his parents.
(7)	Includes 230 shares owned by Dr. Heaton’s wife in which he shares voting and investment power.
(8)	Includes 3,130 shares are held in an individual retirement account of which Mr. Heflebower is the beneficiary.
(9)	Includes 100 shares owned by Dr. Hill’s wife in which he shares voting and investment power.
(10)	Includes 5,000 shares owned by Ms. Kildea owns jointly with her husband.
(11)	Includes 1,500 shares owned by Mr. Lesperance’s wife in which he shares voting and investment power.
(12)	Includes 14,143 shares that Dr. Mehta owns jointly with his wife and 1,930 shares that are held in an individual retirement account of which Dr. Mehta is the beneficiary.
(13)	Includes 28,000 shares Mr. Menzies has the right to acquire within 60 days pursuant to the exercise of options and 2,868 shares that are held by his wife’s estate.
(14)	Includes 11,839 shares that Dr. Orsini owns jointly with his wife and 6,493 shares that are held in a profit sharing plan of which Dr. Orsini is both a trustee and a participant.
(15)	Includes 2,000 shares owned by Dr. Shariff’s wife in which he shares voting and investment power, 10,000 shares held for the benefit of their children in which he shares voting and investment power with his wife and 40,533 shares held by the Mahmood S. Shariff, TR PA Profit Sharing Trust for which Dr. Shariff has sole investment and voting authority.
(16)	Includes 200 shares that Mr. Spear owns jointly with his child and 10,000 shares that are held in a revocable trust of which Mr. Spear is a trustee.
(17)	Includes 1,248 shares that are held in an individual retirement account of which Dr. Szczukowski is the beneficiary.
(18)	Includes 1,700 shares that are held in an individual retirement account of which Ms. Wainwright is the beneficiary.
(19)	Includes 100 shares that Mr. Wilcoxon owns jointly with Mariann Wilcoxon.
(20)	Includes 28,000 total shares that Mr. Menzies has the right to acquire directly or indirectly pursuant to the exercise of fully vested stock options. This table is the only place in this proxy statement where options that have not been exercised are included in the total number of shares owned by officers and directors.

Directors and Executive Officers of Easton

The following table sets forth certain information with respect to the executive officers and directors of Easton. The board of directors is divided into three classes with each class to be nearly equal in number as possible. Each class of directors serves for a period of three years and the classes have staggered terms so that the terms of approximately one-third of the directors end at each annual meeting of stockholders or until their successors are elected and qualified. Executive officers serve at the pleasure of Easton’s board of directors. None of the directors currently serves as a director of any other company with a class of securities registered pursuant to Section 12 of the Exchange Act. The business address and telephone number of each director and executive officer is c/o Easton Bancorp, Inc., 501 Idlewild Avenue, Easton, Maryland 21601, (410) 819-0300.

Name	Age	Positions held with Easton and the Bank
Jack H. Bishop, D.D.S.	59	Class III Director of Easton and Director of the Bank

J. Parker Callahan, Jr.	71	Class II Director of Easton and Director of the Bank

Charles T. Capute	53	Class III Director of Easton and Director of the Bank

Stephen W. Chitty	58	Class I Director of Easton

J. Fredrick Heaton, D.M.D.	56	Class II Director of Easton and Director of the Bank

W. David Hill, D.D.S.	62	Chairman of the Board, Class I Director and Chief Executive Officer of Easton; Chairman of the Board and Director of the Bank

Thomas E. Hill	60	Class I Director of Easton

William C. Hill, P.D.	79	Class II Director of Easton and Director of the Bank

William R. Houck, D.D.S.	61	Class II Director of Easton

David F. Lesperance	50	Class III Director of Easton and Director of the Bank

Vinodrai Mehta, M.D.	62	Class III Director of Easton

R. Michael S. Menzies, Sr.	56	Class I Director and President of Easton; President and Chief Executive Officer of the Bank

Pamela A. Mussenden	57	Executive Vice President and Treasurer

Roger A. Orsini, M.D.	56	Class II Director of Easton

Mahmood S. Shariff, M.D.	67	Class I Director of Easton and Director of Bank

James B. Spear, Sr.	71	Class II Director of Easton and Director of Bank

Myron J. Szczukowski, Jr., M.D.	51	Class III Director of Easton

Sheila A. Wainwright	57	Class I Director and Secretary of Easton and Director and Secretary of the Bank

Jerry L. Wilcoxon, CPA	45	Class III Director of Easton and Treasurer of Easton

The following sets forth the name of each director and executive officer of Easton, positions held, and a brief description of his or her principal occupation and business experience for at least the preceding five years. Except as otherwise indicated below, each of the directors has been a director of Easton since its formation in 1991. None of the directors are related, except that William C. Hill is the father of W. David Hill, and J. Parker Callahan, Jr. is the father-in-law of Stephen W. Chitty.

Jack H. Bishop, D.D.S., serves as a Class III director of Easton and a director of the Bank. Dr. Bishop has been practicing general dentistry in Easton, Maryland since 1972. He attended Albright College for his dental prerequisites and graduated from the University of Maryland Baltimore College of Dental Surgery in 1969. He served as a Captain in the U.S. Army Dental Corps before starting private practice. He is a member of the American Dental Association, Maryland State Dental Association, and Eastern Shore Dental Society. Dr. Bishop is an active participant in the Maryland Foundation of Dentistry for the Handicapped, in which he donates his time and facilities to elderly, poor, or handicapped individuals for the betterment of their health. Dr. Bishop is a member of the Oxford United Methodist Church where he is chairman of the Administrative Council. In the past, Dr. Bishop has been a partner in an insurance and real estate company as well as a company selling building supplies. He maintains several commercial and real estate holdings.

J. Parker Callahan, Jr., has served as a Class II director of Easton since June 1996 and a director of the Bank since its formation. Mr. Callahan is a farmer and a life-long resident of Talbot County and Easton, Maryland. Since completing high school in 1952, Mr. Callahan has operated a diversified farming operation. In recent years, he has expanded his operation and now is an owner and trainer of race horses. Mr. Callahan also was recently involved in the development of a residential community.

Charles T. Capute, has served as a Class III director of Easton since October 2002 and a director of the Bank since 1994. Mr. Capute is an attorney practicing principally in the area of trusts and estates. In 2002, he became the founding member and partner of Charles T. Capute LLC. Prior to founding Charles T. Capute LLC, Mr. Capute was a partner at Armistead & Capute from 1996 to 2002 and a partner in the Easton, Maryland office of Miles & Stockbridge from 1990 to 1996. Mr. Capute is a 1972 graduate of Kenyon College where he received a B.A. in English. He received his J.D. degree from Capital University in 1976. Mr. Capute is currently Chairman of the Mid-Shore Community Foundation. He is also a member of the Board of the Easton Memorial Hospital Foundation, for which he also serves as Secretary, and the Board of Gunston Day School. Mr. Capute is also a Member of the Advisory Board of the Talbot County YMCA and the President’s Advisory Board of Washington College.

Stephen W. Chitty, has served as a Class I director of Easton since January 2002. He also served as a director of the Bank from its formation in 1991 until January 2002. Mr. Chitty has been the owner and operator of Talbot Crown and Bridge Dental Laboratory in Easton, Maryland, since 1978. Upon graduation from high school, he attended three years of college before enlisting in the United States Air Force. He served four years in the Air Force’s medical-dental field. Following an honorable discharge from the Air Force, Mr. Chitty attended a one-year dental lab school. After working for dental labs in the Baltimore-Washington area for several years, and earning the title of Certified Dental Technician, Mr. Chitty moved to the Easton area in 1978 and began his own business.

J. Fredrick Heaton, D.M.D., serves as a Class II director of Easton and a director of the Bank. Dr. Heaton is a dentist specializing in endodontics, practicing in Easton, Maryland. Dr. Heaton is a 1970 graduate of the U.S. Naval Academy with a B.S. in Naval Science and a minor in Mechanical Engineering. He served on active duty for five years in nuclear submarines. He received his D.M.D. degree from the Medical University of South Carolina in 1979. In 1981, he completed advanced specialty training at the University of Maryland Dental School in Baltimore and was awarded a Post-Graduate Certificate in Endodontics. Dr. Heaton has practiced in Easton since 1981. He is active in state and local dental societies and is past president of the Maryland State Association of Endodontists and the Eastern Shore Dental Society. Dr. Heaton has served on the Board of Trustees for the Maryland State Dental Association and is past chairman of the Maryland Dental Association’s Council on Dental Education. He is currently chairman of the Maryland State Dental Association’s Political Action Committee. On a local level, Dr. Heaton is a member of the Easton Business Management Authority, Elks Lodge 1622, Habitat for Humanity, Tred Avon Yacht Club, Chesapeake Bay Yacht Club, and Talbot Country Club.

W. David Hill, D.D.S., serves as a Class I director and Chief Executive Officer of Easton and a director of the Bank. Except for a brief period from December 1994 until April 1995, Dr. Hill has served as Chairman of the Board of both Easton and the Bank from inception. Dr. Hill is the majority stockholder and President of William Hill Manor, Inc., a continuing care retirement community in Easton, Maryland, which serves the needs of the elderly population through the provision of skilled nursing, convalescent and rehabilitative care. Dr. Hill is the owner and president of the Manor Discovery Center, a day care center; and a general partner in Idlewild Associates Limited Partnership, a limited partnership that owns land and income-producing properties. He is the president of Caulk Management Company and a director of Hill’s Drug Store, Inc. Dr. Hill received a B.S. from Mount Saint Mary’s College in 1964; he attended graduate school at Mount Saint Mary’s from 1964 until 1965; and he graduated from the University of Maryland School of Dentistry in 1969. He has served as a fundraiser for the Talbot County Branch of the American Heart Association, Memorial Hospital at Easton, Historical Society of Talbot County and he was voted the Small Business Person of the Year in 1989. He is currently a member of the Talbot County YMCA Advisory Committee. Dr. Hill is a life-long resident of Talbot County. Member of Board of Directors of Father Martins Ashley and Talbot Paramedic Foundation.

Thomas E. Hill, has served as a Class I director of Easton since January 2002. He also served as a director of the Bank from March 1994 until January 2002. Mr. Hill has worked with Legg Mason Wood & Walker in the securities industry since 1979. He is currently a Senior Vice President with Legg Mason Wood & Walker serving in the firm’s Easton, Maryland office. Mr. Hill graduated with a B.A. in English from the University of Richmond in 1964. Mr. Hill is a past president of the Talbot County YMCA and the Talbot County United Fund. He is currently on the Board of Habitat for Humanity, the YMCA Advisory Board, and the Planned Gifts Committee of Shore Health Systems.

William C. Hill, P.D., serves as a Class II director of Easton and a director of the Bank. Since 1957, Dr. Hill has been president of Hill’s Drug Store, Inc., which owns and operates three drug stores in Easton, Maryland. He is also vice president of William Hill Manor, Inc., a local retirement community, along with being a partner in Idlewild Associates Limited Partnership and Eastern Shore Retirement Associates. He served in the United States Marine Corps and graduated from the Philadelphia College of Pharmacy and Science. Dr. Hill has served on the Advisory Board of Maryland National Bank and First Annapolis Savings Bank. He has served as past president of the Eastern Shore Pharmaceutical Association, the Maryland State Pharmaceutical Association, and he received the 1992 Talbot County Businessman of the Year Award. He is an active member of many other national and local organizations. Dr. Hill is a native of Talbot County.

William R. Houck, D.D.S., has served as a Class II director of Easton since January 2002. He also served as a director of the Bank from its formation in 1991 until January 2002. Dr. Houck is a pediatric dentist who has been in private practice in Easton, Maryland for over twenty years. After graduating from Easton High School in 1960, he attended the College of William and Mary and the University of Maryland School of Dentistry, from which he graduated in 1967. After serving two years as a Captain in the U.S. Army Dental Corps., Dr. Houck did his residency in Rochester, New York. He is a member of Sts. Peter and Paul Catholic Church, Talbot County YMCA, and numerous professional organizations.

David F. Lesperance, serves as a Class III director of Easton and a director of the Bank. Mr. Lesperance is the owner and president of David Lesperance, Inc., doing business as Lesperance Construction Company. The company builds residential and commercial projects in Talbot and Dorchester counties. Prior to starting his own construction business, Mr. Lesperance was employed by Willow Construction and Charles E. Brohawn Construction Company. Mr. Lesperance has been in the construction field for 29 years.

R. Michael S. Menzies, Sr., has served as a Class I director and President of Easton and as a director and the President and Chief Executive Officer of the Bank since May 1998. From November 1989 until May 1998, Mr. Menzies served as the President and Chief Executive Officer of First Bank of Frederick and First Frederick Financial Corporation and as the Chairman of the Board of First Bank of Frederick for part of that time. Mr. Menzies graduated with a B.A. in Economics from Randolph Macon College in 1970. He received his C.P.A. license in 1974, and he has completed various advanced finance and banking studies at Loyola College and The Darden School at The University of Virginia. Mr. Menzies is actively involved in the community as Past

Chairman of the Talbot County Chamber of Commerce, Hospice Advisory Board, Talbot County United Fund Board, Director ICBA Network Services, Director Leadership Maryland, member Rotary, Director ICBA Mortgage Corporation, and member MACPA and AICPA.

Vinodrai Mehta, M.D., has served as a Class III director of Easton since 1992. He also served as a director of the Bank from 1992 until January 2002. Dr. Mehta has been practicing internal medicine at Dorchester General Hospital in Cambridge, Maryland since 1975. He attended University Tutorial College, London, England, and later attended Medical College of Rhinische-Friedrich-Wilhelm University in Bonn, Germany. He received his M.D. in 1968. After working for a year at St. Paul Hospital in Addis Ababa, Ethiopia, he came to the United States. He completed his training program for internal medicine at Greater Baltimore Medical Center and Union Memorial Hospital, both in Baltimore, Maryland. Since 1975, he has been a member of the Medical and Surgical Society of Maryland.

Roger A. Orsini, M.D., serves as a Class II director of Easton. He also served as a director of the Bank from its organization in 1991 until January 2002. Dr. Orsini is a plastic and reconstructive surgeon and has been in solo practice in Easton, Maryland since 1985. He is the owner of Shore Aesthetic and Reconstructive Associates, a general plastic surgical practice which includes aesthetic surgery, hand, head and neck surgery, maxillofacial, microvascular and pediatric surgery. He received his Bachelor of Science degree from Georgetown University and pursued graduate studies in physiology, including marine biology at the University of Connecticut. Dr. Orsini received his medical degree from the Medical College of Pennsylvania, then served his internship at Presbyterian-University of Pennsylvania and went on to complete his surgical residency at Thomas Jefferson Hospital, both in Philadelphia. He then completed a fellowship in plastic and reconstructive surgery at the Hospital of the University of Pennsylvania. Dr. Orsini has been a member of the medical staff at Memorial Hospital at Easton since 1985, where he has served as Chairman of the Tissue Review Committee and served on Rehabilitation, Cancer and Utilization Committees. He also completed a year-long physician’s management course sponsored by Memorial Hospital at Easton. Dr. Orsini is a member of the American Society of Plastic and Reconstructive Surgeons and served as a member of the Exhibits Committee. He is also a member of the Talbot County Medical Society, the American Medical Association and the American Cleft Palate-Craniofacial Association. He is licensed to practice medicine in the state of Maryland. He is the chairman and coordinator of the Eastern Shore Cleft Lip and Palate Team dedicated to provide care for children with cleft and craniofacial deformities regardless of their financial status. He was the Head/Chief of the Department of Surgery at Memorial Hospital at Easton. He is a Board Certified member of the American Society of Plastic and Reconstructive Surgeons and a fellow of the American College of Surgeons and a member of the American Society of Laser Medicine. Dr. Orsini was a member of the Coalition of Ambulatory Care for the State of Maryland and was the former head of the Governor’s Task Force to Care for Eastern European Refugees. He is also a member of the Talbot Country Club, the Soccer League of Talbot County Board, and the Board of Advisors for the Center for Integrative Medicine.

Mahmood S. Shariff, M.D., has served as a Class I director of Easton and a director of the Bank since 1992. Dr. Shariff is an internist and a cardiologist. He received his training in New York City. He was an Assistant Professor of Clinical Medicine at the Mount Sinai School of Medicine in New York City. Dr. Shariff is Board Certified in Internal Medicine and Cardiology. He is a Fellow of the American College of Physicians and the American College of Cardiology. From 1973 to 1977, he was in solo practice in Cambridge. Dr. Shariff has served in various capacities on the executive committees of the Medical Staff at Dorchester General Hospital, including Chief of Medicine. The community elected him to the Dorchester General Hospital Board of Directors for a six-year term. He volunteered his cardiology services for numerous years at Fassett/Magee Clinic. Dr. Shariff is currently a member of the medical staff at Dorchester General Hospital and Memorial Hospital at Easton. He was elected Chief of Staff at Dorchester General Hospital in 1999 for a two-year period. Dr. Shariff now heads the only multi-specialty group of physicians Board Certified in Cardiology, Internal Medicine, Infectious Diseases, Allergy and Immunology.

James B. Spear, Sr., has served as a Class II director of Easton since January 2002 and a director of the Bank since its organization. Since 1974, Mr. Spear has been the Chief Executive Officer of a manufacturers’ representative agency, J.B. Sales Co., Inc., located in Easton, Maryland. The agency represents approximately twenty manufacturers promoting and selling electrical equipment in six states. Mr. Spear attended and played football at the University of Maryland, where he later graduated after four years in the Marine Corps. He retired as a Marine Captain and Naval Aviator at the end of the Korean conflict. Mr. Spear has been involved with many varied industries such as chemicals, financial and construction before entering the electrical business. Mr. Spear is a member of the Talbot Country Club and Easton Elks Lodge.

Myron J. Szczukowski, Jr., M.D., has served as a Class III director of Easton since July 1999. He also served as a director of the Bank from its formation in 1991 until July 1999. Dr. Szczukowski is a principal and Vice President of The Orthopaedic Center, a position he has held since 1986. The Orthopaedic Center is a multi-specialty orthopaedic clinic located in Easton, Maryland. He is a graduate of Emory University in Atlanta, Georgia, with a degree in biology. He attended the University of Tennessee Center for Health Sciences in Memphis, Tennessee, and graduated with a degree of Doctor of Medicine in December 1978. He did an internship in general surgery at the Ochsner Clinic in New Orleans, Louisiana. In 1980, he returned to Atlanta, Georgia and Emory University to complete a four-year residency in orthopaedic surgery. He was in private practice in Atlanta for two years and subsequently moved to Easton, Maryland, where he continues as a Board Certified Orthopaedic Surgeon. Dr. Szczukowski is Medical Director of the Total Joint Center at Easton Memorial Hospital, a member of the medical staff at Easton Memorial Hospital and Dorchester General Hospital, and a faculty instructor of orthopaedic surgery at Johns Hopkins School of Medicine. Dr. Szczukowski has added proficiency in sports medicine and total joint replacements. His charitable activities include serving on the Board of Directors of the local YMCA, on the Board of the Talbot Lacrosse Association, and on the Board of Innovative Health Services.

Sheila A. Wainwright, serves as a Class I director and the Secretary of Easton and well as a director and Secretary of the Bank. Since 1989, Ms. Wainwright has been Chief Administrative Officer of Caulk Management Company, which owns and operates health care facilities. She was graduated from Goldey Beacom Junior College in 1967 with an AA degree. She is a former owner of a word processing and document preparation service. Ms. Wainwright is a partner in HTB Limited Partnership, a real estate partnership, and is a director of William Hill Manor, Inc. She is also a corporate secretary in seven other private real estate related businesses. Ms. Wainwright is a member of Certified Professional Secretary Associates. Her charitable activities include the American Heart Association and serving on the Boards of Mid Atlantic Maritime Festival, Inc. the Talbot Paramedic Foundation, Inc. and the Community Alliance for Performing Arts.

Jerry L. Wilcoxon, CPA, serves as a Class III director of Easton. He also has served as a director of the Bank from its formation in 1991 until 1999 and from June 2001 until March 2002, and, except for a brief period from March to May of 2003, as the Treasurer of Easton from its formation. Mr. Wilcoxon is a certified public accountant and is currently a principal in the accounting firm of Anthony, Walter, Duncan & Wilcoxon, LLP, located in Easton, Maryland. He previously served as Chief Financial Officer of Black Oak Computer Service, Inc., a technology consulting company located in Salisbury, Maryland, from March 1998 to March 2001. Prior to that he was a principal of Caulk Management Company, Inc., where he served as Chief Financial Officer from August 1989 until March 1998. Prior to that time, he spent five years as controller for Pioneer Transportation Systems in Hurlock, Maryland, after a two-year career in public accounting. Mr. Wilcoxon was born in Baltimore, Maryland, and is a graduate of Shepherd College with a degree in Accounting. Locally, he is currently serving as the Treasurer for the Talbot Lacrosse Association, and he has served on the Board of Governors of the Talbot County YMCA, and was the Treasurer of the Board of Governors of the Talbot Country Club from 1995 to 2001. Residing in Easton since 1983, he is a member of the Sts. Peter and Paul Roman Catholic Church and the Talbot Country Club.

Easton Facilitation, Inc.

Easton Facilitation, Inc., or the merger subsidiary, is a recently-formed Maryland corporation. It was organized as a wholly-owned subsidiary of Easton for the sole purpose of facilitating the merger. It has engaged in no business activities and has no assets or liabilities of any kind, other than those incident to its formation. The merger subsidiary does not own any shares of Easton common stock, nor will it acquire any such shares before the merger. Its existence will cease upon consummation of the merger. The address and telephone number of principal offices of the merger subsidiary are the same as Easton.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement, a copy of which is attached as Appendix A to this proxy statement. Because this is a summary, it does not include all of the information that may be important to you. You should read the entire merger agreement and this proxy statement and related appendices before deciding how to vote at the special meeting.

Structure of the Merger

The merger subsidiary will be merged with and into Easton, which will be the surviving corporation. The merger will occur following the approval of the merger agreement by the stockholders of Easton and the satisfaction of other conditions to the merger.

Conversion of Shares in the Merger

The merger agreement provides that, at the effective time of the merger:

•	all outstanding shares of Easton common stock, whether record shares (as defined below) or street shares (as defined below), held of record by a holder (as defined below) holding fewer than 1,500 shares of Easton common stock immediately prior to the effective time will, without any action on the part of the holder thereof, be converted into the right to receive cash equal to $16.29 per share, without interest (the “merger consideration”). Easton may presume that all street shares are held by holders holding fewer than 1,500 shares immediately prior to the effective time unless a beneficial owner of street shares is able to demonstrate to Easton’s satisfaction that such shares are held beneficially by a holder holding 1,500 or more shares immediately prior to the merger date. In that case, such shares will remain outstanding with all rights, privileges, and powers existing immediately before the merger;

•	all outstanding shares of Easton common stock other than those described above as being converted into the right to receive the merger consideration or shares for which rights objecting stockholders are perfected will remain outstanding with all rights, privileges, and powers existing immediately before the merger; and

•	the outstanding shares of merger subsidiary will, without any action on the part of the holder thereof, be canceled.

The merger agreement further provides that:

•	no holder holding, of record or beneficially, immediately prior to the merger 1,500 or more shares (including any combination of record shares or street shares) in the aggregate will be entitled to receive any merger consideration with respect to the shares so held other than by exercising his or her dissenter’s rights; and

•	it is a condition precedent to the right of any holder to receive the merger consideration, if any, payable with respect to the shares held by such holder that such holder certify to Easton in the letter of transmittal delivered by Easton as described below that such holder held, of record and beneficially, immediately prior to the merger fewer than 1,500 shares (including any combination of record shares and street shares) in the aggregate.

For purposes of the merger agreement:

•	the term “record shares” means shares of Easton common stock other than street shares, and any record shares will be deemed to be held by the registered holder thereof as reflected on the books of Easton;

•	the term “street shares” means shares of Easton common stock held of record in street name, including in the Easton Bank & Trust Department, and any street shares will be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof; and

•	the term “holder” means

(a)	any record holder or holders of record shares who would be deemed, under Rule 12g5-1 under the Exchange Act as described below, to be a single “person” for purposes of determining the number of record stockholders of Easton, and

(b)	any other person or persons who would be deemed to be a “holder” under the above clause if the shares it holds beneficially in street name were held of record by such person or persons.

The merger agreement provides that Easton (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) will have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to:

•	make such inquiries, whether of any stockholder(s) or otherwise, as it may deem appropriate for purposes of confirming the above provisions, and

•	resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions, including, without limitation, any questions as to the number of shares held by any holder immediately prior to the merger. All such determinations by Easton will be final and binding on all parties, and no person or entity will have any recourse against Easton or any other person or entity with respect thereto.

For purposes of the above provisions, Easton may in its sole discretion, but will not have any obligation to do so,

•	presume that any shares of Easton common stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and

•	aggregate the shares held (whether of record or beneficially) by any person or persons that Easton determines to constitute a single holder for purposes of determining the number of shares held by such holder.

Rule 12g5-1 under the Exchange Act provides that, for the purpose of determining whether an issuer is subject to the registration provisions of the Exchange Act, securities will be deemed to be “held of record” by each person who is identified as the owner of such securities on records of security holders maintained by or on behalf of the issue, subject to the following:

•	In any case where the records of security holders have not been maintained in accordance with accepted practice, any additional person who would be identified as such an owner on such records if they had been maintained in accordance with accepted practice will be included as a holder of record.

•	Securities identified as held of record by a corporation, a partnership, a trust whether or not the trustees are named, or other organization will be included as so held by one person.

•	Securities identified as held of record by one or more persons as trustees, executors, guardians, custodians or in other fiduciary capacities with respect to a single trust, estate or account will be included as held of record by one person.

•	Securities held by two or more persons as co-owners will be included as held by one person.

•	Securities registered in substantially similar names where the issuer has reason to believe because of the address or other indications that such names represent the same person, may be included as held of record by one person.

Treatment of Options

The merger agreement provides that at the effective time each option to acquire shares of Easton common stock which is outstanding and unexercised immediately prior thereto pursuant to the Easton Stock Option Plan or pursuant to the Non-Qualified Stock Option Agreement by and between R. Michael S. Menzies and Easton dated May 1, 1999, shall, in accordance with their terms, be automatically converted into an option to purchase shares of Easton common stock in an amount and at an exercise price determined by the original option. The duration and other terms of the new option shall be the same as the original option.

Exchange of Certificates

The merger agreement provides that promptly after the merger, Easton will mail a letter of transmittal to each stockholder, who based on information available to Easton, appears to have their shares converted into the right to receive the merger consideration (other than shares as to which objecting stockholder rights have been perfected). The letter of transmittal will contain a certification as to the number of shares held and such other matters as Easton may determine and will specify that delivery will be effected, and risk of loss and title to the certificates representing shares of Easton common stock (“Certificates”) will pass, only upon delivery of the Certificates to Easton and instructions to effect the surrender of the Certificates in exchange for the merger consideration, if any, payable with respect to such Certificates.

Upon surrender of a Certificate for cancellation to Easton, together with a letter of transmittal, duly completed and executed and containing the certification that the holder of the Certificate holds fewer than 1,500 shares, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate will, subject to the above provisions of the merger agreement, be entitled to receive the merger consideration. In the event of a transfer of ownership of shares which is not registered in the share transfer records of Easton, the merger consideration, if any, payable in respect of such shares may be paid or issued to the transferee if the Certificate representing such shares is presented to Easton, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

You should not send your stock certificates now. You should send them only after you receive a letter of transmittal from Easton. Letters of transmittal and related instructions will be mailed soon after the merger is completed.

Effective Time of the Merger

If the merger agreement is approved by the Easton stockholders, the merger will close as soon as practicable after the special meeting, provided that all other conditions to the merger have been satisfied or waived. On the date the merger is to be consummated, articles of merger will be filed with the Maryland Department of Assessment and Taxation. The merger will become effective on the date and at the time specified on the certificate of merger.

Directors and Officers

The merger agreement provides that the directors and executive officers of Easton immediately prior to the merger will be the directors and executive officers of Easton, as the surviving corporation, immediately after the merger.

Articles of Incorporation and Bylaws

The merger agreement provides that the articles of incorporation and bylaws of Easton in effect immediately prior to the merger will be the articles of incorporation and bylaws of Easton, as the surviving corporation, immediately after the merger.

Representations and Warranties

The merger agreement contains customary representations and warranties made by Easton and merger subsidiary regarding various matters, including representations by them as to the enforceability of the merger agreement.

Conditions to the Completion of the Merger

The obligations of Easton and merger subsidiary to complete the merger are subject to the satisfaction or waiver of all of the following conditions:

•	approval of the merger agreement by the holders of two-thirds (2/3) of the outstanding shares of Easton common stock which cannot be waived;

•	all of the representations and warranties made in the merger agreement must be true and correct in all material respects as of the effective time of the merger;

•	no litigation is pending or threatened regarding the merger; and

•	the aggregate number of the shares to be cashed out, plus those held by objecting stockholders does not exceed 20% of the number of issued and outstanding shares of Easton.

As set forth above, the merger agreement includes a provision designed to protect Easton in the event that the aggregate of the number of shares to be cashed-out in the merger plus the number of shares held by stockholders who object to the merger pursuant to the provisions of the MGCL exceeds 20% of the total number of outstanding shares of Easton common stock. The purpose of this provision is to provide Easton with the opportunity to terminate the merger agreement prior to consummation of the transaction in the event that the total consideration to be paid to Easton stockholders in connection with the merger exceeds approximately $2.5 million. Based upon the list of beneficial stockholders on March 31, 2004, it is expected that the number of shares of Easton common stock to be cashed-out in the merger will be approximately 185,660, and Easton is prepared to waive the condition to the merger agreement and consummate the transaction. Further, the merger agreement provides that it may be terminated at any time by either Easton or merger subsidiary prior to consummation of the merger.

Termination of Merger Agreement

The merger agreement may be terminated by either Easton or merger subsidiary at any time prior to the effective time of the merger.

OTHER MATTERS

Management of Easton knows of no other business to be presented at the special meeting, other than procedural matters relating to the conduct of the special meeting, but if other matters do properly come before the special meeting, unless otherwise instructed, it is intended that the persons named in the proxy card will vote shares according to their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

Easton files reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy, at the prescribed rates, this information at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Easton, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Easton, the merger subsidiary and the Filing Persons have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in respect of the merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC’s website.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows Easton to “incorporate by reference” information into this document. This means that we can disclose important information to you be referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference herein.

This document incorporates by reference the document listed below that Easton has filed previously with the SEC. It contains important information about Easton and its financial condition.

•	Easton’s Annual Report on Form 10-KSB for the year ended December 31, 2003

We also incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this document and the date of Easton’s special meeting.

We will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by writing to Sheila A. Wainwright, Secretary, at the following address: Easton Bancorp, Inc., 501 Idlewild Avenue, Easton, Maryland 21601, telephone number (409) 819-0300.

These documents are also included in our SEC filings, which you can access electronically at the SEC’s website at http://www.sec.gov.

We have not authorized anyone to give any information or make any representation about the merger or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

APPENDIX A

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated effective as of December 5, 2003 and amended and restated on December 31, 2003 is by and between EASTON BANCORP, INC. (“Easton”), a Maryland corporation and EASTON FACILITATION, INC. (“Newco”), a Maryland corporation. This Agreement amends and restates the Agreement and Plan of Merger effective as of December 5, 2003 by and between Easton and Newco (the “Original Agreement”).

W I T N E S S E T H:

WHEREAS, Easton and Newco wish to modify the Original Agreement to make specific provisions regarding the treatment of shares of common stock held in “street name”;

WHEREAS, Easton is a business corporation duly incorporated and validly existing under the laws of the State of Maryland, with authorized capital stock consisting of 5,000,000 shares of common stock, $0.10 par value per share (the “Common Stock”), of which 764,507 are issued and outstanding as of the date hereof; and

WHEREAS, the Boards of Directors of Easton and Newco have approved this Agreement and the transactions proposed herein, pursuant to which Newco will be merged with and into Easton.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.    THE MERGER

Section 1.1    Merger.  Subject to the provisions hereof, Newco shall be merged with and into Easton (the “Merger”), with Easton as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation” when reference is made to it after the Effective Time (as defined in Article VI herein) of the Merger), under the Articles of Incorporation of Easton, pursuant to the provisions of, and with the effect provided in Title 3 of the Maryland General Corporation Law (“MGCL”). The name of the surviving corporation shall be “Easton Bancorp, Inc.”, and the business of the Surviving Corporation shall be that of a bank holding company.

Section 1.2    Effect of Merger.  At the Effective Time, the corporate existence of Easton and Newco shall, as provided in the provisions of law heretofore mentioned, be merged and continued in Surviving Corporation, and Surviving Corporation shall be deemed to be a continuation in entity and identity of Easton and Newco. All rights, franchises and interests of Easton and Newco, respectively, in and to any type of property and choices in action shall be transferred to and vested in Surviving Corporation by virtue of such Merger without any deed or other transfer. Surviving Corporation, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Easton and Newco, respectively, as of the Effective Time.

Section 1.3    Liabilities of Surviving Corporation.  At the Effective Time of the Merger, Surviving Corporation shall be liable for all liabilities of Easton and Newco. All deposits, debts, liabilities, obligations and contracts of Easton and of Newco, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of Easton or Newco, as the case may be, shall be those of Surviving Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either Easton or Newco shall be preserved unimpaired subsequent to the Merger.

Section 1.4    Conveyance.  All assets of Newco and Easton as they exist at the Effective Time of the Merger shall pass to, and vest in, the Surviving Corporation without any conveyance or other transfer. The Surviving Corporation shall be responsible for all the liabilities of every kind and description of each of Easton and Newco existing as of the Effective Time of the Merger.

Section 1.5    Board of Directors and Officers; Articles of Incorporation; Bylaws.  The present Board of Directors and Officers of Easton shall continue to serve as the Board of Directors and Officers of the Surviving Corporation until the next annual meeting or until such time as their successors have been elected and have qualified. At the Effective Time of the Merger and until thereafter amended in accordance with the law, the Articles of Incorporation and Bylaws of the Surviving Corporation shall be the Articles of Incorporation and Bylaws of Easton as in effect immediately prior to the Merger.

Section 1.6    Merger Consideration.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof,

(a)  all outstanding shares of Common Stock, whether Record Shares (as hereinafter defined) or Street Shares (as hereinafter defined), held by a Holder (as hereinafter defined) holding fewer than 1,500 shares of Common Stock immediately prior to the Effective Time (such shareholders are referred to herein as “Cash-Out Shareholders”) shall, without any action on the part of the holder thereof, be canceled and converted into the right to receive, upon the surrender of the certificate representing such shares, cash equal to $16.29 per share of Common Stock without interest thereon, (the “Merger Consideration”) other than Objecting Shares (as defined in Section 1.8); provided, however, that Easton may presume that all Street Shares are held by Holders holding fewer than 1,500 shares of Common Stock immediately prior to the Effective Time unless Easton or a beneficial owner of Street Shares is able to demonstrate to Easton’s satisfaction that such shares are held beneficially by a Holder holding 1,500 or more shares of Common Stock immediately prior to the Effective Time, in which event such shares of Common Stock shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time;

(b)  Each share of Common Stock held in the treasury of Easton and each share of Common Stock owned by any direct or indirect wholly-owned subsidiary of Easton immediately prior to the Effective Time shall be cancelled without any conversion and no payment or distribution shall be made with respect thereto;

(c)  All outstanding shares of Common Stock other than those described in paragraphs (a) and (b) as being converted into the right to receive the Merger Consideration shall remain outstanding with all rights, privileges, and powers existing immediately prior to the Effective Time; and

(d)  The outstanding shares of Newco Stock shall, without any action on the part of the holder thereof, be canceled.

Except as provided in Section 1.8, in no event shall any Holder holding, of record or beneficially, immediately prior to the Effective Time 1,500 or more shares of Common Stock (including any combination of Record Shares and Street Shares) in the aggregate be entitled to receive any Merger Consideration with respect to the shares of Common Stock so held. It shall be a condition precedent to the right of any Holder to receive the Merger Consideration, if any, payable with respect to the shares of Common Stock held by such Holder that such Holder certify to Easton in the letter of transmittal delivered by Easton as described in Section 1.8 that such Holder held, of record and beneficially, immediately prior to the Effective Time fewer than 1,500 shares of Common Stock (including any combination of Record Shares and Street Shares) in the aggregate.

For purposes hereof,

(1)  the term “Record Shares” shall mean shares of Common Stock other than Street Shares and any Record Share shall be deemed to be held by the registered holder thereof as reflected on the books of Easton;

(2)  the term “Street Shares” shall mean shares of Common Stock held of record in street name, including held of record by Easton Bank & Trust Company (the “Bank”) for the benefit of customers of the Trust Department of the Bank, and any Street Share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof;

(3)  the term “Holder” shall mean (i) any record holder or holders of Record Shares who would be deemed, under Rule l2g5-1 promulgated under the Securities Exchange Act of 1934, as amended, to be a single “person” for purposes of determining the number of record shareholders of Easton, and (ii) any other person or persons who would be deemed to be a “Holder” under clause (i) above if the shares of Common Stock such person holds beneficially either in street name or as a customer of the Trust Department of the Bank were held of record by such person or persons; and

(4)  the term “Cash-Out Shares” shall mean any shares of Common Stock that are converted into the right to receive the Merger Consideration pursuant to this Section 1.6.

Easton (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to (i) make such inquiries, whether of any shareholder(s) or otherwise, as it may deem appropriate for purposes of this Section 1.6 and (ii) resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to this Section 1.6, including, without limitation, any questions as to the number of shares of Common Stock held by any Holder immediately prior to the Effective Time. All determinations by Easton under this Section 1.6 shall be final and binding on all parties, and no person or entity shall have any recourse against Easton or any other person or entity with respect thereto.

For purposes of this Section 1.6, Easton may in its sole discretion, but shall not have any obligation to do so, (i) presume that any shares of Common Stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and (ii) aggregate the shares of Common Stock held (whether of record or beneficially) by any person or persons that Easton determines to constitute a single Holder for purposes of determining the number of shares of Common Stock held by such Holder.

Section 1.7     Conversion of Easton Stock Options.

(a)  At the Effective Time, each option to acquire shares of Common Stock which is outstanding and unexercised immediately prior thereto (“Easton Stock Option”) pursuant to the Easton Stock Option Plan (“Easton Stock Option Plan”) or pursuant to the Non-Qualified Stock Option Agreement by and between R. Michael S. Menzies and Easton dated May 1, 1999 (the “NQO Agreement”), shall, in accordance with their terms, be converted (automatically and without any action on the part of the holder thereof) into an option to purchase shares of Common Stock in an amount and at an exercise price determined by the original option (and otherwise subject to the terms of the Easton Stock Option Plan, the agreements evidencing the grants thereunder and the NQO Agreement); and

(b)  The adjustment provided herein with respect to any options which are “incentive stock options” as defined in Section 422 of the Internal Revenue Code, shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Internal Revenue Code. The duration and other terms of the new option shall be the same as the original option.

Section 1.8    Objecting Shares.  Each share of Common Stock issued and outstanding immediately prior to the Effective Time, the Holder of which has not voted in favor of the Merger and who has delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Title 3, Subtitle 2 of the MGCL, is referred to herein as a “Objecting Share.” Notwithstanding anything in this Agreement to the contrary, Objecting Shares shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 1.6 hereof unless and until such Holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the MGCL. If any such Holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such Holder’s Objecting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon.

Section 1.9    Exchange of Shares.

(a)  Easton shall deposit or cause to be deposited in trust on behalf of The Bank of New York (the “Exchange Agent”) prior to the Effective Time cash, in an aggregate amount necessary to pay the Merger Consideration to Cash-Out Shareholders and to make appropriate cash payments to Holders of Objecting Shares pursuant to Section 1.8 hereof, if any, (such amounts being hereinafter referred to as (the “Exchange Fund”).

(b)  As soon as practicable after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which represent shares of Common Stock (the “Certificates”), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. At and after the Closing (as defined herein) and upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash provided in Section 1.6 hereof and such Certificate shall forthwith be canceled. The Exchange Agent shall, upon surrender of Certificates representing shares of Common Stock, promptly deliver the Merger Consideration with respect to such shares of Common Stock formerly represented by such Certificate. No interest will be paid or accrued on the Merger Consideration payable upon surrender of the Certificates. If payment of cash is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or established to the satisfaction of Easton that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.9, each Certificate (other than Certificates representing Objecting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

(c)  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of Easton for six months after the Exchange Agent mails the letter of transmittal pursuant to Section 1.9 shall be returned to Easton upon demand, and the holders of shares of Common Stock who have not theretofore complied with the exchange procedures in this Section 1.9 shall look to Easton only, and not the Exchange Agent, for the payment of any of the Merger Consideration in respect of such shares.

(d)  None of Easton, Newco, the Exchange Agent or any other person shall be liable to any former holder of shares of Common Stock for any cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(e)  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Easton or the Exchange Agent, the posting by such person of a bond in such amount as Easton or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such

Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Section 1.10    Ratification by Shareholders.  This Agreement shall be submitted to the shareholders of Easton and Newco in accordance with applicable provisions of law and the Articles of Incorporation and Bylaws of Easton and Newco. Easton and Newco shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the regulatory authorities, if any.

II.    REPRESENTATIONS AND WARRANTIES OF EASTON

Easton hereby represents and warrants to Newco as follows:

Section 2.1    Organization.  Easton is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and has full corporate power to own its properties, to carry on its business as now being, and presently contemplated to be, conducted and to enter into this Agreement.

Section 2.2    Capitalization.  The authorized capital stock of Easton is 5,000,000 shares of Common Stock, 764,507 shares of which are validly issued and outstanding, fully paid and nonassessable.

Section 2.3    Approvals.  The Board of Directors of Easton has approved this Agreement and the transactions contemplated hereby, subject to the approval by the stockholders of Easton as required by law. This Agreement has been duly executed and delivered by Easton and when executed by Easton and duly approved by the stockholders of Easton, it will be a binding agreement of Easton enforceable against it in accordance with its terms.

Section 2.4    No Conflict With Other Instruments.  Subject to the receipt of all required regulatory approvals and compliance with all applicable federal and state securities laws, the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby will not violate any provision of, or constitute a default under any order, writ, injunction or decree of any court or other governmental agency, or any contract, agreement or instrument to which Easton is a party or by which it is bound, or constitute an event which with the lapse of time or action by a third party could result in any default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of Easton or upon shares of Common Stock.

III.    REPRESENTATIONS AND WARRANTIES OF NEWCO

Newco hereby represents and warrants to Easton as follows:

Section 3.1    Organization.  Newco is a Texas corporation duly organized, validly existing and in good standing under the laws of Maryland, and has full corporate power and authority to own its properties, to engage in the business and activities now conducted by it and to enter into this Agreement. Newco does not have any subsidiaries.

Section 3.2    Capitalization.  The authorized capital stock of Newco consists of 1,000 shares of common stock, $1.00 par value (the “Newco Stock”), all of which are issued and outstanding. All such shares are validly issued, fully paid, and nonassessable. There are no existing options, warrants, calls or commitments of any kind obligating Newco to issue any of its authorized and unissued capital stock.

Section 3.3    Approvals.  The Board of Directors of Newco has approved this Agreement and the transactions contemplated hereby, subject to the approval thereof by the stockholders of the Newco as required by law. This Agreement has been duly executed and delivered by Newco and when executed by Easton and duly approved by the stockholders of Newco, it will be a binding agreement of Newco enforceable against it in accordance with its terms.

Section 3.4    No Conflict With Other Instruments.  Subject to the receipt of all required regulatory approvals and compliance with all applicable federal and state securities laws, the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby will not violate any provision of, or constitute a default under, any order, writ, injunction or decree of any court or other governmental agency, or any contract, agreement or instrument to which Newco is a party or by which it is bound, or constitute an event which with the lapse of time or action by a third party could result in any default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of Newco or upon shares of capital stock of Newco.

IV.    COVENANTS OF EASTON

Easton hereby covenants to and with Newco as follows:

Section 4.1    Best Efforts.  Easton will use its best efforts to take or cause to be taken all actions necessary, proper or advisable to consummate this Agreement, including such actions Newco may reasonably consider necessary, proper or advisable in connection with filing applications and other instruments with, or obtaining approvals of, governmental bodies to the transactions contemplated by this Agreement.

Section 4.2    Existence.  From and after the date of this Agreement to the Effective Time of the Merger, Easton will maintain its corporate existence, will not (i) amend its articles of incorporation by-laws, (ii) will not issue any securities, and (iii) will not declare or make any dividend or other distribution with respect to the outstanding shares of the Common Stock without written consent of Newco.

Section 4.3    Cash Payments.  Easton will deliver, when and if required by the provisions of this Agreement, such amounts of cash into which certain shares of Common Stock are to be converted pursuant to this Agreement.

V.    COVENANTS OF NEWCO

Newco hereby covenants to and with Easton as follows:

Section 5.1    Best Efforts.  Newco will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate this Agreement, including such actions as Easton may reasonably consider necessary, proper or advisable in connection with filing applications and other instruments with, or obtaining approvals of, governmental bodies to the transactions contemplated by this Agreement.

Section 5.2    Existence.  From and after the date of this Agreement to the Effective Time, Newco (i) will maintain its corporate existence; (ii) will not amend its charter or bylaws; and (iii) will not issue any securities.

VI.    CLOSING AND EFFECTIVE TIME

Section 6.1    Closing.  On a mutually acceptable date (herein called the “Closing Date”) as soon as practicable within the 60 day period commencing with the latest of the following dates:

(a)  such date as may be prescribed by any federal or state agency or authority pursuant to any applicable federal or state law, rule, regulation or order, prior to which consummation of the Merger may not be effected; or

(b)  the date on which the transactions contemplated by this Agreement have been approved by the stockholders Easton and Newco in accordance with applicable law;

a meeting (“Closing”) will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether any condition exists which would permit the parties to this Agreement to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement.

The Closing shall take place at the principal office of Easton in Easton, Maryland on the Closing Date, or at such other place to which the parties may agree.

Section 6.2    Effective Time.  Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificate of merger to be issued by the Secretary of State of Maryland (“Effective Time”). It is anticipated by the Company and Newco that the Closing and the Effective Time will occur on the same day.

VII.    CONDITIONS TO THE OBLIGATIONS OF EASTON

The obligation of Easton to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the Merger of the following conditions:

Section 7.1    Litigation.  On the Closing Date, there shall not be pending or threatened litigation in agreement or any proceeding by any governmental commission, board or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, recession, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action or other proceedings.

Section 7.2    No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal as of the Effective Time of the Merger.

Section 7.3    Shareholder Approval.  The shareholders of Easton shall have voted affirmatively to approve the Merger by not less than two-thirds of the outstanding voting stock of Easton.

Section 7.4    Other Approvals.  All requisite regulatory approvals relating to the Merger, if any, shall have been obtained and continue to be in full force and effect, and all waiting and notice periods under applicable law shall have expired.

Section 7.5    Rights of Objecting Shareholders and Other Shareholders Receiving Cash.  The aggregate number of shares of Common Stock owned by those shareholders of the Company who (i) have perfected and shall be entitled to exercise their objecting shareholders’ rights pursuant to the MGCL, or (ii) are Cash-Out Shareholders (as defined in Section 1.6 herein) shall not exceed 20% of the issued and outstanding shares of Common Stock.

VIII.    CONDITIONS TO THE OBLIGATIONS OF NEWCO

The obligation of Newco to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the Merger of the following conditions:

Section 8.1    Litigation.  On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, recission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action or other proceeding.

Section 8.2    No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal as of the Effective Time of the Merger.

Section 8.3    Shareholder Approval.  The sole shareholder of Newco shall have voted affirmatively to approve the Merger by not less than two-thirds of the outstanding voting stock of Newco.

Section 8.4    Other Approvals.  All requisite regulatory approvals, if any, relating to the Merger, if any, shall have been obtained and continue to be in full force and effect, and all waiting and notice periods under applicable law shall have expired.

IX.    TERMINATION AND AMENDMENT

Section 9.1    Termination.  This Agreement may be terminated at anytime prior to the Effective Time by the Boards of Directors of either Newco or Easton.

Section 9.2    Effect of Termination.  In the event of termination of this Agreement as provided in this Article IX hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Newco or Easton or their respective officers, directors or shareholders.

Section 9.3    Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

X.    GENERAL PROVISIONS

Section 10.1    Nonsurvival of Agreements.  None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger.

Section 10.2    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to Easton or Newco, respectively, at the following addresses:

If to Easton:

Easton Bancorp, Inc.

501 Idlewild Avenue

Easton, Maryland 21601

Attention: R. Michael S. Menzies

If to Newco:

Easton Facilitation, Inc.

501 Idlewild Avenue

Easton, Maryland 21601

Attention: R. Michael S. Menzies

Section 10.3    Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 10.4    Counterparts.  This Agreement may be executed in two counterparts, both of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

Section 10.5    Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 10.6    Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.

Section 10.7    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to agreements made and entirely to be performed within such jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

EASTON BANCORP, INC.

By:	/s/ R. MICHAEL S. MENZIES
R. Michael S. Menzies
President

Attest:

By:	/s/ PAMELA A. MUSSENDEN
Name:	Pamela A. Mussenden
Title:	Assistant Treasurer

EASTON BANCORP, INC.

By:	/s/ R. MICHAEL S. MENZIES
R. Michael S. Menzies
President

Attest:

By:	/s/ PAMELA A. MUSSENDEN
Name:	Pamela A. Mussenden
Title:	Assistant Treasurer

APPENDIX B

9100 ARBORETUM PARKWAY    SUITE 280    RICHMOND, VIRGINIA 23236

(804) 323-7540    FAX (804) 323-7457

December 4, 2003

The Board of Directors

Easton Bancorp, Inc.

501 Idlewild Avenue

Easton, Maryland 21601

Dear Members of the Board:

Easton Bancorp, Inc. (“Easton” or the “Company”) will enter into an Agreement and Plan of Merger (the “Agreement”) with Easton Facilitation, Inc., a wholly-owned subsidiary of Easton formed for the sole purpose of effecting a going-private transaction wherein Easton will be the surviving entity.

Under the terms of the Agreement, shareholders owning less than 1,500 shares of Easton’s common stock prior to the transaction will be entitled to receive $16.29 in cash for each share they own at the effective time of the merger provided for by the Agreement. Shareholders owning 1,500 shares or more will continue to hold their shares following the merger.

You have asked us to provide an opinion relating to the fairness, from a financial point of view, of the cash consideration (the “Consideration”) to be paid to certain shareholders of Easton’s common stock in connection with the Agreement.

In rendering our opinion, we have reviewed annual audited financial reports for the years ended December 31, 1998-2002, federal regulatory filings (call reports), interim company prepared financial statements as of 9/30/03 as well as a 2003 and 2004 earnings forecast and various other financial reports available to us from published sources. In addition, we have, among other things: (a) to the extent deemed relevant, analyzed selected public information of certain other financial institutions and compared Easton from a financial point of view to these other financial institutions; (b) compared the terms of the Agreement with the terms of certain other comparable transactions to the extent information concerning such transactions was publicly available; (c) reviewed the drafts of the Agreement and related documents; and (d) made such other analyses and examinations as we deemed necessary. We also met with various senior officers of Easton to discuss the foregoing as well as other matters that may be relevant.

We have not independently verified the financial and other information concerning Easton or other data which we have considered in our review. We have assumed the accuracy and completeness of all such information; however, we have no reason to believe that such information is not accurate and complete. Our conclusion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of Easton as they exist and are known to us as of September 30, 2003.

BAXTER FENTRISS AND COMPANY

RICHMOND, VIRGINIA

Nothing in this opinion constitutes investment, legal, accounting or tax advice or a representation that any investment or strategy is suitable or appropriate to an individual shareholders’ circumstances or otherwise constitutes a recommendation to any one or group of shareholders.

We have acted as financial advisor to Easton in connection with the Agreement and will receive from Easton a fee for our services which is not contingent upon the consummation of the Agreement or the estimate of value from our analyses. Other than acting as advisor in connection with this proposed transaction, we have no financial interest in the Company.

It is understood that this opinion may be included in its entirety in any communication by Easton or the Board of Directors to the shareholders of Easton. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

Based on the foregoing, and subject to the limitations described above, we are of the opinion that the Consideration is fair, from a financial point of view, to the shareholders of Easton.

Sincerely,

Baxter Fentriss and Company

APPENDIX C

ANNOTATED CODE OF MARYLAND

CORPORATIONS AND ASSOCIATIONS

TITLE 3.    CORPORATIONS IN GENERAL — EXTRAORDINARY ACTIONS

SUBTITLE 2.    RIGHTS OF OBJECTING STOCKHOLDERS

§ 3-201.    “Successor” defined

(a)  Corporation amending charter. — In this subtitle, except as provided in subsection (b) of this section, “successor” includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

(b)  Corporation whose stock is acquired. — When used with reference to a share exchange, “successor” means the corporation the stock of which was acquired in the share exchange.

§ 3-202.    Right to fair value of stock

(a)  General rule. — Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if:

(1)  The corporation consolidates or merges with another corporation;

(2)  The stockholder’s stock is to be acquired in a share exchange;

(3)  The corporation transfers its assets in a manner requiring action under § 3-105 (e) of this title;

(4)  The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation; or

(5)  The transaction is governed by § 3-602 of this title or exempted by § 3-603 (b) of this title.

(b)  Basis of fair value. —

(1)  Fair value is determined as of the close of business:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the day notice is given or waived under § 3-106; or

(ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

(2)  Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

(3)  In any transaction governed by § 3-602 of this title or exempted by § 3-603 (b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603 (b) of this title.

(c)  When right to fair value does not apply. — Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603(b) of this title, a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if:

(1)  The stock is listed on a national securities exchange, is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or is designated for trading on the NASDAQ Small Cap Market:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the date notice is given or waived under § 3-106; or

(ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

(2)  The stock is that of the successor in a merger, unless:

(i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

(ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

(3)  The stock is not entitled, other than solely because of § 3-106 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

(4)  The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

(5)  The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

§ 3-203.    Procedure by stockholder

(a)  Specific duties. — A stockholder of a corporation who desires to receive payment of the fair value of the stockholder’s stock under this subtitle:

(1)  Shall file with the corporation a written objection to the proposed transaction:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, within 30 days after notice is given or waived under § 3-106; or

(ii) With respect to any other transaction, at or before the stockholders’ meeting at which the transaction will be considered or, in the case of action taken under § 2-505 (b) of this article, within 10 days after the corporation gives the notice required by § 2-505 (b) of this article;

(2)  May not vote in favor of the transaction; and

(3)  Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder’s stock, stating the number and class of shares for which the stockholder demands payment.

(b)  Failure to comply with section. — A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

§ 3-204.    Effect of demand on dividend and other rights

A stockholder who demands payment for his stock under this subtitle:

(1)  Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and

(2)  Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

§ 3-205.    Withdrawal of demand

A demand for payment may be withdrawn only with the consent of the successor.

§ 3-206.    Restoration of dividend and other rights

(a)  When rights restored. — The rights of a stockholder who demands payment are restored in full, if:

(1)  The demand for payment is withdrawn;

(2)  A petition for an appraisal is not filed within the time required by this subtitle;

(3)  A court determines that the stockholder is not entitled to relief; or

(4)  The transaction objected to is abandoned or rescinded.

(b)  Effect of restoration. — The restoration of a stockholder’s rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

§ 3-207.    Notice and offer to stockholders

(a)  Duty of successor. —

(1)  The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

(2)  The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

(i) A balance sheet as of a date not more than six months before the date of the offer;

(ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

(iii) Any other information the successor considers pertinent.

(b)  Manner of sending notice. — The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

§ 3-208.    Petition for appraisal; consolidation of proceedings; joinder of objectors

(a)  Petition for appraisal. — Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

(b)  Consolidation of suits; joinder of objectors. —

(1)  If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

(2)  Two or more objecting stockholders may join or be joined in an appraisal proceeding.

§ 3-209.    Notation on stock certificate

(a)  Submission of certificate. — At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

(b)  Transfer of stock bearing notation. — If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

§ 3-210.    Appraisal of fair value

(a)  Court to appoint appraisers. — If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

(b)  Report of appraisers — Filing. — Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

(c)  Same — Contents. — The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

(d)  Same — Service; objection. —

(1)  On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

(2)  Within 15 days after the report is filed, any party may object to it and request a hearing.

§ 3-211.    Action by court on appraisers’ report

(a)  Order of court. — The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

(1)  Confirms, modifies, or rejects it; and

(2)  If appropriate, sets the time for payment to the stockholder.

(b)  Procedure after order. —

(1)  If the appraisers’ report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

(2)  If the appraisers’ report is rejected, the court may:

(i) Determine the fair value of the stock and enter judgment for the stockholder; or

(ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

(c)  Judgment includes interest. —

(1)  Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under § 3-202 of this subtitle.

(2)  The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

(d)  Costs of proceedings. —

(1)  The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

(2)  Costs may not include attorney’s fees or expenses. The reasonable fees and expenses of experts may be included only if:

(i) The successor did not make an offer for the stock under § 3-207 of this subtitle; or

(ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

(e)  Effect of judgment. — The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

§ 3-212.    Surrender of stock

The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

(1)  The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

(2)  Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

§ 3-213.    Rights of successor with respect to stock

(a)  General rule. — A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle.

(b)  Successor in transfer of assets. — After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

(c)  Successor in consolidation, merger, or share exchange. — Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

APPENDIX D

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-KSB

(Mark One)

☒	ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For The Fiscal Year Ended December 31, 2003

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission File No.: 000-23960

EASTON BANCORP, INC.

(Name of small business issuer as specified in its charter)

Maryland	52-1745344
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

501 Idlewild Avenue Easton, Maryland	21601
(Address of principal executive offices)	(Zip Code)

(410) 819-0300

(Issuer’s telephone number, including area code)

Securities registered under Section 12(b) of the Exchange Act:

Title of each class	Name of each exchange on which registered
None	None

Securities registered under Section 12(g) of the Exchange Act:

Common Stock, par value

$0.10 per share

Check whether the issuer (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the small business issuer was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    YES  ☒    NO  ☐

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of the small business issuer’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB.  ☐

State the small business issuer’s revenues for its most recent fiscal year: $6,332,471.

The aggregate market value of the Common Stock held by non-affiliates of the small business issuer on March 29, 2004, was $5,268,109. This calculation is based upon the most recent trade of the Common Stock of $16.60 per share on March 29, 2004. There is not an active trading market for the Common Stock and it is not possible to identify precisely the market value of the Common Stock.

On March 29, 2004, 764,507 shares of the small business issuer’s Common Stock were issued and outstanding.

Documents Incorporated By Reference

None.

Transitional Small Business Disclosure Format:    YES  ☐     NO  ☒

EASTON BANCORP, INC.

2003 ANNUAL REPORT ON FORM 10-KSB

This Report contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements appear in a number of places in this Report and include all statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company’s financing plans; (ii) trends affecting the Company’s financial condition or results of operations; (iii) the Company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors discussed herein and those factors discussed in detail in the Company’s filings with the Securities and Exchange Commission.

PART I

Item 1. Description of Business

General

Easton Bancorp, Inc. (the “Company”) was incorporated as a Maryland corporation on July 19, 1991, primarily to own and control all of the capital stock of Easton Bank & Trust Company (the “Bank”) upon its formation. On December 31, 1992, the Company completed the initial public offering (the “Offering”) of its Common Stock, par value $0.10 per share (the “Common Stock”), in which it sold 559,328 shares of Common Stock at a price of $10.00 per share. Out of the proceeds of the Offering, the Company paid $5.0 million to the Bank in exchange for all of its outstanding capital stock and retained approximately $600,000 to cover expenses of the Company and to provide additional capital to the Bank if required. The Bank commenced business on July 1, 1993, and the only activity of the Company since then has been the ownership and operation of the Bank.

The Company’s primary activity is to provide assistance to the management and coordination of their financial resources and to provide capital, business development, long-range planning and public relations to the Bank. The Bank operates under the day-to-day management of its own officers, and its individual Board of Directors formulates its own policies. A number of directors or officers of the Company are also directors or officers of the Bank. The Company conducts no activity other than the operations of the Bank and it derives its revenues primarily from the operation of the Bank in the form of dividends paid by the Bank to the Company.

The Bank was organized as a nonmember state bank under the laws of the State of Maryland. The Bank is engaged in a general commercial banking business with its main office located in Easton, Maryland and its primary service area encompassing Talbot County, Maryland and Caroline County, Maryland. In February of 1999, the Bank opened a loan production office in Denton, Maryland. This office became a full service branch in October of 1999. In addition, in November 2001, the Bank opened a full service branch in Oxford, Talbot County, Maryland and in April of 2003, the Bank established a third full-service branch in Easton, Maryland.

The Company’s holding company structure can assist the Bank in maintaining its required capital ratios because the Company may, subject to compliance with debt guidelines implemented by the Board of Governors of the Federal Reserve System (the “Board of Governors” or the “Federal Reserve”), borrow money and contribute the proceeds to the Bank as primary capital. The holding company structure also permits greater flexibility in issuing stock for cash, property or services and in reorganization transactions. Moreover, subject to certain regulatory limitations, a holding company can purchase shares of its own stock, which the Bank may not do without prior approval. A holding company may also engage in certain non-banking activities which the Board of Governors has deemed to be closely related to banking and proper incidents to the business of a bank holding company. These activities include making or servicing loans and certain types of leases; performing certain data processing services; acting as a fiduciary or investment or financial advisor; acting as a management consultant for other depository institutions; providing courier, appraisal, and consumer financial counseling services; providing tax planning and preparation services; providing check guaranty and collection agency

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services; engaging in limited real estate investment activities; underwriting, brokering, and selling credit life and disability insurance; engaging in certain other limited insurance activities; providing discount brokerage services; underwriting and dealing in certain government obligations and money market instruments and providing portfolio investment advice; acting as a futures commission merchant with respect to certain financial instrument transactions; providing foreign exchange advisory and transactional services; making investments in certain corporations for projects designed primarily to promote community welfare; and owning and operating certain healthy savings and loan associations. Although the Company has no present intention of engaging in any of these activities, if circumstances should lead the Company’s management to believe that there is a need for these services in the Bank’s marketing area and that such activities could be profitably conducted, the management of the Company would have the flexibility of commencing these activities upon filing notice thereof with the Board of Governors.

Recent Developments

On December 4, 2003 the Company announced the signing of a merger agreement pursuant to which the Company will merge with Easton Facilitation, Inc., a newly-formed subsidiary of the Company organized for the sole purpose of effecting what is commonly referred to as a “going private transaction.” The purpose of the merger is to reduce the number of stockholders of record to fewer than 300, as required for the suspension of the Company’s reporting obligations under Section 15(d) of the Securities and Exchange Act of 1934, as amended. The Company expects to call a special meeting of shareholders in the second quarter of 2004 at which shareholders will be asked to consider and vote upon a proposal to approve the merger agreement.

Location and Service Area

The Bank conducts a general commercial banking business in its primary service area, emphasizing the banking needs of individuals and small to medium-sized businesses and professional concerns. The Bank operates from its main office located in Easton, Maryland, two branch offices in Easton, Maryland, as well as branch offices located in Oxford, Maryland and Denton, Maryland. The Bank draws most of its customer deposits and conducts most of its lending transactions from within its primary service area.

Talbot County is centrally located on the eastern shore of the Chesapeake Bay in eastern Maryland. Easton, the county seat, is approximately 59 miles southeast of Baltimore and 73 miles east of Washington, D.C. The population of Easton increased from approximately 9,000 in 1990 to approximately 12,000 in 2000, while the population of Talbot County increased from approximately 30,000 to 34,000 during this period.

The principal components of the economy of Talbot County are manufacturing (which accounts for approximately 30% of the economic activity), agriculture, and tourism. Easton also has a strong component of health-care related businesses. The largest employers in the county include Memorial Hospital, Allen Family Foods, a poultry producer, Cadmus Journal Services, a printing company, and William Hill Manor, Inc., a continuing care retirement community. The county has had a significant boating industry since colonial days. At present, this industry is made up of over a dozen builders, numerous supply companies, dealers and charter companies, and approximately 20 marinas. Talbot County’s colonial homes and historical sites and boating, hunting, and fishing opportunities have resulted in tourism constituting a significant segment of the economy.

Caroline County is centrally located on the eastern shore of the Chesapeake Bay in eastern Maryland. Denton, the county seat, is situated approximately 60 miles from Baltimore and 60 miles from Washington, D.C. Caroline County has experienced growth in its population in recent years. The population of Caroline County increased from approximately 27,000 in 1998 to 30,000 in 2000, while the population of Denton remained steady with a population of approximately 3,000 during this period.

The principal components of the economy of Caroline County are manufacturing and agriculture. The largest employers in the county include Solo Cup and Choptank Electric Company.

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Banking Services

The Bank offers a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to the Bank’s principal market area at rates competitive to those offered in the area. In addition, the Bank offers certain retirement account services, such as Individual Retirement Accounts (“IRAs”). All deposit accounts are insured by the Federal Deposit Insurance Corporation (the “FDIC”) up to the maximum amount allowed by law (generally, $100,000 per depositor subject to aggregation rules). The Bank solicits these accounts from individuals, businesses, associations and organizations, and governmental authorities.

The Bank also offers a full range of short- to medium-term commercial and personal loans. Commercial loans include both secured and unsecured loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements), and purchase of equipment and machinery. Consumer loans include secured and unsecured loans for financing automobiles, home improvements, education, and personal investments. The Bank also originates and holds or sells into the secondary market fixed and variable rate mortgage loans and real estate construction and acquisition loans. The Bank’s lending activities are subject to a variety of lending limits imposed by state and federal law. The Bank may not make any loans to any director, officer, or employee of the Bank (except for commercial loans to directors who are not officers or employees) unless the loan is approved by the Board of Directors of the Bank. Any such loan must be reviewed every six months by the Board of Directors.

Other bank services include cash management services, safe deposit boxes, travelers checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts. The Bank is associated with the STAR and PLUS networks of automated teller machines that may be used by Bank customers throughout Maryland and other regions. The Bank also offers a VISA debit card and it offers MasterCard and VISA credit card services through a correspondent bank as an agent for the Bank. Additionally, in March of 2003 the Bank began to offer non-deposit products to its customers.

The Bank does not presently exercise trust powers. The Bank may in the future offer a full-service trust department, but cannot do so without the prior approval of the State of Maryland Commissioner of Financial Regulation (the “Commissioner”).

Competition

The banking business is highly competitive. The Bank competes as a financial intermediary with other commercial banks, savings and loan associations, credit unions, and money market mutual funds operating in Talbot County, Caroline County and elsewhere. As of December 31, 2003, there were nine commercial banks operating a total of twenty offices in Talbot County, Maryland. Of these institutions, only The Talbot Bank of Easton is locally owned and operated. The Talbot Bank has a main office in Easton and three branches: two located in Easton, Maryland and one in St. Michaels, Maryland. St. Michaels Bank, while locally chartered, is controlled by a holding company in Baltimore. It operates a main office and three branches in Talbot County. M&T Bank based in Buffalo, New York has one branch in Talbot County as does First Mariner Bank, which is based in Baltimore, Maryland. Queenstown Bank, with one branch in Talbot County, has its main office in Queenstown, Maryland. Bank of America, based in Charlotte, North Carolina, operates three branches in Talbot County. SunTrust Bank, based in Atlanta, Georgia, operates one branch in Talbot County and BB&T Bank, based in Charlotte, North Carolina, operates one branch in Talbot County. One credit union operates in the county; however, it has only nominal deposits. Financial service companies, such as Legg Mason Wood Walker, Inc., Ferris Baker Watts, Inc., Merrill Lynch, A.G. Edwards & Sons, Inc. and H.C. Wainwright, Inc. also operate offices in Talbot County.

As of December 31, 2003, there were seven commercial banks operating a total of sixteen offices in Caroline County, Maryland. Of these institutions, only Provident State Bank of Preston, Maryland, is locally

5

owned and operated. Provident State Bank has a main office in Preston, Maryland and three branches located in Caroline County. Centreville National Bank based in Centreville, Maryland has two branches in Caroline County. Peoples Bank of Denton, while locally chartered, is controlled by a holding company in Baltimore. It operates a main office and four branches in Caroline County. M&T Bank, based in Buffalo, New York, and Bank of America, based in Charlotte, North Carolina, each operate one branch in Caroline County. BB&T Bank of Charlotte, North Carolina, operates two branches in Caroline County.

Employees

As of March 15, 2004, the Bank had 38 full-time employees and 3 part-time employees. The Company’s operations are conducted through the Bank. Consequently, the Company does not have any separate employees. None of the employees of the Bank are represented by any collective bargaining unit. The Bank considers its relations with its employees to be good.

Supervision and Regulation

The Company and the Bank are subject to state and federal banking laws and regulations which impose specific requirements or restrictions on, and provide for general regulatory oversight with respect to, virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not stockholders. The following is a brief summary of certain statutes, rules and regulations affecting the Company and the Bank. To the extent that the following summary describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material adverse effect on the business and prospects of the Company. Beginning with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”) and following with the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), numerous additional regulatory requirements have been placed on the banking industry in the past several years, and additional changes have been proposed. The operations of the Company and the Bank may be affected by legislative changes and the policies of various regulatory authorities. The Company is unable to predict the nature or the extent of the effect on its business and earnings that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future.

Gramm-Leach-Bliley Act

On November 4, 1999, the U.S. Senate and House of Representatives each passed the Gramm-Leach-Bliley Act (“GLB Act”), previously known as the Financial Services Modernization Act of 1999. The GLB Act was signed into law by President Clinton on November 12, 1999. Among other things, the GLB Act repeals the restrictions on banks affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The GLB Act also permits bank holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The GLB Act also authorizes activities that are “complementary” to financial activities.

The GLB Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the GLB Act may have the result of increasing the amount of competition that the Company and the Bank face from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the GLB Act will have on the Company and the Bank. From time to time, other changes are proposed to laws affecting the banking industry, and these changes could have a material effect on the business and prospects of the Company and the Bank. The Company cannot predict the nature or the extent of the effect on its business and earnings of fiscal or monetary policies, economic controls, or new federal or state legislation.

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The Company

Because it owns the outstanding common stock of the Bank, the Company is a bank holding company within the meaning of the federal Bank Holding Company Act of 1956 (the “BHCA”). Under the BHCA, the Company is subject to periodic examination by the Federal Reserve and is required to file periodic reports of its operations and such additional information as the Federal Reserve may require. The Company’s and the Bank’s activities are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries, or engaging in any other activity that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

Investments, Control, and Activities. With certain limited exceptions, the BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring substantially all the assets of any bank, (ii) acquiring direct or indirect ownership or control of any voting shares of any bank if after such acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares), or (iii) merging or consolidating with another bank holding company.

In addition, and subject to certain exceptions, the BHCA and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company acquiring “control” of a bank holding company, such as the Company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Because the Company’s Common Stock is registered under the Securities Exchange Act of 1934, as amended, under Federal Reserve regulations control will be rebuttably presumed to exist if a person acquires at least 10%, but less than 25%, of the outstanding shares of any class of voting securities of the Company. The regulations provide a procedure for challenge of the rebuttable control presumption.

Under the BHCA, the Company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in, nonbanking activities, unless the Federal Reserve, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve has determined by regulation to be proper incidents to the business of banking include making or servicing loans and certain types of leases, engaging in certain insurance and discount brokerage activities, performing certain data processing services, acting in certain circumstances as a fiduciary or investment or financial advisor, owning savings associations, and making investments in certain corporations or projects designed primarily to promote community welfare.

The Federal Reserve imposes certain capital requirements on the Company under the BHCA, including a minimum leverage ratio and a minimum ratio of “qualifying” capital to risk-weighted assets. These requirements are described below under “Capital Regulations.” Subject to its capital requirements and certain other restrictions, the Company is able to borrow money to make a capital contribution to the Bank, and these loans may be repaid from dividends paid from the Bank to the Company. The Bank’s ability to pay dividends is subject to regulatory restrictions as described below in “Dividends.” The Company is also able to raise capital for contribution to the Bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

Source of Strength; Cross-Guarantee. In accordance with Federal Reserve policy, the Company is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances in which the Company might not otherwise do so. Under the BHCA, the Federal Reserve may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve’s determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository

7

institution’s financial condition. The Bank may be required to indemnify, or cross-guarantee, the FDIC against losses it incurs with respect to any other bank controlled by the Company, which in effect makes the Company’s equity investments in healthy bank subsidiaries available to the FDIC to assist any failing or failed bank subsidiary of the Company. The Company does not currently control any other banks.

The Bank

General. The Bank operates as a state nonmember banking association incorporated under the laws of the State of Maryland and is subject to examination by the FDIC and the Commissioner. Deposits in the Bank are insured by the FDIC up to a maximum amount (generally $100,000 per depositor, subject to aggregation rules). The Commissioner and the FDIC regulate or monitor all areas of the Bank’s operations, including security devices and procedures, adequacy of capitalization and loss reserves, loans, investments, borrowings, deposits, mergers, issuances of securities, payment of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, corporate reorganizations, maintenance of books and records, and adequacy of staff training to carry on safe lending and deposit gathering practices. The FDIC requires the Bank to maintain certain capital ratios and imposes limitations on the Bank’s aggregate investment in real estate, bank premises, and furniture and fixtures. The Bank is required by the FDIC and the Commissioner to prepare quarterly reports on the Bank’s financial condition and to conduct an annual audit of its financial affairs in compliance with minimum standards and procedures prescribed by the Commissioner.

Under FDICIA, all insured institutions must undergo periodic on-site examination by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC and the appropriate agency (and state supervisor when applicable). FDICIA also directs the FDIC to develop with other appropriate agencies a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition, or other report of any insured depository institution. FDICIA also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to: (i) internal controls, information systems, and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; and (v) asset quality.

State nonmember banks which have been newly chartered within the past two years, and state nonmember banks and their holding companies which have undergone a change in control within the past two years or which have been deemed by the FDIC to be troubled institutions, must give the FDIC or the Board of Governors, respectively, 30 days prior notice of the appointment of any senior executive officer or director. Within the 30-day period, the FDIC or the Board of Governors, as the case may be, may disapprove any such appointment.

Transactions with Affiliates and Insiders. The Bank is subject to Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of the Bank’s capital and surplus and, as to all affiliates combined, to 20% of the Bank’s capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. Compliance is also required with certain provisions designed to avoid the taking of low quality assets. The Bank is also subject to Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with non-affiliated companies. The Bank is subject to certain restrictions on extensions of credit to executive officers, directors, certain principal stockholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

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Community Reinvestment Act. The Community Reinvestment Act requires that each insured depository institution be evaluated by its primary federal regulator with respect to its record in meeting the credit needs of its local community, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria would impose additional requirements and limitations on the Bank. The Bank received a satisfactory rating in its most recent evaluation.

The USA Patriot Act of 2001. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA Patriot Act”) was enacted in October 2001. The USA Patriot Act is intended to strengthen U.S. law enforcement’s and the intelligence communities’ ability to work cohesively to combat terrorism on a variety of fronts. The potential impact of the USA Patriot Act on financial institutions of all kinds is significant and wide ranging. The USA Patriot Act contains sweeping anti-money laundering and financial transparency laws and requires various regulations, including: (i) due diligence requirements for financial institutions that administer, maintain, or manage private bank accounts or correspondent accounts for non-U.S. persons; (ii) standards for verifying customer identification at account opening; (iii) rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering; (iv) reports by nonfinancial trades and business filed with the Treasury Department’s Financial Crimes Enforcement Network for transactions exceeding $10,000; and (v) filing of suspicious activities reports involving securities by brokers and dealers if they believe a customer may be violating U.S. laws and regulations.

Privacy. In addition to expanding the activities in which banks and bank holding companies may engage, the GLB Act also imposed new requirements on financial institutions with respect to customer privacy. The GLB Act generally prohibits disclosure of customer information to non-affiliated third parties unless the customer has been given the opportunity to object and has not objected to such disclosure. Financial institutions are further required to disclose their privacy policies to customers annually. Financial institutions, however, will be required to comply with state law if it is more protective of customer privacy than the GLB Act.

Sarbanes-Oxley Act of 2002. In June 2003, the Securities and Exchange Commission (the “SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002. If the Company does not complete the going-private transaction, commencing with its 2004 Annual Report on Form 10-KSB, the Company will be required to include a report of management on the Company’s internal control over financial reporting. The internal control report must include a statement of management’s responsibility for establishing and maintaining adequate control over financial reporting as of year-end; of the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting; and that the Company’s independent accounting firm has issued an attestation report on management’s assessment of the Company’s internal control over financial reporting, which report is also required to be filed as part of the Annual Report.

The Bank Secrecy Act and Money Laundering Laws. The Bank Secrecy Act, or BSA, enacted into law in 1970, requires every financial institution within the United States to file a Currency Transaction Report with the Internal Revenue Service, or IRS, for each transaction in currency of more than $10,000 not exempted by the Treasury Department.

The Money Laundering Prosecution Improvements Act requires financial institutions, typically banks, to verify and record the identity of the purchaser upon the issuance or sale of bank checks or drafts, cashier’s checks, traveler’s checks, or money orders involving $3,000 or more in cash. Institutions must also verify and record the identity of the originator and beneficiary of certain funds transfers.

Other Regulations. Interest and certain other charges collected or contracted for by the Bank are subject to state usury laws and certain federal laws concerning interest rates. The Bank’s loan operations are also subject to certain federal laws applicable to credit transactions, such as the federal Truth-In-Lending Act governing disclosures of credit terms to consumer borrowers, the Home Mortgage Disclosure Act of 1975 requiring

9

financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves, the Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit, the Fair Credit Reporting Act of 1978 governing the use and provision of information to credit reporting agencies, the Fair Debt Collection Act governing the manner in which consumer debts may be collected by collection agencies, and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of the Bank also are subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, and the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Deposit Insurance

The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. A separate Bank Insurance Fund (“BIF”) and Savings Association Insurance Fund (“SAIF”) are maintained for commercial banks and thrifts, respectively, with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. Since 1993, insured depository institutions like the Bank have paid for deposit insurance under a risk-based premium system. Under this system, until mid-1995 depository institutions paid to BIF or SAIF from $0.23 to $0.31 per $100 of insured deposits depending on its capital levels and risk profile, as determined by its primary federal regulator on a semi-annual basis. Once the BIF reached its legally mandated reserve ratio in mid-1995, the FDIC lowered premiums for well-capitalized banks, eventually to $0.00 per $100, with a minimum semiannual assessment of $1,000. However, in 1996 Congress enacted the Deposit Insurance Funds Act of 1996, which eliminated this minimum assessment. It also separated the Financing Corporation (“FICO”) assessment to service the interest on its bond obligations. The amount assessed on individual institutions, including the Bank, by FICO is in addition to the amount paid for deposit insurance according to the risk-related assessment rate schedule. Increases in deposit insurance premiums or changes in risk classification will increase the Bank’s cost of funds, and there can be no assurance that such cost can be passed on to the Bank’s customers.

Dividends

The principal source of the Company’s cash revenues comes from dividends received from the Bank. The amount of dividends that may be paid by the Bank to the Company depends on the Bank’s earnings and capital position and is limited by federal and state law, regulations, and policies. The Federal Reserve has stated that bank holding companies should refrain from or limit dividend increases or reduce or eliminate dividends under circumstances in which the bank holding company fails to meet minimum capital requirements or in which earnings are impaired.

The Company’s ability to pay any cash dividends to its stockholders in the future will depend primarily on the Bank’s ability to pay dividends to the Company. In order to pay dividends to the Company, the Bank must comply with the requirements of all applicable laws and regulations. Under Maryland law, the Bank may pay a cash dividend only from the following, after providing for due or accrued expenses, losses, interest, and taxes: (i) its undivided profits, or (ii) with the prior approval of the Commissioner, its surplus in excess of 100% of its required capital stock. Under FDICIA, the Bank may not pay a dividend if, after paying the dividend, the Bank would be undercapitalized. See “Capital Regulations” below.

In addition to the availability of funds from the Bank, the future dividend policy of the Company is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash needs, and general business conditions. If dividends should be declared in the future, the amount of such dividends presently cannot be estimated and it cannot be known whether such dividends would continue for future periods.

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Capital Regulations

The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, account for off-balance sheet exposure, and minimize disincentives for holding liquid assets. The resulting capital ratios represent qualifying capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimums. The current guidelines require all bank holding companies and federally regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common stockholders’ equity before the unrealized gains and losses on securities available for sale, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

Under the guidelines, banks’ and bank holding companies’ assets are given risk-weights of 0%, 20%, 50%, and 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% risk-weight. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk-weight, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% risk-weight.

The federal bank regulatory authorities have also implemented a leverage ratio, which is Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

FDICIA established a new capital-based regulatory scheme designed to promote early intervention for troubled banks and requires the FDIC to choose the least expensive resolution of bank failures. The new capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” To qualify as a “well capitalized” institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. As of December 31, 2003, the Company and the Bank were qualified as “well capitalized.” See “Item 6. Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Under the FDICIA regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to (i) submit a capital restoration plan; (ii) raise additional capital; (iii) restrict their growth, deposit interest rates, and other activities; (iv) improve their management; (v) eliminate management fees; or (vi) divest themselves of all or part of their operations. Bank holding companies controlling financial institutions can be called upon to boost the institutions’ capital and to partially guarantee the institutions’ performance under their capital restoration plans.

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These capital guidelines can affect the Company in several ways. If the Bank begins to grow at a rapid pace, a premature “squeeze” on capital could occur making a capital infusion necessary. The requirements could impact the Company’s ability to pay dividends. The Company’s present capital levels are more than adequate; however, rapid growth, poor loan portfolio performance, or poor earnings performance or a combination of these factors could change the Bank’s capital position in a relatively short period of time.

Failure to meet these capital requirements would mean that the Bank would be required to develop and file a plan with its primary federal banking regulator describing the means and a schedule for achieving the minimum capital requirements. In addition, the Bank would generally not receive regulatory approval of any application that requires the consideration of capital adequacy, such as a branch or merger application, unless the Bank could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

Interstate Banking and Branching Restrictions

On September 29, 1994, the federal government enacted the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Interstate Banking Act”). The Interstate Banking Act became effective on September 29, 1995, and permits eligible bank holding companies in any state, with regulatory approval, to acquire banking organizations in any other state. Effective June 1, 1997, the Interstate Banking Act allowed banks with different home states to merge, unless a particular state opts out of the statute. Consistent with the Interstate Banking Act, Maryland adopted legislation in 1995 which permits interstate bank mergers beginning September 29, 1995.

In addition, beginning June 1, 1997, the Interstate Banking Act permitted national and state banks to establish de novo branches in another state if there is a law in that state which applies equally to all banks and expressly permits all out-of-state banks to establish de novo branches. In 1995, Maryland adopted “opt-in” legislation by which Maryland adopted the federal legislation effective September 29, 1995, before it automatically took effect on June 1, 1997. The Maryland legislation permits out-of-state banks to establish branches in Maryland by opening a de novo branch, by acquiring an existing branch from a Maryland depository institution, or as a result of an interstate merger with a Maryland banking organization, as long as such states grant similar privileges for acquiring banking organizations in their states to banking organizations in Maryland. Under Maryland law, the Bank may open branches state-wide, subject to the prior approval of the Commissioner and the FDIC. There are currently no definite plans for the Company to acquire any bank, but the Company remains open to acquisitions as part of its strategic plan.

Enforcement Powers

FIRREA expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain “institution-affiliated parties.” Institution-affiliated parties primarily include management, employees, and agents of a financial institution, as well as independent contractors and consultants such as attorneys and accountants and others who participate in the conduct of the financial institution’s affairs. These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. Civil penalties may be as high as $1,000,000 a day for such violations. Criminal penalties for some financial institution crimes have been increased to 20 years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, banking agencies’ power to issue cease-and-desist orders was expanded. Such orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnification or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

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Effect of Governmental Monetary Policies

The Company’s earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve’s monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

Recent Legislative Developments

From time to time, various bills are introduced in the United States Congress and at the state legislative level with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. The Company cannot predict whether any such proposals will be adopted or, if adopted, how such proposals would affect the Company.

Item 2. Description of Property

The Company’s and the Bank’s main office is located at 501 Idlewild Avenue, Easton, Maryland on approximately 53,000 square feet of land at the corner of Idlewild Avenue and Caulk Lane. The Bank also operates branch facilities at the William Hill Manor located on Dutchman’s Lane in Easton, Maryland, on Market Street in Denton, Maryland, and on Factory Street in Oxford, Maryland. In addition in April of 2003, the Bank opened a branch office at 106 Marlboro Road in Easton, Maryland. The William Hill Manor branch is limited to accepting deposits and cashing checks and is open only for limited hours each business day. See Item 12. “Certain Relationships and Related Transactions.”

The main office building, which was constructed by the Bank in 1993, is a two-story building consisting of approximately 14,000 square feet. The Bank presently occupies approximately 11,600 square feet for housing the main office of the Bank, the operations center of the Bank, and the executive offices of the Company and the Bank. The remaining additional space in the building has been leased to third parties. As of December 31, 2003, there were no mortgages or liens on the main office building.

Approximately 1,800 square feet of the main office building is leased by the Bank to a third party with an initial lease term of eight years beginning August 1, 1997 and annual rent for this lease is $20,020, subject to annual rent increases. In addition, approximately 600 square feet of the main office building is leased to William Hill Manor, Inc. with an annual rent of $7,938. The lease was renewed on June 30, 2003 for a five-year term. Dr. W. David Hill, the Chief Executive Officer of the Company, is the Chief Executive Officer, founder and principal stockholder of William Hill Manor, Inc.

The Bank’s William Hill Manor branch office, with approximately 72 square feet, is leased pursuant to a five-year lease that was renewed effective July 1, 2000 with an annual rent of $3,600. At the end of the current term, the lease provides an option to extend with rent increases contingent on the performance of the Bank and based on the consumer price index.

The Denton branch office, with approximately 1,733 square feet, is leased pursuant to a five-year lease which commenced June 4, 1999, with a monthly rent of $2,166. This lease provides for three five-year renewals at the option of the Bank.

The Oxford branch office, with approximately 900 square feet, was originally leased pursuant to a five-year lease dated September 1, 1997, between the Town of Oxford and NationsBank, N.A., with a monthly rent of $1,400. The lease was assigned to the Bank as of November 9, 2002, and it expired on August 31, 2003. The

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Town of Oxford and the Bank have orally agreed to renew the lease for an additional five years on the same terms as the expired lease. The Bank currently occupies the space on a month-to-month basis until the new lease is finalized.

The Marlboro Road branch office, with approximately 1,400 square feet, is leased pursuant to a five-year lease, dated November 21, 2002, with a five-year option renewal period. Monthly rent during the first two years of the lease is $1,800 and during years three through five is $1,908.

Item 3. Legal Proceedings

There are no material pending legal proceedings to which the Company or the Bank or any of their properties are subject. Neither the Company nor the Bank is aware of any pending or threatened governmental proceeding.

Item 4. Submission of Matters to a Vote of Security Holders

There were no matters submitted to a vote of the stockholders of the Company during the fourth quarter of 2003.

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PART II

Item 5. Market for Common Equity and Related Stockholder Matters

General

The Company’s Articles of Incorporation authorize it to issue up to 5,000,000 shares of its Common Stock. The Company closed the Offering of Common Stock on December 31, 1992, in which the Company offered for sale a minimum of 535,000 shares and a maximum of 700,000 shares at a purchase price of $10.00 per share. As a result of the Offering, 559,328 shares of the Common Stock were issued.

As of March 30, 2004, there were 764,507 shares of Common Stock issued and outstanding. There is no active public trading market in the stock, and there is no likelihood that an active trading market will develop in the near future. The development of an active trading market may be inhibited because insiders hold a large portion of the Company’s shares. Transactions in the Common Stock are infrequent and are negotiated privately between the persons involved in those transactions.

Quotations for the Company’s Common Stock are available on the Over-the-Counter Bulletin Board under the symbol “EASB”. The following table sets forth the high and low sales prices of the Common Stock during the periods indicated as reported by Nasdaq. The prices reflect inter-dealer prices, without retail mark-up, markdown or commissions, and may not necessarily represent actual transactions.

		Market Price
		High	Low
2002	First Quarter	$10.75	$10.25
	Second Quarter	10.90	10.25
	Third Quarter	11.15	10.65
	Fourth Quarter	11.50	10.95

2003	First Quarter	$11.80	$11.15
	Second Quarter	14.80	12.00
	Third Quarter	13.10	12.60
	Fourth Quarter	18.75	13.55

The last trade of which management of the Company is aware occurred on March 29, 2004, in which 670 shares were sold for $16.60 per share. As of March 29, 2004, the Company had approximately 446 stockholders of record. The number of beneficial owners is unknown to the Company at this time.

In connection with the organization of the Company and the Bank, the Company issued warrants to acquire shares of the Company’s Common Stock at an exercise price of $10.00 per share. The warrants were exercisable over a ten-year period ending June 30, 2003. In December of 2002, outstanding warrants to acquire 5,515 shares of common stock at an exercise price of $10.00 per share were exercised by one warrant-holder and from April through June of 2003, outstanding warrants to acquire 198,674 shares of Common Stock at a per share exercise price of $10.00 were exercised by 27 warrant-holders. As a result, the Company issued 204,189 shares of its Common Stock from December of 2002 through June of 2003. Of the warrants issued to the organizers, 3,611 expired on June 30, 2003 without being exercised. The shares of Common Stock issued pursuant to the exercise of the warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, relating to sales not involving a public offering.

Dividends

The principal source of the Company’s cash revenues comes from dividends received from the Bank. The amount of dividends that may be paid by the Bank to the Company depends on the Bank’s earnings and capital position and is limited by federal and state law, regulations, and policies. The Federal Reserve has stated that

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bank holding companies should refrain from or limit dividend increases or reduce or eliminate dividends under circumstances in which the bank holding company fails to meet minimum capital requirements or in which earnings are impaired.

The cash dividends paid per share by quarter for the Company’s last three fiscal years were as follows:

	2003	2002		2001
First Quarter	$0.05	$0.25	(1)	$0.05
Second Quarter	0.05	0.05		0.05
Third Quarter	0.05	0.05		0.05
Fourth Quarter	0.05	0.05		0.05

(1)	Includes a special one-time dividend of $0.20 per share paid to stockholders of record as of January 31, 2002.

In addition to the availability of funds from the Bank, the future dividend policy of the Company is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash needs, and general business conditions. If dividends should be declared in the future, the amount of such dividends presently cannot be estimated and it cannot be known whether such dividends would continue for future periods. The Company does intend to pay a quarterly cash dividend; however, any future declaration and payment of dividends will depend upon, among other factors, our results of operations and financial condition, future prospects, regulatory capital requirements, and other factors deemed relevant by the Board of Directors.

Item 6. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of the Company’s financial condition and results of operations should be read in conjunction with the Company’s financial statements and related notes and other statistical information included elsewhere herein.

Overview

Consolidated income of the Company is derived primarily from operations of the Bank. Net income for 2003 increased to $571,126 from $549,801 in 2002 due to increases in net interest income and other revenue in excess of the increases in other operating expenses. Return on equity decreased to 7.57% for 2003 from 9.28% in 2002. Average stockholders’ equity increased 27% or $1,619,838 from $5,923,113 to $7,542,951 due to the exercise of warrants to acquire Common Stock during the first and second quarters of 2003.

Recent Developments

Effective December 5, 2003, the Company entered into a merger agreement pursuant to which the Company will merge with Easton Facilitation, Inc., a newly-formed subsidiary of the Company organized solely for the purpose of effecting what is commonly referred to as a “going private transaction.” The purpose of the merger is to reduce the number of stockholders of the Company to fewer than 300, as required for the suspension of the Company’s reporting requirements under Section 15(d) of the Securities Exchange Act of 1934, as amended.

In connection with the going private transaction, on December 18, 2003 the Board of Directors of the Company approved certain matters relating to the private placement of trust preferred securities, including the formation of Easton Capital Trust I, a Delaware statutory trust, as a subsidiary of the Company. On December 24, 2003, Easton Capital Trust I completed the private placement of $3,000,000 of trust preferred securities and in connection, the Company issued floating rate junior subordinated debentures in an amount of $3,093,000, with net proceeds to the Company of $2,972,500. The Company will use the net proceeds to partially fund the amount to be paid to cash-out stockholders in the going private transaction.

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Results of Operations

The Company reported net income of $571,126, or $0.84 per share, for the year ended December 31, 2003, which represents an increase of $21,325 from $549,801, or $0.98 per share, for the year ended December 31, 2002. Net interest income increased by $350,235 and other operating revenue increased $243,349 which was partially offset by an increase in other operating expenses of $675,069.

Net interest income increased $350,235, or 10.99%, to $3,536,177 from $3,185,942 in 2002. This increase in net interest income was the result of a $60,606 decrease in interest expense and an increase in interest income of $289,629. During 2003, the Company experienced a decrease in the net interest spread to 3.91% in 2003 from 4.15% in 2002. The net interest margin decreased to 3.96% in 2003 from 4.18% in 2002.

During 2003, the Company recorded loan recoveries of $111,448 and loan losses of $56,035 resulting in net recoveries of $55,413 compared to the 2002 net loan loss charge-offs of $116,342. As a result of these recoveries, the Company decreased its provision for loan losses by $133,835 to $156,598 during 2003, compared to a provision for loan losses of $290,433 in 2002.

The Company had loans over ninety days delinquent on which the accrual of interest had been discontinued totaling $220,401 and $326,289 as of December 31, 2003 and 2002, respectively. As of December 31, 2003, the accrual of interest had been discontinued on loans totaling $140,593 where the loans were less than ninety days delinquent compared to $197,821 as of December 31, 2002. Loans over ninety days delinquent but still accruing interest increased from $1,000 as of December 31, 2002, to $432,017 as of December 31, 2003. The Company’s allowance for loan losses as a percentage of its year-end loans was 1.40% at December 31, 2003 compared to 1.28% at December 31, 2002.

Noninterest income increased $243,349, or 39.44%, to $860,430 in 2003 from $617,081 in 2002. Mortgage banking fees increased $101,489 due primarily to increased loan volume, increased refinancing and a low-interest rate environment. Return check and overdraft fees increased $48,634 and ATM network fees and VISA fees increased $14,958, both due to increased account volume.

Noninterest expense increased $675,069, or 25.36%, from $2,661,481 in 2002 to $3,336,550 in 2003. The increase was primarily the result of an increase of $418,873 in compensation and related expenses, an increase of $50,011 in occupancy expenses, an increase of $65,083 for professional fees, an increase of $15,036 for data processing, an increase of $12,125 for directors fees, an increase of $5,400 for furniture and equipment, and an increase of $12,568 for training.

The efficiency ratio is a supplemental financial measure utilized in management’s internal evaluation of the Company and is not defined under generally accepted accounting principles. The efficiency ratio is calculated by dividing total noninterest expenses, excluding intangible amortization expense, by net interest income plus noninterest income, excluding net security gains (losses). An increase in the efficiency ratio indicates that more resources are being utilized to generate the same volume of income, while a decrease would indicate a more efficient allocation of resources. The Company’s efficiency ratio increased to 75.89% in 2003, compared to 69.98% in 2002. The change is primarily the result of noninterest expenses increasing more than net interest income.

Net Interest Income

The primary source of income for the Company is net interest income, which is the difference between revenue on interest-earning assets, such as investment securities and loans, and interest incurred on interest-bearing sources of funds, such as deposits and other borrowings. The level of net interest income is determined primarily by the average balances of interest-earning assets and funding sources and the various rate spreads between the interest-earning assets and the Company’s funding sources. The table “Average Balances, Income and Expenses, and Rates” which follows shows the Company’s average volume of interest-earning assets and interest-bearing liabilities for 2003 and 2002 and related interest income/expense and yields. Changes in net interest income from period to period result from increases or decreases in the volume of interest-earning assets

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and interest-bearing liabilities, and increases or decreases in the average rates earned and paid on such assets and liabilities. The volume of interest-earning assets and interest-bearing liabilities is affected by the ability to manage the earning-asset portfolio (which includes loans) and the availability of particular sources of funds, such as noninterest bearing deposits. The table “Analysis of Changes in Net Interest Income” shows the amount of net interest income change from rate changes and from activity changes.

The following table depicts interest income on earning assets and related average yields as well as interest expense on interest-bearing liabilities and related average rates paid for 2003 and 2002. Interest on tax-favored investments and loans are reported on a fully taxable equivalent basis.

Average Balances, Income and Expenses, and Rates

	For the Year Ended December 31, 2003			For the Year Ended December 31, 2002
	Average Balance	Income/ Expenses	Yield/ Rate	Average Balance	Income/ Expenses	Yield/ Rate
Assets
Federal funds sold	$3,270,695	$33,650	1.03%	$3,133,360	$51,816	1.65%
Investment securities:
U.S. government agency	3,307,246	97,040	2.93	3,695,210	150,458	4.59
State and municipal	460,696	23,246	5.05	99,684	6,181	6.20
GNMA’s	1,611,440	75,086	4.66	1,560,644	90,719	5.81
Other	464,320	17,810	3.84	431,500	24,024	5.57

Total investment securities	5,843,702	213,182	3.65	5,787,038	271,382	4.69

Loans:
Demand and time	19,508,906	1,118,844	5.74	16,758,375	1,067,587	6.37
Mortgage	58,854,852	3,829,786	6.51	48,093,350	3,468,875	7.21
Installment	3,483,598	304,362	8.74	3,717,123	340,985	9.17

Total loans	81,847,356	5,252,992	6.42	68,568,848	4,877,447	7.11
Allowance for loan losses	1,049,383			830,372

Total loans, net of allowance	80,797,973	5,252,992	6.50	67,738,476	4,877,447	7.20

Total interest-earning assets	89,912,370	5,499,824	6.12	76,658,874	5,200,645	6.78

Noninterest-bearing cash	2,771,038			2,093,216
Bank premises and equipment	1,831,649			1,594,570
Other assets	2,102,668			1,870,535

Total assets	$96,617,725			$82,217,195

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
Savings and NOW deposits	$20,075,097	$142,618	0.71%	$15,225,692	$167,992	1.10%
Money market deposits	9,250,449	113,036	1.22	7,054,689	95,885	1.36
Other time deposits	41,952,414	1,434,700	3.42	42,768,276	1,609,468	3.76

Total interest-bearing deposits	71,277,960	1,690,354	2.37	65,048,657	1,873,345	2.88
Noninterest-bearing deposits	10,186,828	—	—	7,981,612	—	—

Total deposits	81,464,788	1,690,354	2.07	73,030,269	1,873,345	2.57
Borrowed funds	7,185,909	245,510	3.42	2,958,155	123,125	4.16

	88,650,697	1,935,864	2.18	75,988,424	1,996,470	2.63

Other liabilities	424,077			305,658
Stockholders’ equity	7,542,951			5,923,113

Total liabilities and stockholders equity	$96,617,725			$82,217,195

Net interest spread			3.94%			4.15%

Net interest income		$3,563,960			$3,204,175

Net margin on interest-earning assets			3.96%			4.18%

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The key performance measure for net interest income is the “net margin on interest-earning assets,” or net interest income divided by average interest-earning assets. The Company’s net interest margin for 2003 was 3.96%, compared to 4.18% for 2002. The decrease is due primarily to a decreasing loan rate environment partially offset by a decreasing deposit interest rate environment. As a result of the significant amount of fixed rate loans, the Bank’s net interest income may increase in a falling interest rate environment and decrease in a rising interest rate environment. The net margin may decline, however, if competition increases, loan demand or quality decreases, or the cost of funds rises faster than the return on loans. Although such expectations are based on management’s judgment, actual results will depend on a number of factors that cannot be predicted with certainty, and fulfillment of management’s expectations cannot be assured.

The following table reflects the amount of net interest income change from rate changes and from activity changes for 2003 compared to 2002 and for 2002 compared to 2001.

Analysis of Changes in Net Interest Income

	Year Ended December 31, 2003 Compared with 2002			Year Ended December 31, 2002 Compared with 2001
		Variance due to			Variance due to
	Total	Rate(1)	Volume	Total	Rate(1)	Volume
Earning Assets

Interest-bearing deposits	$—	$—	$—	$(520)	$—	$(520)
Federal funds sold	(18,166)	(20,432)	2,266	(59,195)	(65,916)	6,721
Investment Securities:
U.S. government agency	(69,051)	(53,575)	(15,476)	(5,899)	(58,004)	52,105
State and municipal	17,065	(5,318)	22,383	6,181	—	6,181
Other	(6,214)	(8,042)	1,828	(4,702)	(6,412)	1,710
Loans:
Demand and time	51,257	(123,952)	175,209	(89,174)	(283,375)	194,201
Mortgage	360,911	(414,993)	775,904	(69,936)	(609,792)	539,856
Installment	(36,623)	(15,209)	(21,414)	(30,013)	(10,674)	(19,339)

Increase (decrease) in interest income	299,179	(641,521)	940,700	(253,259)	(1,034,173)	780,915

Interest-Bearing Liabilities

Savings and NOW deposits	(25,374)	(78,717)	53,343	(35,341)	(121,062)	85,721
Money market deposits	17,151	(12,711)	29,862	(131,088)	(76,602)	(54,486)
Other time deposits	(174,768)	(144,092)	(30,676)	(530,024)	(792,845)	262,821
Federal funds purchased and short-term borrowings	122,385	(53,490)	175,875	21,418	(28,259)	49,677

Increase (decrease) in interest expense	(60,606)	(289,010)	228,404	(675,035)	(1,018,768)	343,733

Increase (decrease) in net interest income	$359,785	$(352,511)	$712,296	$421,777	$(15,405)	$437,182

(1)	The variance that is both rate/volume related is included in the rate variance.

Fourth Quarter Results

Net income for the Company for the three months ended December 31, 2003, was $166,715, compared to $141,364 for the corresponding period in 2002. Fully diluted earnings per share for the fourth quarters of 2003

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and 2002 were $0.18 and $0.24, respectively. This decrease was the result of the Company’s issuance of shares of Common Stock upon the exercise of warrants during the first two quarters of 2003. The Company did not increase the provision for loan losses for the three months ended December 31, 2003, compared to an increase of $131,442 for the corresponding period in 2002 because management believed that the Company maintained an adequate amount in the allowance for loan losses based upon its analysis of the loan portfolio.

The increase in net interest income during the fourth quarter of 2003, when compared to the corresponding period of 2002, of $73,057 was due primarily to the maturity of higher yielding certificates of deposit that were renewed at lower rates and an increase in the volume of interest-earning assets.

Noninterest income increased $36,919 to $214,384 for the fourth quarter of 2003, from $177,465 for the fourth quarter of 2002. This increase was due primarily to the increase in service charges on deposit accounts from deposit growth of approximately $30,000, the increase in ATM network and VISA fees of approximately $3,000, and fee income of approximately $35,000 from the sale of non-deposit products. These increases were partially offset by a decrease in mortgage origination fee income of approximately $32,000.

Total operating expenses increased $111,211 to $821,854 for the quarter ended December 31, 2003, from $710,643 for the quarter ended December 31, 2002. The increase was primarily related to an increase in salaries and benefits of approximately $68,000. During the first quarter of 2003, the Bank hired an associate to sell non-deposit products. Three additional associates were hired in the second quarter of 2003 to open the branch office location on Marlboro Road. Occupancy expenses increase approximately $16,000 related to opening the Marlboro Road location in April of 2003. The increase is other expenses incurred included an increase in FDIC insurance of $6,000, an increase in debit card losses of $6,000 and an increase of legal fees of $42,000.

The Company did not record a fourth quarter loan loss provision during 2003 as compared to a provision in 2002 of $131,442. These provisions were the result of an analysis of the loan portfolios at the end of each year. The Company recorded charge-offs of approximately $26,990 and recoveries of approximately $60,696 during the fourth quarter of 2003.

Composition of Loan Portfolio

Because loans are expected to produce higher yields than investment securities and other interest-earning assets (assuming that loan losses are not excessive), the absolute volume of loans and the volume as a percentage of total earning assets is an important determinant of net interest margin. Average loans, net of the allowance for loan losses, were $80,797,973 and $67,738,476 during 2003 and 2002, respectively, which constituted 89.86% and 88.36%, respectively, of average interest-earning assets for the periods. At December 31, 2003, the Company’s loan to deposit ratio was 94.81%, compared to 96.39% at December 31, 2002. The Bank extends loans primarily to customers located in and near Talbot and Caroline Counties. There are no industry concentrations in the Bank’s loan portfolio. The Bank does, however, have a substantial portion of its loans in real estate and performance may be influenced by the real estate market in the region.

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The following table sets forth the composition of the Company’s loan portfolio as of December 31, 2003 and 2002.

Composition of Loan Portfolio

	December 31,
	2003		2002
	Amount	Percent of Total	Amount	Percent of Total
Commercial	$15,489,770	19.07%	$14,062,135	19.42%
Real estate – residential	22,461,210	27.65	21,158,996	29.23
Real estate – commercial	25,611,548	31.53	19,191,931	26.51
Construction	6,095,181	7.50	7,319,229	10.11
Home equity	6,044,563	7.44	5,505,157	7.60
Consumer	5,532,637	6.81	5,161,789	7.13

Total loans	81,234,909	100.00%	72,399,237	100.00%

Less deferred loan origination fees, net of deferred origination costs	6,919		8,597
Less allowance for loan losses	1,136,870		924,859

Net loans	$80,091,120		$71,465,781

As noted in the table above, as of December 31, 2003 approximately $47,196,499 or 58.10% of the loan portfolio consisted of commercial loans, commercial real estate loans, and real estate construction loans. Of this amount, $26,452,384, or 56.05%, matures within one year.

The following table sets forth the maturity distribution, classified according to sensitivity to changes in interest rates, for selected components of the Company’s loan portfolio as of December 31, 2003.

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

	December 31, 2003
	One Year Or Less	Over One Through Five Years	Over Five Years	Total
Commercial	$10,188,341	$4,697,242	$604,187	$15,489,770
Real estate – residential	10,439,405	10,371,839	1,649,966	22,461,210
Real estate – commercial	10,262,467	12,664,021	2,685,060	25,611,548
Construction	6,001,576	93,605	—	6,095,181
Home equity	6,044,563	—	—	6,044,563
Consumer	2,556,804	2,645,752	330,081	5,532,637

Total	$45,493,156	$30,472,459	$5,269,294	$81,234,909

Fixed interest rate	$27,413,455	$27,645,107	$5,184,323	$60,242,885
Variable interest rate	18,079,701	2,827,352	84,971	20,992,024

Total	$45,493,156	$30,472,459	$5,269,294	$81,234,909

As of December 31, 2003, $60,242,885, or 74.16%, of the total loans were fixed rate loans. The significant amount of fixed rate loans was the result of the market demand of the Bank. With such a significant amount of fixed rate loans, the Bank’s net interest income is expected to decrease in a rising interest rate environment, but is expected to increase in a falling interest rate environment, unless the loans are renegotiated.

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Loan Quality

The allowance for loan losses represents a reserve for potential losses inherent in the loan portfolio. The adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with a particular emphasis on non-accruing, past due, and other loans that management believes require attention. The determination of the reserve level rests upon management’s judgment about factors affecting loan quality and assumptions about the economy. Management considers the year-end allowance appropriate and adequate to cover possible losses in the loan portfolio; however, management’s judgment is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan loss or that additional increases in the loan loss allowance will not be required.

For significant problem loans, management’s review consists of an evaluation of the financial strengths of the borrowers and guarantors, the related collateral, and the effects of economic conditions. The Bank uses a loan grading system where all loans are graded based on management’s evaluation of the risk associated with each loan. Based on the loan grading, a factor is applied to the loan balance to reserve for potential losses. The overall evaluation of the adequacy of the total allowance for loan losses is based on an analysis of historical loan loss ratios, loan charge-offs, delinquency trends, and previous collection experience, along with an assessment of the effects of external economic conditions. The Bank’s current policy is to maintain an allowance equal to the greater of approximately 1.15% of gross loans or the results of management’s evaluation of the risk associated with each loan. This allowance is increased for reserves for specific loans identified as substandard during management’s loan review.

The provision for loan losses is a charge to earnings in the current period to replenish the allowance and maintain it at a level management has determined to be adequate. The allowance for loan losses was 1.40% and 1.28% of outstanding loans as of December 31, 2003 and 2002, respectively.

The following table “Allocation of Allowance for Loan Losses,” provides an allocation of the year-end allowance for possible loan losses by loan type; however, allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

Allocation of Allowance for Loan Losses

	2003		2002
	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans
Commercial	$210,553	19.07%	$195,959	19.42%
Real estate	609,337	59.18	456,395	55.74
Construction	45,714	7.50	54,894	10.11
Home equity	45,334	7.44	41,289	7.60
Consumer	127,128	6.81	123,827	7.13
Unallocated	98,804	—	52,495	—

Total	$1,136,870	100.00%	$924,859	100.00%

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Activity in the allowance for loan losses is presented in the following table.

Allowance for Loan Losses

	2003	2002
Balance at beginning of year	$924,859	$750,768

Loan charge offs:
Commercial	43,229	125,187
Real Estate	—	8,000
Consumer	12,806	19,050

Total charge offs	56,035	152,237

Recoveries on loans previously charged off
Commercial	83,118	3,975
Real Estate	28,330	—
Consumer	—	31,920

Total loan recoveries	111,448	35,895

Net loan charge offs (recoveries)	(55,413)	116,342
Provision for loan losses charged to expense	156,598	290,433

Balance at end of year	$1,136,870	$924,859

Allowance for loan losses to loans outstanding at end of year	1.40%	1.28%

Net charge-offs/(recoveries) to average loans	(0.07)%	0.17%

As a result of management’s ongoing review of the loan portfolio, loans are classified as nonaccrual when it is not reasonable to expect collection of interest under the original terms. These loans are classified as nonaccrual even though the presence of collateral or the borrower’s financial strength may be sufficient to provide for ultimate repayment. Interest on nonaccrual loans is recognized only when received. A delinquent loan is generally placed in nonaccrual status when it becomes ninety days or more past due. When a loan is placed in nonaccrual status, all interest that has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there ultimately may be an actual writedown or charge-off of the principal balance of the loan which would necessitate additional charges to earnings.

The Company had nonperforming loans totaling $804,188 and $525,110 as of December 31, 2003 and 2002, respectively. Where real estate acquired by foreclosure and held for sale is included with nonperforming loans, the result comprises nonperforming assets. Loans are classified as impaired when the collection of contractual obligations, including principal and interest, is doubtful. Management has identified impaired loans totaling $221,421 as of December 31, 2003 compared to $161,182 as of December 31, 2002.

A potential problem loan is one in which management has serious doubts about the borrower’s future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in the nonperforming assets categories. Management monitors these loans closely in order to ensure that the Company’s interests are protected. At December 31, 2003, the Company had 28 borrowers with loans considered by management to be potential problem loans totaling approximately $1,990,546. The level of potential problem loans is factored into the determination of the adequacy of the allowance for loan losses.

23

Off-Balance Sheet Arrangements

In the normal course of business, the Company enters into various transactions, which, in accordance with accounting principles generally accepted in the United States, are not included in its consolidated balance sheets. The Company enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the consolidated balance sheets.

The Company’s commitments associated with outstanding letters of credit and commitments to extend credit as of December 31, 2003 and 2002 are summarized below. Since commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements:

	2003	2002
Construction loan commitments	$4,062,125	$4,634,213
Lines of credit, including home equity lines	9,891,015	6,543,075
Overdraft protection lines	445,922	371,753
Standby letters of credit	408,083	1,053,583

Total	$14,807,145	$12,602,624

Loan commitments and lines of credit are agreements to lend to a customer as long as there is no violation of any condition to the contract. Loan commitments may have interest fixed at current rates, fixed expiration dates, and may require the payment of a fee. Lines of credit generally have variable interest rates. Such lines do not represent future cash requirements because it is unlikely that all customers will draw upon their lines in full at any time. Letters of credit are commitments issued to guarantee the performance of a customer to a third party. Loan commitments and lines and letters of credit are made on the same terms, including collateral, as outstanding loans. The Company’s exposure to credit loss in the event of nonperformance by the borrower is represented by the contract amount of the commitment. Management has included a provision for potential losses from funding these loans in the noninterest expense.

Liquidity and Interest Rate Sensitivity

The primary objective of asset/liability management is to ensure the steady growth of the Company’s primary source of earnings, net interest income. Net interest income can fluctuate with significant interest rate movements. To lessen the impact of these margin swings, the balance sheet should be structured so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to provide sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. These funds can be obtained by converting assets to cash or by attracting new deposits. During the two years ended December 31, 2003, the Company’s liquidity needs have generally been met by growth in core deposits and the cash and federal funds sold position, supplemented by amortizing investment and loan portfolios. Although access to purchased funds from correspondent banks is available and has been utilized on occasion to take advantage of investment opportunities, the Company does not generally rely on these external funding sources.

Average liquid assets (cash and amounts due from banks, interest-bearing deposits in other banks, federal funds sold and investment securities) were 14.59% of average deposits for 2003 compared to 15.08% of average deposits for 2002. As of December 31, 2003, the Company had cash and cash equivalents of $14.7 million, up from $8.6 million, at December 31, 2002. The increase was due mainly to an increase in total deposits and the number of deposit accounts. The Company considers its loan portfolio as an alternate source of liquidity since it has available third parties who will buy participations in loans.

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Interest rate sensitivity may be controlled on either side of the balance sheet. On the asset side, management can exercise some control on maturities. Also, loans may be structured with rate floors and ceilings on variable rate notes and by providing for repricing opportunities on fixed rate notes. The Company’s investment portfolio, including federal funds sold, probably provides the most flexible and fastest control over rate sensitivity since it generally can be restructured more quickly than the loan portfolio.

On the liability side, deposit products can be restructured so as to offer incentives to attain the maturity distribution desired. Competitive factors sometimes make control over deposits more difficult and less effective.

Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to changes in market interest rates. The rate-sensitive position, or gap, is the difference in the volume of rate-sensitive assets and liabilities at a given time interval. The general objective of gap management is to actively manage rate-sensitive assets and liabilities to reduce the impact of interest rate fluctuations on the net interest margin. Management generally attempts to maintain a balance between rate-sensitive assets and liabilities as the exposure period is lengthened to minimize the overall interest rate risk to the Company.

The asset mix of the balance sheet is continually evaluated in terms of several variables; yield, credit quality, appropriate funding sources, and liquidity. Management of the liability mix of the balance sheet focuses on expanding the various funding sources.

The interest rate sensitivity position at December 31, 2003, is presented in the following table “Interest Sensitivity Analysis.” The difference between rate-sensitive assets and rate-sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table. The Company was asset-sensitive through the one-year period and longer time horizons. For asset-sensitive institutions, if interest rates should decrease, the net interest margins should decline. Since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of rate sensitivity.

Interest Sensitivity Analysis

	December 31, 2003
	Within Three Months	After Three but Within Twelve Months	After One but Within Five Years	After Five Years	Total
Assets
Earning assets:
Federal funds sold	$3,521,881	$—	$—	$—	$3,521,881
Investment securities available for sale	100,250	—	3,832,511	4,482,581	8,415,342
Investment securities held to maturity	—	—	—	—	—
Loans held for sale	2,573,497	—	—	—	2,573,497
Loans	36,512,922	8,980,234	30,472,459	5,269,294	81,234,909

Total earning assets	$42,708,550	$8,980,234	$34,304,970	$9,751,875	$95,745,629

Liabilities
Interest-bearing liabilities:
Money market and NOW	$27,463,450	—	—	—	$27,463,450
Savings deposits	6,796,483	—	—	—	6,796,483
Certificates $100,000 and over	2,182,032	2,094,046	10,556,121	—	14,832,199
Certificates under $100,000	3,629,151	6,245,384	13,513,158	—	23,387,693
Securities sold under agreements to repurchase	—	—	—	—	—
Federal Home Loan Bank Note	—	100,000	4,288,498	1,133,980	5,522,478

Total interest-bearing liabilities	$40,071,116	$8,439,430	$28,357,777	$1,133,980	$78,002,303

Period gap	$2,637,434	$540,804	$5,947,193	$8,617,895	$17,743,326

Cumulative gap	$2,637,434	$3,178,238	$9,125,431	$17,743,326	$17,743,326

Ratio of cumulative gap to total earning assets	2.75%	3.32%	9.53%	18.53%	18.53%

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The table set forth below entitled “Investment Securities Maturity Distribution and Yields” shows that as of December 31, 2003, the majority of the investment portfolio matures within five years. Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. The remaining securities are classified as trading. Trading securities are held primarily for sale in the near term and are carried at their fair values, with unrealized gains and losses included immediately in other income. Management determines the appropriate classification of securities at the time of purchase. All debt securities of the Company have been classified as “available-for-sale.” Securities with limited marketability, such as stock in the Federal Reserve Bank and the Federal Home Loan Bank, are carried at cost. Another source of liquidity is the $500,000 line of credit the Company has from correspondent banks. The Company may borrow up to $12,256,127 from the Federal Home Loan Bank. Based on current outstanding notes to the Federal Home Loan Bank, the Company has $6,734,649 available under this credit facility.

Investment Securities Maturity Distribution and Yields

The following table summarizes the amortized cost of securities as of the dates shown (available-for-sale securities are not adjusted for unrealized gains or losses).

	2003		2002
	Amount	Percentage of Total	Amount	Percentage of Total
Available for Sale:
U.S. Government Agency	$3,774,415	45.27%	$4,719,640	95.77%
State and Municipal	1,517,623	18.20	208,353	4.23
Mortgage-Backed Securities	3,045,277	36.53	—	—

Total Securities	$8,337,315	100.00%	$4,927,993	100.00%

The following table presents the amortized cost and fair value of securities at December 31, 2003 and December 31, 2002:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Market Value
December 31, 2003

Available for Sale
U.S. Government Agency	$3,774,415	$21,478	$362	$3,795,531
State and Municipal	1,517,623	29,549	3,403	1,543,769
Mortgage-Backed Securities	3,045,277	37,876	7,111	3,076,042

	$8,337,315	$88,903	$10,876	$8,415,342

December 31, 2002

Available for Sale
U.S. Government Agency	$4,719,640	$107,858	$—	$4,827,498
State and Municipal	208,353	5,418	903	212,868

	$4,927,993	$113,276	$903	$5,040,366

Proceeds from the sale of investments available for sale in 2003 were $762,605. Gross gains of $5,267 were recorded on these sales. Securities with a carrying value of $1,102,812 were pledged as collateral to secure government deposits as of December 31, 2003.

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The following table summarizes the contractual maturity of securities and their weighted average yields. Available-for-sale securities are shown at fair value and the Company had no held-to-maturity securities.

	One Year or Less		1-5 Years		5-10 Years		Over 10 Years		Total
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
Available for Sale
U.S. Government Agency	$100,250	3.27%	$3,695,281	2.60%	$—	—%	$—	—%	$3,795,531	2.62
State and Municipal	—	—	—	—	467,870	3.54	1,075,899	4.08	1,543,769	3.92
Mortgage-Backed Securities	—	—	137,230	4.64	2,526,483	4.03	412,329	6.50	3,076,042	4.38

Total	$100,250	3.27%	$3,832,511	2.68%	$2,994,353	3.95%	$1,488,228	4.75%	$8,415,342	3.50%

Contractual maturity of mortgage-backed securities and collateralized mortgage obligations is not a reliable indicator of their expected life because borrowers have the right to prepay their obligations at any time. The tax-exempt securities issued by states and political subdivisions are calculated on a tax equivalent basis.

The average yield of the securities portfolio was 3.65% in 2003 compared to 4.69% in 2002. The decline in the average yield over the comparable periods primarily resulted from the investment of new funds received from deposit growth at lower current yields and the reinvestment of proceeds from the early repayment of mortgage-backed securities in similar investments, also at lower current yields. The early repayment of mortgage-backed securities primarily resulted from borrower refinancing due to lower market interest rates.

Deposits and Other Interest-Bearing Liabilities

Average interest-bearing liabilities increased $10,457,057, or 15.38%, from $68,006,812 in 2002 to $78,463,869 in 2003. Average interest-bearing deposits increased $6,229,303, or 9.58%, from $65,048,657 in 2002 to $71,277,960 in 2003. These increases in interest-bearing deposits are the result of continued promotional efforts by management to increase the deposits and loans of the Bank, as well as a loss of confidence in the stock market by customers. The increases also reflected a deposit of the net proceeds to the Company from the trust preferred securities transaction in December of 2003 in an amount of $2,972,500. At December 31, 2003, total deposits were $84,471,192 compared to $74,143,566 at December 31, 2002, an increase of 13.93%.

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The following table sets forth the average daily deposits of the Company and the weighted average rates paid on deposits by category as of December 31, 2003 and 2002, respectively.

Deposits

	2003		2002
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Savings accounts	$6,452,633	0.54%	$5,995,619	1.07%
NOW accounts	13,622,464	0.79	9,230,073	1.05
Money market accounts	9,250,449	1.22	7,054,689	1.36
Time deposits less than $100,000	25,255,988	3.30	25,802,718	3.80
Time deposits of $100,000 or over	16,696,426	3.60	16,965,558	3.75

Total interest bearing	71,277,960	2.37	65,048,657	2.88

Noninterest bearing	10,186,828	—	7,981,612	—

Total deposits	$81,464,788	2.07%	$73,030,269	2.57%

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company’s loan portfolio and other earning assets. The Company’s core deposits increased $13,440,489 during 2003 which included a $3 million deposit of the funds from the Company’s private placement of trust preferred securities. Deposits, and particularly core deposits, have been the Company’s primary source of funding and have enabled the Company to meet both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be the Company’s primary source of funding in the future, but management anticipates more borrowings from the Federal Home Loan Bank as a secondary funding source. The Company’s loan-to-deposit ratio was 94.81% at December 31, 2003 and 96.39% at the end of 2002, with a 2003 ratio of average loans to average deposits of 99.18%. The maturity distribution of the Company’s time deposits over $100,000 at December 31, 2003, is shown in the following table.

Maturities of Certificates of Deposit

and Other Time Deposits of $100,000 or More

	December 31, 2003
	Within Three Months	After Three Through Six Months	After Six Through Twelve Months	After Twelve Months	Total
Certificates of deposit of $100,000 or more	$2,182,032	$809,036	$1,285,010	$10,556,121	$14,832,199

Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. Some financial institutions partially fund their balance sheets using large certificates of deposit obtained through brokers. These brokered deposits are generally expensive and are unreliable as long-term funding sources. Accordingly, the Company does not accept brokered deposits.

Borrowed funds consist primarily of short-term borrowings in the form of securities sold under agreements to repurchase and notes from the Federal Home Loan Bank. Average borrowings were $7,185,909 and $2,958,155 during 2003 and 2002, respectively. As previously noted, the Company’s primary funding source is core deposits.

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In December of 2003, the Company formed Easton Capital Trust I (the “Trust”) and on December 24, 2003, the Trust issued 3,000 Floating Rate Capital Securities (the “Capital Securities”) with an aggregate liquidation value of $3,000,000 to a third party in a private placement. Concurrent with the issuance of the Capital Securities, the Trust issued trust common securities to the Company in the aggregate liquidation value of $93,000. The proceeds of the issuance of the Capital Securities and trust common securities were invested in the Company’s Floating Rate Junior Subordinated Deferrable Interest Debentures (the “Floating Rate Debentures”). The Floating Rate Debentures will mature on February 8, 2034, which date may be shortened to a date not earlier than February 8, 2009, if certain conditions are met (including the Company having received prior approval of the Board of Governors of the Federal Reserve System and any other required regulatory approvals). These Floating Rate Debentures, which are the only assets of the Trust, are subordinate and junior in right of payment to all present and future senior indebtedness (as defined in the Indenture dated December 24, 2003) of the Company. The Floating Rate Debentures accrue interest at a floating rate equal to the 3-month LIBOR plus 2.85%, payable quarterly. The quarterly interest rate on the Floating Rate Debentures for the period from December 24, 2003 through January 31, 2004 was equal to 4.02%. The quarterly distributions on the Capital Securities will be paid at the same rate that interest is paid on the Floating Rate Debentures.

The Company has fully and unconditionally guaranteed the Trust’s obligations under the Capital Securities. The Trust must redeem the Capital Securities when the Floating Rate Debentures are paid at maturity or upon any earlier prepayment of the Floating Rate Debentures. The Floating Rate Debentures may be prepaid if certain events occur, including a change in the tax status or regulatory capital treatment of the Capital Securities or a change in existing laws that requires the Trust to register as an investment company. The Company received net proceeds of $2,972,500 in the private placement, which will be used to fund the purchase of a portion of its common stock from stockholders in connection with the merger of Easton Facilitation, Inc. into the Company.

The Company owns all of the outstanding common stock of the Trust. The Trust is considered a variable interest entity (“VIE”) under Financial Accounting Standards Board Interpretation (“FIN”) No. 46 “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51,” as revised. Prior to FIN 46, VIEs were generally consolidated by an enterprise when the enterprise had a controlling financial interest through ownership of a majority of voting interest in the entity. Under FIN 46, a VIE should be consolidated by its primary beneficiary. Because the Company is not the primary beneficiary of the Trust, the financial statements of the Trust are not included in the consolidated financial statements of the Company. Although the trust preferred securities are not included as a component of shareholders’ equity on the balance sheet, for regulatory purposes, the trust preferred securities are treated as Tier 1 capital by the Federal Reserve. The treatment of the trust preferred securities as Tier 1 capital, in addition to the ability to deduct the expense of the Floating Rate Debentures for federal income tax purposes, provided the Company with a cost-effective method of raising capital. However, because the Trust is not a part of the Company’s financial statements, the Federal Reserve may in the future disallow inclusion of the trust preferred securities in Tier 1 capital for regulatory capital purposes. The Federal Reserve intends to review the regulatory implications of the change in accounting treatment of subsidiary trusts that issue trust preferred securities and, if necessary or warranted, provide further appropriate guidance. There can be no assurance that the Federal Reserve will continue to permit institutions to include trust preferred securities in Tier 1 capital for regulatory capital purposes.

Noninterest Income

Noninterest income for 2003 was $860,430, compared to noninterest income in 2002 of $617,081, an increase of $243,349, or 39.44%. Mortgage banking revenue increased $101,489 due to the increased volume. Return check and overdraft fee income increased $48,634 and ATM network and VISA fees increased $14,958 due to increased account volume. In 2003, the Bank began to offer non-deposit products which earned $65,820 in fees.

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The following table presents the principal components of noninterest income for the years ended December 31, 2003 and 2002, respectively.

Noninterest Income

	2003	2002
Service charges on deposit accounts	$264,139	$213,592
Mortgage banking fees	360,281	258,792
Other noninterest income	236,010	144,697

Total noninterest income	$860,430	$617,081

Noninterest income as a percentage of average total assets	0.89%	0.75%

Noninterest Expense

Noninterest expense increased $675,069, or 25.36%, to $3,336,550 in 2003, from $2,661,481 in 2002. The increase was the result of an increase of $418,873 in compensation and related expenses, an increase of $15,036 for data processing, an increase of $12,125 for directors fees, an increase of $65,083 for professional fees, an increase of $5,400 for furniture and equipment, an increase of $5,808 for collection costs, an increase of $12,568 for training, and increases in occupancy expenses of $50,011. Personnel costs, occupancy costs, and data processing costs increased as a result of the opening of the Marlboro Road branch in Easton, Maryland in April of 2003. Also, personnel expenses increased as a result of the Bank adding an associate to sell non-deposit products.

As the Company experienced greater net loan losses, it also incurred greater collection costs. The increased collection costs were more than offset by the decrease in the provision for loss on loan commitments. Management reviewed the outstanding commitments as of December 31, 2003, determining that the reserve of $47,636, or 5% of outstanding commitments, was adequate.

The following table presents the principal components of noninterest expense for the years ended December 31, 2003 and 2002, respectively.

Noninterest Expense

	2003	2002
Compensation and related expenses	$1,965,349	$1,546,476
Occupancy expense	208,430	158,419
Furniture and equipment expense	145,221	139,821
Advertising	69,373	70,800
Data processing	211,900	196,864
Deposit assessment	35,455	12,182
Directors fees	51,125	39,000
Insurance	13,655	11,905
Loan reports and collection costs	40,057	34,249
Postage	54,590	52,377
Professional fees	158,346	93,263
Provision for loss on loan commitments	(14,256)	(18,626)
Proxy and transfer agent costs	18,242	18,833
Software amortization	15,575	12,947
Stationery and supplies	85,657	72,588
Telephone and postage	39,460	34,861
Training	39,923	27,355
Travel and entertainment	38,689	27,082
Other	159,759	131,085

Total noninterest expense	$3,336,550	$2,661,481

Noninterest expense as a percentage of average total assets	3.45%	3.24%

30

Capital

Under the capital guidelines of the Federal Reserve Board and the FDIC, the Company and the Bank are currently required to maintain a minimum risk-based total capital ratio of 8%, with at least 4% being Tier 1 capital. Tier 1 capital consists of common stockholders’ equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, less certain intangibles. In addition, the Company and the Bank must maintain a minimum Tier 1 leverage ratio (Tier 1 capital to total assets) of at least 4%.

At December 31, 2003, the Company and the Bank exceeded their regulatory capital ratios, as set forth in the following table.

Analysis of Capital

	Company	Bank	Required Minimums
Tier 1 risk-based capital ratio	13.8%	10.1%	4.0%
Total risk-based capital ratio	15.1%	11.4%	8.0%
Tier 1 leverage ratio	11.3%	8.3%	3.0%

Accounting Rule Changes

Summarized below are the accounting rule changes impacting financial institutions that were approved during 2003.

FASB Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, requires that contracts with comparable characteristics be accounted for similarly. In particular, this statement (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in paragraph 6(b) of Statement No. 133, (2) clarifies when a derivative contains a financing component, and (3) amends certain other pronouncements. This Statement is effective for contracts and hedging relationships entered into or modified after September 30, 2003.

FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, requires that an issuer classify a financial instrument that is within its scope as a liability. This Statement is effective for financial instruments entered into or modified after May 31, 2003.

FASB Interpretation No. 46, Consolidation of Variable Interest Entities, An Interpretation of ARB No. 51, requires consolidation of variable interest entities by the primary beneficiary. This Interpretation is effective for the first interim period or fiscal year beginning after June 15, 2003, for variable interest entities created before February 1, 2003. For entities created after January 31, 2003, the effective date was immediate.

AICPA Statement of Position No. 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer, prohibits the carrying over of valuation allowances in loans and securities acquired in a transfer. At transfer, the assets are to be recorded at the total cash flows expected to be collected. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004.

The accounting policies adopted by management are consistent with accounting principles generally accepted in the United States of America and are consistent with those followed by peer companies.

Impact of Inflation

Unlike most industrial companies, the assets and liabilities of financial institutions, such as the Company and the Bank, are primarily monetary in nature. Therefore, interest rates have a more significant affect on the

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Company’s performance than do the effects of changes in the general rate of inflation and changes in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation. See “Interest Rate Sensitivity” table above.

Industry Developments

Certain recently enacted and proposed legislation could have an effect on both the costs of doing business and the competitive factors facing the financial institutions industry. The Company is unable at this time to assess the impact of this legislation on its financial condition or results of operations.

Item 7. Financial Statements

The financial statements and the notes thereto commence on page F-1 of this Annual Report on Form 10-KSB.

Item 8. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There have been no disagreements with accountants on any matter of accounting principles or practices or financial statement disclosures during the three-year period ended December 31, 2003.

Item 8A. Controls and Procedures

The Company carried out an evaluation, under the supervision and with the participation of its principal executive officer and principal financial officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures as of the end of the period covered by this report. Based on this evaluation, the principal executive officer and principal financial officer concluded that the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended, are effective in timely alerting them to material information required to be included in the Company’s periodic reports filed with the SEC under the Securities Exchange Act of 1934, as amended. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote.

There were no changes in the Company’s internal control over financial reporting that occurred during the Company’s most recent fiscal quarter that have materially affected, or are reasonably likely to affect, the Company’s internal control over financial reporting.

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PART III

Item 9. Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act

Directors and Executive Officers of Easton

Article Seven of the Company’s Articles of Incorporation and the Company’s Bylaws provide that the Board of Directors shall be divided into three classes with each class to be as nearly equal in number as possible. These provisions also provide that the three classes of directors are to have staggered terms so that the terms of only approximately one-third of the Board members will expire at each annual meeting of stockholders or until their successors are elected and qualified. The Company currently has a total of eighteen directors, with six directors in each of Class I, Class II and Class III. Each class of directors serves for a period of three years. Executive officers serve at the pleasure of Easton’s Board of Directors. The directors are elected by a plurality of the votes cast at the Company’s annual meetings. The terms of the Class I directors will expire at the next annual meeting of the stockholders; the terms of the Class II directors expire at the 2005 annual meeting of the stockholders; and the terms of the Class III directors will expire at the 2006 annual meeting of the stockholders.

The following table sets forth certain information with respect to the executive officers and directors of Easton. None of the directors currently serves as a director of any other company with a class of securities registered pursuant to Section 12 of the Exchange Act. The business address and telephone number of each director and executive officer is c/o Easton Bancorp, Inc., 501 Idlewild Avenue, Easton, Maryland 21601, (410) 819-0300.

Name	Age	Positions held with Easton and the Bank
Jack H. Bishop, DDS	59	Class III Director of Easton and Director of the Bank

J. Parker Callahan, Jr.	71	Class II Director of Easton and Director of the Bank

Charles T. Capute	53	Class III Director of Easton and Director of the Bank

Walter E. Chase, Sr.	68	Director of the Bank

Stephen W. Chitty	58	Class I Director of Easton

Delia B. Denny	70	Director and Executive Vice President of the Bank

J. Fredrick Heaton, DMD	56	Class II Director of Easton and Director of the Bank

Jeffrey N. Heflebower	57	Director and Executive Vice President of the Bank

W. David Hill, D.D.S.	62	Chairman of the Board, Class I Director and Chief Executive Officer of Easton; Chairman of the Board and Director of the Bank

Thomas E. Hill	60	Class I Director of Easton

William C. Hill, P.D.	79	Class II Director of Easton and Director of the Bank

William R. Houck, D.D.S.	61	Class II Director of Easton

M. Linda Kildea	62	Director of the Bank

Pamela H. Lappen	58	Director of the Bank

David F. Lesperance	50	Class III Director of Easton and Director of the Bank

R. Michael S. Menzies, Sr.	56	Class I Director and President of Easton; President and Chief Executive Officer of the Bank

Pamela A. Mussenden	57	Executive Vice President and Treasurer

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Name	Age	Positions held with Easton and the Bank
Roger A. Orsini, M.D.	56	Class II Director of Easton

Vinodrai Mehta, M.D.	62	Class III Director of Easton

Marian H. Shannahan	55	Director of the Bank

Mahmood S. Shariff, M.D.	67	Class I Director of Easton and Director of Bank

James B. Spear, Sr.	71	Class II Director of Easton and Director of Bank

Myron J. Szczukowski, Jr., M.D.	51	Class III Director of Easton

Sheila A. Wainwright	57	Class I Director and Secretary of Easton and Director and Secretary of the Bank

Jerry L. Wilcoxon, CPA	45	Class III Director of Easton and Treasurer of Easton

The following sets forth the name of each director and executive officer of Easton, positions held, and a brief description of his or her principal occupation and business experience for at least the preceding five years. Except as otherwise indicated below, each of the directors has been a director of Easton since its formation in 1991. None of the directors are related, except that William C. Hill is the father of W. David Hill, and J. Parker Callahan, Jr. is the father-in-law of Stephen W. Chitty.

Jack H. Bishop, D.D.S., serves as a Class III director of Easton and a director of the Bank. Dr. Bishop has been practicing general dentistry in Easton, Maryland since 1972. He attended Albright College for his dental prerequisites and graduated from the University of Maryland Baltimore College of Dental Surgery in 1969. He served as a Captain in the U.S. Army Dental Corps before starting private practice. He is a member of the American Dental Association, Maryland State Dental Association, and Eastern Shore Dental Society. Dr. Bishop is an active participant in the Maryland Foundation of Dentistry for the Handicapped, in which he donates his time and facilities to elderly, poor, or handicapped individuals for the betterment of their health. Dr. Bishop is a member of the Oxford United Methodist Church where he is chairman of the Administrative Council. In the past, Dr. Bishop has been a partner in an insurance and real estate company as well as a company selling building supplies. He maintains several commercial and real estate holdings.

J. Parker Callahan, Jr., has served as a Class II director of Easton since June 1996 and a director of the Bank since its formation. Mr. Callahan is a farmer and a life-long resident of Talbot County and Easton, Maryland. Since completing high school in 1952, Mr. Callahan has operated a diversified farming operation. In recent years, he has expanded his operation and now is an owner and trainer of race horses. Mr. Callahan also was recently involved in the development of a residential community.

Charles T. Capute, has served as a Class III director of Easton since October 2002 and a director of the Bank since 1994. Mr. Capute is an attorney practicing principally in the area of trusts and estates. In 2002, he became the founding member and partner of Charles T. Capute LLC. Prior to founding Charles T. Capute LLC, Mr. Capute was a partner at Armistead & Capute from 1996 to 2002 and a partner in the Easton, Maryland office of Miles & Stockbridge from 1990 to 1996. Mr. Capute is a 1972 graduate of Kenyon College where he received a B.A. in English. He received his J.D. degree from Capital University in 1976. Mr. Capute is currently Chairman of the Mid-Shore Community Foundation. He is also a member of the Board of the Easton Memorial Hospital Foundation, for which he also serves as Secretary, and the Board of Gunston Day School. Mr. Capute is also a Member of the Advisory Board of the Talbot County YMCA and the President’s Advisory Board of Washington College.

Stephen W. Chitty, has served as a Class I director of Easton since January 2002. He also served as a director of the Bank from its formation in 1991 until January 2002. Mr. Chitty has been the owner and operator of Talbot Crown and Bridge Dental Laboratory in Easton, Maryland, since 1978. Upon graduation from high school, he attended three years of college before enlisting in the United States Air Force. He served four years in the Air

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Force’s medical-dental field. Following an honorable discharge from the Air Force, Mr. Chitty attended a one-year dental lab school. After working for dental labs in the Baltimore-Washington area for several years, and earning the title of Certified Dental Technician, Mr. Chitty moved to the Easton area in 1978 and began his own business.

J. Fredrick Heaton, D.M.D., serves as a Class II director of Easton and a director of the Bank. Dr. Heaton is a dentist specializing in endodontics, practicing in Easton, Maryland. Dr. Heaton is a 1970 graduate of the U.S. Naval Academy with a B.S. in Naval Science and a minor in Mechanical Engineering. He served on active duty for five years in nuclear submarines. He received his D.M.D. degree from the Medical University of South Carolina in 1979. In 1981, he completed advanced specialty training at the University of Maryland Dental School in Baltimore and was awarded a Post-Graduate Certificate in Endodontics. Dr. Heaton has practiced in Easton since 1981. He is active in state and local dental societies and is past president of the Maryland State Association of Endodontists and the Eastern Shore Dental Society. Dr. Heaton has served on the Board of Trustees for the Maryland State Dental Association and is past chairman of the Maryland Dental Association’s Council on Dental Education. He is currently chairman of the Maryland State Dental Association’s Political Action Committee. On a local level, Dr. Heaton is a member of the Easton Business Management Authority, Elks Lodge 1622, Habitat for Humanity, Tred Avon Yacht Club, Chesapeake Bay Yacht Club, and Talbot Country Club.

W. David Hill, D.D.S., serves as a Class I director and Chief Executive Officer of Easton and a director of the Bank. Except for a brief period from December 1994 until April 1995, Dr. Hill has served as Chairman of the Board of both Easton and the Bank from inception. Dr. Hill is the majority stockholder and President of William Hill Manor, Inc., a continuing care retirement community in Easton, Maryland, which serves the needs of the elderly population through the provision of skilled nursing, convalescent and rehabilitative care. Dr. Hill is the owner and president of the Manor Discovery Center, a day care center; and a general partner in Idlewild Associates Limited Partnership, a limited partnership that owns land and income-producing properties. He is the president of Caulk Management Company and a director of Hill’s Drug Store, Inc. Dr. Hill received a B.S. from Mount Saint Mary’s College in 1964; he attended graduate school at Mount Saint Mary’s from 1964 until 1965; and he graduated from the University of Maryland School of Dentistry in 1969. He has served as a fundraiser for the Talbot County Branch of the American Heart Association, Memorial Hospital at Easton, Historical Society of Talbot County and he was voted the Small Business Person of the Year in 1989. He is currently a member of the Talbot County YMCA Advisory Committee. Dr. Hill is a life-long resident of Talbot County. Member of Board of Directors of Father Martins Ashley and Talbot Paramedic Foundation.

Thomas E. Hill, has served as a Class I director of Easton since January 2002. He also served as a director of the Bank from March 1994 until January 2002. Mr. Hill has worked with Legg Mason Wood & Walker in the securities industry since 1979. He is currently a Senior Vice President with Legg Mason Wood & Walker serving in the firm’s Easton, Maryland office. Mr. Hill graduated with a B.A. in English from the University of Richmond in 1964. Mr. Hill is a past president of the Talbot County YMCA and the Talbot County United Fund. He is currently on the Board of Habitat for Humanity, the YMCA Advisory Board, and the Planned Gifts Committee of Shore Health Systems.

William C. Hill, P.D., serves as a Class II director of Easton and a director of the Bank. Since 1957, Dr. Hill has been president of Hill’s Drug Store, Inc., which owns and operates three drug stores in Easton, Maryland. He is also vice president of William Hill Manor, Inc., a local retirement community, along with being a partner in Idlewild Associates Limited Partnership and Eastern Shore Retirement Associates. He served in the United States Marine Corps and graduated from the Philadelphia College of Pharmacy and Science. Dr. Hill has served on the Advisory Board of Maryland National Bank and First Annapolis Savings Bank. He has served as past president of the Eastern Shore Pharmaceutical Association, the Maryland State Pharmaceutical Association, and he received the 1992 Talbot County Businessman of the Year Award. He is an active member of many other national and local organizations. Dr. Hill is a native of Talbot County.

William R. Houck, D.D.S., has served as a Class II director of Easton since January 2002. He also served as a director of the Bank from its formation in 1991 until January 2002. Dr. Houck is a pediatric dentist who has

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been in private practice in Easton, Maryland for over twenty years. After graduating from Easton High School in 1960, he attended the College of William and Mary and the University of Maryland School of Dentistry, from which he graduated in 1967. After serving two years as a Captain in the U.S. Army Dental Corps., Dr. Houck did his residency in Rochester, New York. He is a member of Sts. Peter and Paul Catholic Church, Talbot County YMCA, and numerous professional organizations.

David F. Lesperance, serves as a Class III director of Easton and a director of the Bank. Mr. Lesperance is the owner and president of David Lesperance, Inc., doing business as Lesperance Construction Company. The company builds residential and commercial projects in Talbot and Dorchester counties. Prior to starting his own construction business, Mr. Lesperance was employed by Willow Construction and Charles E. Brohawn Construction Company. Mr. Lesperance has been in the construction field for 29 years.

Vinodrai Mehta, M.D., has served as a Class III director of Easton since 1992. He also served as a director of the Bank from 1992 until January 2002. Dr. Mehta has been practicing internal medicine at Dorchester General Hospital in Cambridge, Maryland since 1975. He attended University Tutorial College, London, England, and later attended Medical College of Rhinische-Friedrich-Wilhelm University in Bonn, Germany. He received his M.D. in 1968. After working for a year at St. Paul Hospital in Addis Ababa, Ethiopia, he came to the United States. He completed his training program for internal medicine at Greater Baltimore Medical Center and Union Memorial Hospital, both in Baltimore, Maryland. Since 1975, he has been a member of the Medical and Surgical Society of Maryland.

R. Michael S. Menzies, Sr., has served as a Class I director and President of Easton and as a director and the President and Chief Executive Officer of the Bank since May 1998. From November 1989 until May 1998, Mr. Menzies served as the President and Chief Executive Officer of First Bank of Frederick and First Frederick Financial Corporation and as the Chairman of the Board of First Bank of Frederick for part of that time. Mr. Menzies graduated with a B.A. in Economics from Randolph Macon College in 1970. He received his CPA license in 1974, and he has completed various advanced finance and banking studies at Loyola College and The Darden School at The University of Virginia. Mr. Menzies is actively involved in the community as Past Chairman of the Talbot County Chamber of Commerce, Hospice Advisory Board, Talbot County United Fund Board, Director ICBA Network Services, Director Leadership Maryland, member Rotary, Director ICBA Mortgage Corporation, and member MACPA and AICPA.

Roger A. Orsini, M.D., serves as a Class II director of Easton. He also served as a director of the Bank from its organization in 1991 until January 2002. Dr. Orsini is a plastic and reconstructive surgeon and has been in solo practice in Easton, Maryland since 1985. He is the owner of Shore Aesthetic and Reconstructive Associates, a general plastic surgical practice which includes aesthetic surgery, hand, head and neck surgery, maxillofacial, microvascular and pediatric surgery. He received his Bachelor of Science degree from Georgetown University and pursued graduate studies in physiology, including marine biology at the University of Connecticut. Dr. Orsini received his medical degree from the Medical College of Pennsylvania, then served his internship at Presbyterian-University of Pennsylvania and went on to complete his surgical residency at Thomas Jefferson Hospital, both in Philadelphia. He then completed a fellowship in plastic and reconstructive surgery at the Hospital of the University of Pennsylvania. Dr. Orsini has been a member of the medical staff at Memorial Hospital at Easton since 1985, where he has served as Chairman of the Tissue Review Committee and served on Rehabilitation, Cancer and Utilization Committees. He also completed a year-long physician’s management course sponsored by Memorial Hospital at Easton. Dr. Orsini is a member of the American Society of Plastic and Reconstructive Surgeons and served as a member of the Exhibits Committee. He is also a member of the Talbot County Medical Society, the American Medical Association and the American Cleft Palate-Craniofacial Association. He is licensed to practice medicine in the state of Maryland. He is the chairman and coordinator of the Eastern Shore Cleft Lip and Palate Team dedicated to provide care for children with cleft and craniofacial deformities regardless of their financial status. He was the Head/Chief of the Department of Surgery at Memorial Hospital at Easton. He is a Board Certified member of the American Society of Plastic and Reconstructive Surgeons and a fellow of the American College of Surgeons and a member of the American Society of Laser

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Medicine. Dr. Orsini was a member of the Coalition of Ambulatory Care for the State of Maryland and was the former head of the Governor’s Task Force to Care for Eastern European Refugees. He is also a member of the Talbot Country Club, the Soccer League of Talbot County Board, and the Board of Advisors for the Center for Integrative Medicine.

Mahmood S. Shariff, M.D., has served as a Class I director of Easton and a director of the Bank since 1992. Dr. Shariff is an internist and a cardiologist. He received his training in New York City. He was an Assistant Professor of Clinical Medicine at the Mount Sinai School of Medicine in New York City. Dr. Shariff is Board Certified in Internal Medicine and Cardiology. He is a Fellow of the American College of Physicians and the American College of Cardiology. From 1973 to 1977, he was in solo practice in Cambridge. Dr. Shariff has served in various capacities on the executive committees of the Medical Staff at Dorchester General Hospital, including Chief of Medicine. The community elected him to the Dorchester General Hospital Board of Directors for a six-year term. He volunteered his cardiology services for numerous years at Fassett/Magee Clinic. Dr. Shariff is currently a member of the medical staff at Dorchester General Hospital and Memorial Hospital at Easton. He was elected Chief of Staff at Dorchester General Hospital in 1999 for a two-year period. Dr. Shariff now heads the only multi-specialty group of physicians Board Certified in Cardiology, Internal Medicine, Infectious Diseases, Allergy and Immunology.

James B. Spear, Sr., has served as a Class II director of Easton since January 2002 and a director of the Bank since its organization. Since 1974, Mr. Spear has been the Chief Executive Officer of a manufacturers’ representative agency, J.B. Sales Co., Inc., located in Easton, Maryland. The agency represents approximately twenty manufacturers promoting and selling electrical equipment in six states. Mr. Spear attended and played football at the University of Maryland, where he later graduated after four years in the Marine Corps. He retired as a Marine Captain and Naval Aviator at the end of the Korean conflict. Mr. Spear has been involved with many varied industries such as chemicals, financial and construction before entering the electrical business. Mr. Spear is a member of the Talbot Country Club and Easton Elks Lodge.

Myron J. Szczukowski, Jr., M.D., has served as a Class III director of Easton since July 1999. He also served as a director of the Bank from its formation in 1991 until July 1999. Dr. Szczukowski is a principal and Vice President of The Orthopaedic Center, a position he has held since 1986. The Orthopaedic Center is a multi-specialty orthopaedic clinic located in Easton, Maryland. He is a graduate of Emory University in Atlanta, Georgia, with a degree in biology. He attended the University of Tennessee Center for Health Sciences in Memphis, Tennessee, and graduated with a degree of Doctor of Medicine in December 1978. He did an internship in general surgery at the Ochsner Clinic in New Orleans, Louisiana. In 1980, he returned to Atlanta, Georgia and Emory University to complete a four-year residency in orthopaedic surgery. He was in private practice in Atlanta for two years and subsequently moved to Easton, Maryland, where he continues as a Board Certified Orthopaedic Surgeon. Dr. Szczukowski is Medical Director of the Total Joint Center at Easton Memorial Hospital, a member of the medical staff at Easton Memorial Hospital and Dorchester General Hospital, and a faculty instructor of orthopaedic surgery at Johns Hopkins School of Medicine. Dr. Szczukowski has added proficiency in sports medicine and total joint replacements. His charitable activities include serving on the Board of Directors of the local YMCA, on the Board of the Talbot Lacrosse Association, and on the Board of Innovative Health Services.

Sheila A. Wainwright, serves as a Class I director and the Secretary of Easton and well as a director and Secretary of the Bank. Since 1989, Ms. Wainwright has been Chief Administrative Officer of Caulk Management Company, which owns and operates health care facilities. She was graduated from Goldey Beacom Junior College in 1967 with an AA degree. She is a former owner of a word processing and document preparation service. Ms. Wainwright is a partner in HTB Limited Partnership, a real estate partnership, and is a director of William Hill Manor, Inc. She is also a corporate secretary in seven other private real estate related businesses. Ms. Wainwright is a member of Certified Professional Secretary Associates. Her charitable activities include the American Heart Association and serving on the Boards of Mid Atlantic Maritime Festival, Inc. the Talbot Paramedic Foundation, Inc. and the Community Alliance for Performing Arts.

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Jerry L. Wilcoxon, CPA, serves as a Class III director of Easton. He also has served as a director of the Bank from its formation in 1991 until 1999 and from June 2001 until March 2002, and, except for a brief period from March to May of 2003, as the Treasurer of Easton from its formation. Mr. Wilcoxon is a certified public accountant and is currently a principal in the accounting firm of Anthony, Walter, Duncan & Wilcoxon, LLP, located in Easton, Maryland. He previously served as Chief Financial Officer of Black Oak Computer Service, Inc., a technology consulting company located in Salisbury, Maryland, from March 1998 to March 2001. Prior to that he was a principal of Caulk Management Company, Inc., where he served as Chief Financial Officer from August 1989 until March 1998. Prior to that time, he spent five years as controller for Pioneer Transportation Systems in Hurlock, Maryland, after a two-year career in public accounting. Mr. Wilcoxon was born in Baltimore, Maryland, and is a graduate of Shepherd College with a degree in Accounting. Locally, he is currently serving as the Treasurer for the Talbot Lacrosse Association, and he has served on the Board of Governors of the Talbot County YMCA, and was the Treasurer of the Board of Governors of the Talbot Country Club from 1995 to 2001. Residing in Easton since 1983, he is a member of the Sts. Peter and Paul Roman Catholic Church and the Talbot Country Club.

Meetings and Committees of the Board of Directors

The Board of Directors of the Company held eleven (11) meetings, and the Board of Directors of the Bank held thirteen (13) meetings, during the year ended December 31, 2003. All of the directors of the Company attended at least 75% of the aggregate of such Board meetings and the meetings of each committee on which they served during 2003, except for Messrs. Capute, Chitty, Thomas Hill, and Wilcoxon and Dr. Houck, Dr. Mehta, Dr. Orsini, Dr. Szczukowski.

Audit and Compliance Committee. Because all of the Company’s operations are conducted through the Bank, the Bank, but not the Company, has an Audit and Compliance Committee. In 2003, the Audit and Compliance Committee was composed of Charles T. Capute, Walter E. Chase, Sr., Roger Orsini, Sheila A. Wainwright and Jerry L. Wilcoxon. Mr. Chase is a member of the Bank’s, but not the Company’s, Board of Directors. The Audit and Compliance Committee met two (2) times in 2003. This committee has the responsibility for reviewing the financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the Board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditors’ audit plans, and reviews with the independent auditors the results of the audit and management’s response thereto. The committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The committee reports its findings to the Board of Directors. The Board of Directors has determined that the Audit and Compliance Committee does not have an “audit committee financial expert” (as that term is defined in rules and regulations of the SEC) serving on the Audit and Compliance Committee. The Board has determined that each member of the Audit and Compliance Committee is able to read and understand fundamental financial statements and has substantial business experience that results in the individual’s financial sophistication. The Board believes that the directors who serve on the Audit and Compliance Committee have the sufficient knowledge and experience necessary to fulfill the duties and obligations of the Audit and Compliance Committee.

The Board of Directors has not adopted a written charter for the Audit and Compliance Committee. The Company’s Board of Directors believes that three of the five members of the Audit and Compliance Committee are “independent directors” as that term is defined in Rule 4200(a)(15) of the rules of the National Association of Securities Dealers, Inc. Because Sheila Wainwright and Jerry Wilcoxon are officers of the Company, they are not deemed “independent” as defined in the Rule.

Executive Committee. The Executive Committee of the Bank performs the duties of a compensation committee and is responsible for establishing the compensation plans for the Bank. Its duties include the development with management of all benefit plans for employees of the Bank, the formulation of bonus plans, incentive compensation packages, and medical and other benefit plans. This committee met eleven (11) times in

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2003. In 2003, the Executive Committee was composed of J. Parker Callahan, Jr., Delia B. Denny, Jeffrey N. Heflebower, W. David Hill, D.D.S., William C. Hill, David F. Lesperance, R. Michael S. Menzies, Sr., James B. Spear, Sr., and Sheila A. Wainwright. Mrs. Denny and Mr. Heflebower are members of the Bank’s, but not the Company’s, Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires (i) the Company’s directors and executive officers and (ii) persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC, within certain specified time periods, reports of ownership and changes in ownership. Such officers, directors and stockholders are required by SEC regulations to furnish the Company with copies of all such reports that they file.

To the Company’s knowledge, based solely upon a review of copies of such reports furnished to the Company and representations that no other reports were required with respect to the year ended December 31, 2003, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis with respect to 2003 except for Mehta Vinodrai, W. David Hill and Jack H. Bishop who each made one late filing related to the exercise of warrants; Roger A. Orsini who did not file a timely report relating to two separate sales of warrants and also the acquisition of shares pursuant to the exercise of warrants; Sheila Wainwright who did not make a timely filing with respect to a transaction involving the purchase of shares of Common Stock; J. Frederick Heaton who made one late filing with respect to the sale of shares of Common Stock by a profit sharing plan; and David F. Lesperance made one late filing with respect to two sales of shares of Common Stock.

Code of Ethics

Because of the small size of the Company and because the Company and the Bank are subject to extensive regulation and supervision by federal and state banking regulators, the Company has not adopted a code of ethics with standards as set out by the SEC’s regulations applying to the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Company’s management and the Board of Directors are working on adopting a code of ethics, but have not yet done so.

Item 10. Executive Compensation

Executive Compensation

The Company is a bank holding company and conducts its operations through its subsidiary, the Bank. The officers of the Company also serve as officers of the Bank as set forth herein. Such persons are compensated by the Bank and receive no separate compensation for their services to the Company. However, the Company may determine that such compensation is appropriate in the future.

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Summary of Cash and Certain Other Compensation

The following table sets forth for the fiscal years ended December 31, 2001, 2002 and 2003, the cash compensation paid or accrued by the Company and the Bank, as well as certain other compensation paid or accrued for those years, for services in all capacities to the chief executive officers of the Company and the Bank. Other than R. Michael S. Menzies, Sr. and Jeffrey N. Heflebower, no executive officer of the Company or the Bank earned total annual compensation, including salary and bonus, for the fiscal year ended December 31, 2003, of $100,000 or more.

Summary Compensation Table

Long-Term Compensation
		Annual Compensation						Payouts
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Other Annual Compensation ($)			All Other Compensation ($)
W. David Hill Chief Executive Officer of the Company; Chairman of the Board of the Company and the Bank	2003 2002 2001	$5,275 4,975 1,375	$	— — —	$	— — —		$ — — —

R. Michael S. Menzies, Sr. President of the Company; President and Chief Executive Officer of the Bank	2003 2002 2001	126,500 115,000 115,000		— — —		— — —		2,530 2,415 1,869	(3) (3) (3)

Jeffrey N. Heflebower Executive Vice President of the Bank	2003 2002 2001	117,600 112,000 112,000		— — —		73,414 18,687 10,621	(2) (2) (2)	1,176 887 840	(3) (3) (3)

(1)	Although Dr. Hill is the Chief Executive Officer of the Company, he does not receive a salary in the periods above. Dr. Hill did receive $5,275 during 2003, $4,975 during 2002 and $1,375 during 2001 for his attendance at meetings of the Boards of Directors of the Company and the Bank and at meetings of committees of the Board of Directors of the Bank. Mr. Menzies and Mr. Heflebower did not receive compensation for their service on the Board of Directors of the Company and the Bank.
(2)	In February 2001, the Bank invested in a bank owned life insurance policy on the life of Mr. Heflebower. The beneficiaries of the policy include both the Bank and certain heirs of Mr. Heflebower. The policy also provides supplemental retirement benefits for Mr. Heflebower. To fund the policy, the Bank invested $1,225,000, which approximates the current cash surrender value of the policy. During 2003, 2002 and 2001, the Bank incurred expenses of $73,414, $10,621 and $18,687, respectively, related to this benefit.
(3)	Consists of matching contributions by the Company to the 401(k) Plan on behalf of Messrs. Menzies and Heflebower.

Stock Option Grants

There were no stock options granted to the named executive officers during the year ended December 31, 2003.

40

Stock Option Exercises and Fiscal Year-End Option Values

The following table sets forth information with respect to Mr. Menzies concerning the exercise of options during the last fiscal year and unexercised options held as of December 31, 2003.

Aggregated Option Exercises In Last Fiscal Year

and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End
			Exercisable	Unexercisable	Exercisable	Unexercisable (1)
W. David Hill	—	—	—	—	—	—
R. Michael S. Menzies, Sr.	—	—	28,000	28,000	$176,120	$176,120
Jeffrey N. Heflebower	—	—	—	—	—	—

(1)	The fair market value of the Common Stock is based upon the fairness opinion the Company received from Baxter Fentriss and Company and the price set by the Board of Directors of the Company in connection with the going private transaction which has established a price for cash-out shareholders of $16.29 per share. The exercise price for the options is $10.00 per share and thus based on a fair market value of $16.29 per share, all of the options are in-the-money as of December 31, 2003.

Compensation of Directors

Effective February 1, 2002, the Company and the Bank adopted new compensation policies for directors. Beginning February 1, 2002, outside directors of the Company (i.e., directors who were not also employees of the Company) received a fee of $100 per quarter for each quarter during which the director attended at least one meeting of the Board of Directors of the Company. Outside directors of the Bank (i.e., directors who were not also employees of the Bank) received a fee of $100 per month for each month of 2003, during which the director attended at least one meeting of the Board of Directors of the Bank. Each outside director of the Bank who was a member of a committee of the Board of Directors of the Bank received a fee as follows: (i) $75 per week for each week of 2003 during which the director attended at least one meeting of the Loan Committee; (ii) $50 per month for each month of 2003 during which the director attended at least one meeting of the Assets and Liability Committee; and (iii) $50 per quarter for each quarter of 2003 during which the director attended at least one meeting of the Audit and Compliance Committee. Directors of the Bank who were members of the Executive Committee received no compensation for their services as members of such committee.

Stock Option Plan

The Company has adopted a Stock Option Plan, covering 35,000 shares of the Common Stock, which is intended to qualify for favorable tax treatment under Section 422 of the Internal Revenue Code. The Stock Option Plan is administered by the Board of Directors of the Company and will provide for the granting of options to purchase shares of the Common Stock to officers and other key employees of the Company and the Bank. The purchase price under all such options intended to qualify as incentive options will not be less than the fair market value of the shares of Common Stock on the date of grant. Options will be exercisable upon such terms as may be determined by the body administering the Stock Option Plan, but in any event, options intended to qualify as incentive options will be exercisable no later than ten years after the date of grant. As of March 29, 2004, no options have been granted under this Stock Option Plan.

41

Item 11. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information as of December 31, 2003, with respect to equity compensation plans of the Company.

Equity Compensation Plan Information

	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	—		N/A	35,000	(1)
Equity compensation plans not approved by security holders	56,000	(2)	$10.00	—
Total	56,000		$10.00	35,000

(1)	The Company has adopted a Stock Option Plan, covering 35,000 shares of Common Stock, intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. The Stock Option Plan provides for granting options to purchase shares of the Common Stock to the officers and other key employees of the Company and the Bank. No options have been granted yet under this Stock Option Plan.
(2)	This figure represents non-qualified options to acquire 56,000 shares of common stock issued to R. Michael Menzies in 1999.

Beneficial of Common Stock by Management and Principal Shareholders

The following table sets forth the number and percentage of outstanding shares of the Company’s Common Stock beneficially owned at the Record Date by (a) each executive officer of the Company and the Bank, (b) each director of the Company, (c) all such executive officers and directors as a group, and (d) each person or entity known to the Company to own more than five percent of the outstanding Common Stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class(2)
Jack H. Bishop, D.D.S.(3)	50,092		6.55%

J. Parker Callahan, Jr.(3)	23,502	(4)	3.07

Charles T. Capute.(3)	1,800		*

Walter E. Chase, Sr. (3)	1,500		*

Stephen W. Chitty.(3)	12,942	(5)	1.69

Delia B. Denny(3)	1,803		*

J. Fredrick Heaton, D.M.D.(3)	12,095	(6)	1.58

Jeffrey N. Heflebower(3)	4,068	(7)	*

Thomas E. Hill(3)	500		*

W. David Hill, D.D.S.(3)	100,391	(8)	13.13

William C. Hill(3)	20,100		2.63

William R. Houck, D.D.S.(3)	15,470		2.02

42

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class(2)
J. Linda Kildea(3)	9,454	(9)	1.24

Pamela H. Lappen	568		*

David F. Lesperance(3)	20,984	(10)	2.1

Vinodrai Mehta, M.D.(3)	42,973	(11)	5.62

R. Michael S. Menzies, Sr.(3)	30,918	(12)	3.90

Pamela A. Mussenden	0		*

Roger A. Orsini, M.D.(3)	18,382	(13)	2.40

Mahmood S. Shariff, M.D.(3)	58,973	(14)	7.71

Marian H. Shannahan	21,744		2.84

James B. Spear, Sr.(3)	11,260	(15)	1.47

Myron J. Szczukowski, Jr., M.D.(3)	8,594	(16)	1.12

Sheila A. Wainwright(3)	5,069	(17)	*

Jerry L. Wilcoxon, CPA(3)	1,969	(18)	*

Executive officers and directors as a group (25 persons)	475,151	(19)	59.96

*	Denotes beneficial ownership less than 1%.
(1)	Information relating to beneficial ownership of the Easton common stock is based upon “beneficial ownership” concepts set forth in rules of the SEC under Section 13(d) of the Exchange Act. Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For instance, beneficial ownership includes spouses, minor children and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.
(2)	Percentage is determined on the basis of 764,507 shares of Easton common stock issued and outstanding plus shares subject to options or warrants held by the named individual for whom the percentage is calculated which are exercisable within the next 60 days as if outstanding, but treating shares subject to options or warrants held by others as not outstanding.
(3)	Address is 501 Idlewild Avenue, Easton, Maryland 21601.
(4)	Includes 1,000 shares owned by Mr. Callahan’s wife in which he shares voting and investment power.
(5)	Includes 50 shares that Mr. Chitty has a one-third interest in through a joint ownership with his parents.
(6)	Includes 230 shares owned by Dr. Heaton’s wife in which he shares voting and investment power.
(7)	Includes 3,130 shares are held in an individual retirement account of which Mr. Heflebower is the beneficiary.
(8)	Includes 100 shares owned by Dr. Hill’s wife in which he shares voting and investment power.
(9)	Includes 5,000 shares owned by Ms. Kildea owns jointly with her husband.
(10)	Includes 1,449 shares owned by Mr. Lesperance’s wife in which he shares voting and investment power.
(11)	Includes 14,143 shares that Dr. Mehta owns jointly with his wife and 1,930 shares that are held in an individual retirement account of which Dr. Mehta is the beneficiary.
(12)	Includes 28,000 shares Mr. Menzies has the right to acquire within 60 days pursuant to the exercise of options and 2,868 shares that are held by his wife’s estate.
(13)	Includes 11,839 shares that Dr. Orsini owns jointly with his wife and 6,493 shares that are held in a profit sharing plan of which Dr. Orsini is both a trustee and a participant.

43

(14)	Includes 3,283 shares owned by Dr. Shariff’s wife in which he shares voting and investment power and 10,000 shares held for the benefit of their children in which he shares voting and investment power with his wife.
(15)	Includes 200 shares that Mr. Spear owns jointly with his child and 10,000 shares that are held in a revocable trust of which Mr. Spear is a trustee.
(16)	Includes 1,248 shares that are held in an individual retirement account of which Dr. Szczukowski is the beneficiary.
(17)	Includes 1,700 shares that are held in an individual retirement account of which Ms. Wainwright is the beneficiary.
(18)	Includes 100 shares that Mr. Wilcoxon owns jointly with Mariann Wilcoxon.
(19)	Includes 28,000 total shares that Mr. Menzies has the right to acquire directly or indirectly pursuant to the exercise of fully vested stock options. This table is the only place in this proxy statement where options that have not been exercised are included in the total number of shares owned by officers and directors.

Item 12. Certain Relationships and Related Transactions

The Bank leases approximately 600 square feet of office space in the main office to William Hill Manor, Inc. (“WHM”) with an annual rent of $7,938 for each of the years ended December 31, 2001, 2002 and 2003. The lease was renewed on June 30, 2003 for a five-year term. Additionally, the Bank leases the William Hill Manor branch office space of approximately 72 square feet from WHM with an annual rent of $3,600. The lease is a five-year lease which was effective July 1, 2000. Dr. W. David Hill, a director of the Bank and the Company, is the Chief Executive Officer, founder and principal stockholder of WHM. Two other directors of the Company and the Bank, Sheila A. Wainwright and William C. Hill, are officers and directors of WHM. Sheila A. Wainwright also is the Secretary of the Company and the Bank. Management believes that the terms of the above-described transaction are at least as favorable to the Company and the Bank as could have been obtained in a transaction negotiated with an independent third party.

The Company and the Bank have banking and other transactions in the ordinary course of business with the directors and officers of the Company and the Bank and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such officers or directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such transactions do not involve more than the normal risk of collectibility or present other unfavorable features to the Company and the Bank. Loans to individual directors and officers must comply with the Bank’s lending policies and statutory lending limits and directors with a personal interest in any loan application are excluded from the consideration of such loan application. As of December 31, 2003, all of such loans aggregated approximately $1.7 million.

Item 13. Exhibits and Reports on Form 8-K

(a)	Exhibits.

2.1	Amended and Restated Agreement and Plan of Merger, dated as of December 25, 2003, by and between the Company and Easton Facilitation, Inc. (incorporated by reference to Appendix A to the Company’s Preliminary Proxy Statement on Schedule 14A, filed with the SEC on February 10, 2004)

3.1	Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of Registration Statement on Form S-18, File No. 33-43317).

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-KSB filed on March 29, 2002, for the fiscal year ended December 31, 2001).

+10.1	Easton Bancorp, Inc. 1991 Stock Option Plan (incorporated by reference to Exhibit 10.2 of Registration Statement on Form S-18, File No. 33-43317).

10.2	Form of Warrant Agreement (incorporated by reference to Exhibit 10.3 of Registration Statement on Form S-18, File No. 33-43317).

44

10.3	Lease Agreement dated June 4, 1999, between the Bank and ZNB, LLP (incorporated by reference to Exhibit 10.3 of the Company’s Annual Report on Form 10-KSB filed on March 28, 2000, for the fiscal year ended December 31, 1999).

+10.4	Non-Qualified Stock Option Agreement with R. Michael S. Menzies dated May 1, 1999 (incorporated by reference to Exhibit 10.4 of the Company’s Annual Report on Form 10-KSB filed on March 28, 2000, for the fiscal year ended December 31, 1999).

10.5	Lease dated November 21, 2002, between the Bank and Marlboro Plaza, Inc. (incorporated by reference to Exhibit 10.5 of the Company’s Annual Report or Form 10-KSB filed on March 28, 2003, for the fiscal year ended December 31, 2002).

*10.6	Addendums to Lease Agreement by and between W. David Hill and Easton Bank & Trust dated July 1, 1998 and June 30, 2003.

*10.7	Second Addendum to Lease Agreement by and between W. David Hill and Easton Bank & Trust dated June 30, 2003.

*21.1	Subsidiaries of the Company.

*31.1	Certification of Principal Executive Officer pursuant to Rule 13a-14a of the Securities and Exchange Act of 1934, as amended.

*31.2	Certification of Principal Financial Officer pursuant to Rule 13a-14a of the Securities and Exchange Act of 1934, as amended.

*32.1	Certification of Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes Oxley Act of 2002.

*32.2	Certification of Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes Oxley Act of 2002.

*	Filed herewith
+	Management Contract or Compensation Plan or Arrangement.

(b)	Reports on Form 8-K

The following reports on Form 8-K were filed during the fourth quarter of 2003:

(i) The Company filed a Current Report on Form 8-K under Item 5 on December 31, 2003 to announce (1) that it had entered into a Merger Agreement with Easton Facilitation, Inc., a wholly-owned subsidiary of the Company, to effect a “going private transaction”, and (2) to announce completion of a private placement of $3 million of its trust preferred securities.

Item 14. Principal Accountant Fees and Services

The following table presents fees for professional services rendered by Rowles & Company, LLP for the audit of the Company’s annual consolidated financial statements for fiscal 2003 and 2002, and fees billed for other services rendered by Rowles & Company, LLP:

	2003	2002
Audit fees	$35,510	$28,773
Audit related fees	4,201	2,005
Tax fees(1)	4,449	2,980
All other fees	—	250

Total fees	$44,160	$34,008

(1)	Consists of fees billed for professional services rendered for tax filings.

The audit committee pre-approves all auditing and permitted non-audit services to be performed for the Company by its independent auditor, including the fees and terms of those services.

45

SIGNATURES

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EASTON BANCORP, INC.
(Registrant)

Date: April 6, 2004	By:	/s/ R. MICHAEL S. MENZIES
R. Michael S. Menzies
President

In accordance with the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. MICHAEL S. MENZIES R. Michael S. Menzies	Director; President (Principal Executive Officer)	April 6, 2004

/s/ PAMELA A. MUSSENDEN Pamela A. Mussenden	Assistant Treasurer, (Principal Financial Officer and Principal Accounting Officer)	April 6, 2004

Jack H. Bishop	Director

/s/ J. PARKER CALLAHAN, JR. J. Parker Callahan, Jr.	Director	April 6, 2004

/s/ CHARLES T. CAPUTE Charles T. Capute	Director	April 6, 2004

/s/ STEPHEN W. CHITTY Stephen W. Chitty	Director	April 6, 2004

/s/ J. FREDRICK HEATON J. Fredrick Heaton	Director	April 6, 2004

/s/ THOMAS E. HILL Thomas E. Hill	Director	April 6, 2004

/s/ WILLIAM C. HILL William C. Hill	Director	April 6, 2004

/s/ W. DAVID HILL W. David Hill	Director; Chairman of the Board	April 6, 2004

/s/ WILLIAM R. HOUCK William R. Houck	Director	April 6, 2004

46

Signature	Title	Date

/s/ DAVID F. LESPERANCE David F. Lesperance	Director	April 6, 2004

/s/ VINODRAI MEHTA Vinodrai Mehta	Director	April 6, 2004

/s/ ROGER A. ORSINI Roger A. Orsini	Director	April 6, 2004

Mahmood S. Shariff	Director

/s/ JAMES B. SPEAR, SR. James B. Spear, Sr.	Director	April 6, 2004

Myron J. Szczukowski, Jr.	Director

/s/ SHEILA A. WAINWRIGHT Sheila A. Wainwright	Director	April 6, 2004

/s/ JERRY L. WILCOXON Jerry L. Wilcoxon	Director	April 6, 2004

47

Easton Bancorp, Inc. and Subsidiary

[Letterhead of Rowles & Company, LLP]

Report of Independent Auditors

The Board of Directors and Stockholders

Easton Bancorp, Inc. and Subsidiary

Easton, Maryland

We have audited the consolidated balance sheets of Easton Bancorp, Inc. and Subsidiary as of December 31, 2003, 2002, and 2001, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Easton Bancorp, Inc. and Subsidiary as of December 31, 2003, 2002, and 2001, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/    ROWLES & COMPANY, LLP

Salisbury, Maryland

January 27, 2004

Easton Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

	December 31,
	2003	2002	2001
Assets
Cash and due from banks	$2,829,129	$2,361,869	$1,415,318
Federal funds sold	3,521,881	1,233,376	4,831,188
Investment securities available for sale	8,415,342	5,040,366	5,931,871
Loans held for sale	2,573,497	4,193,610	622,000
Loans, less allowance for loan losses of $1,136,870, $924,859, and $750,768	80,091,120	71,465,781	63,044,907
Cash value of life insurance	1,398,093	1,335,376	1,281,871
Restricted equity investments at cost	578,250	431,500	431,500
Premises and equipment, net	1,840,001	1,569,357	1,624,379
Accrued interest receivable	423,136	420,941	432,134
Deferred income taxes	256,544	157,129	70,262
Other assets	216,413	131,416	135,173

Total assets	$102,143,406	$88,340,721	$79,820,603

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$11,991,367	$7,804,457	$6,600,971
Interest-bearing	72,479,825	66,339,109	64,854,285

Total deposits	84,471,192	74,143,566	71,455,256
Accrued interest payable	94,894	110,480	112,507
Securities sold under agreements to repurchase	—	60,964	65,486
Long-term debt	8,615,478	7,510,135	2,222,875
Other liabilities	325,990	280,963	149,775

Total liabilities	93,507,554	82,106,108	74,005,899

Stockholders’ equity
Common stock, par value $.10 per share; authorized 5,000,000 shares, issued and outstanding 764,507 shares in 2003, 565,833 shares in 2002 and 560,318 shares in 2001	76,451	56,583	56,032
Additional paid-in capital	7,248,958	5,282,086	5,227,487
Retained earnings	1,258,945	821,778	496,104

	8,584,354	6,160,447	5,779,623
Accumulated other comprehensive income	51,498	74,166	35,081

Total stockholders’ equity	8,635,852	6,234,613	5,814,704

Total liabilities and stockholders’ equity	$102,143,406	$88,340,721	$79,820,603

The accompanying notes are an integral part of these financial statements.

Easton Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

	Years Ended December 31,
	2003	2002	2001
Interest revenue
Loans, including fees	$5,235,520	$4,870,004	$5,063,793
Deposits in banks	—	—	496
U.S. government agency securities	167,760	234,225	243,224
State and municipal securities	18,585	3,983	—
Federal funds sold	33,189	51,286	111,011
Dividends	16,987	22,914	27,399

Total interest revenue	5,472,041	5,182,412	5,445,923

Interest expense
Interest on deposits	1,690,354	1,873,345	2,569,798
Interest on borrowed funds	245,510	123,125	101,707

Total interest expense	1,935,864	1,996,470	2,671,505

Net interest income	3,536,177	3,185,942	2,774,418
Provision for loan losses	156,598	290,433	212,946

Net interest income after provision for loan losses	3,379,579	2,895,509	2,561,472

Noninterest revenue
Service charges on deposit accounts	264,139	213,592	171,384
Mortgage banking fees	360,281	258,792	304,953
BOLI revenue	62,717	53,505	56,871
Investment services fees	65,820	—	—
Other noninterest revenue	107,473	91,192	57,393

Total other noninterest revenue	860,430	617,081	590,601

Noninterest expense
Compensation and related expenses	1,965,349	1,546,476	1,451,382
Occupancy	208,430	158,419	156,775
Furniture and equipment	145,221	139,821	120,254
Other operating	1,017,550	816,765	723,193

Total other noninterest expense	3,336,550	2,661,481	2,451,604

Income before income taxes	903,459	851,109	700,469
Income tax expense	332,333	301,308	245,512

Net income	$571,126	$549,801	$454,957

Earnings per common share
Basic	$0.84	$0.98	$0.81
Diluted	$0.80	$0.95	$0.80

The accompanying notes are an integral part of these financial statements.

Easton Bancorp, Inc. and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity

	Common Stock		Additional paid-in capital	Retained earnings (deficit)	Accumulated other comprehensive income	Comprehensive income
	Shares	Par value
Balance, December 31, 2000	560,318	$56,032	$5,227,487	$153,211	$(10,461)

Net income	—	—	—	454,957	—	$454,957
Unrealized gain on investment securities available for sale net of income taxes of $23,461	—	—	—	—	45,542	45,542

Comprehensive income	—	—	—	—	—	$500,499

Cash dividend, $.20 per share	—	—	—	(112,064)	—

Balance, December 31, 2001	560,318	56,032	5,227,487	496,104	35,081

Net income	—	—	—	549,801	—	$549,801
Unrealized gain on investment securities available for sale net of income taxes of $20,134	—	—	—	—	39,085	39,085

Comprehensive income	—	—	—	—	—	$588,886

Warrants exercised	5,515	551	54,599	—	—
Cash dividend, $.40 per share	—	—	—	(224,127)	—

Balance, December 31, 2002	565,833	56,583	5,282,086	821,778	74,166

Net income	—	—	—	571,126	—	$571,126
Unrealized gain on investment securities available for sale net of income taxes of $(11,677)	—	—	—	—	(22,668)	(22,668)

Comprehensive income	—	—	—	—	—	$548,458

Warrants exercised	198,674	19,868	1,966,872	—	—
Cash dividend, $.20 per share	—	—	—	(133,959)	—

Balance, December 31, 2003	764,507	$76,451	$7,248,958	$1,258,945	$51,498

The accompanying notes are an integral part of these financial statements.

Easton Bancorp, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2003	2002	2001
Cash flows from operating activities
Interest received	$5,517,825	$5,237,596	$5,416,584
Proceeds from loan sales	29,897,411	11,114,608	17,181,217
Fees, commissions, and rent received	855,163	632,203	538,465
Loans originated for sale	(28,277,298)	(14,686,218)	(17,450,107)
Interest paid	(1,951,450)	(2,052,002)	(2,754,562)
Payments to suppliers and employees	(3,091,273)	(2,495,830)	(2,298,145)
Income taxes paid	(615,911)	(307,638)	(289,286)

	2,334,461	(2,557,281)	344,166

Cash flows from investing activities
Loans originated, net of principal repayments	(8,780,259)	(8,707,140)	(9,002,995)
Purchase of investment securities available for sale	(7,479,064)	(1,475,984)	(5,584,603)
Proceeds from calls and maturities of investment securities available for sale	4,025,353	2,378,549	4,690,401
Purchase of Federal Home Loan Bank stock	(52,000)	—	(227,300)
Purchase of MGIC Participating Preferred B stock	(1,750)	—	—
Purchase of Easton Capital Trust I Stock	(93,000)	—	—
Investment in life insurance contract	—	—	(1,225,000)
Proceeds from sale of other real estate and repossessions	—	—	18,505
Purchase of premises, equipment and software	(422,762)	(91,477)	(107,278)

	(12,803,482)	(7,896,052)	(11,438,270)

Cash flows from financing activities
Increase (decrease) in
Time deposits	(4,635,886)	4,451,067	5,079,934
Other deposits	14,963,512	(1,762,757)	9,256,892
Securities sold under agreements to repurchase	(60,964)	(4,522)	(4,498)
Advances under note payable, net of repayments	(1,987,657)	5,287,261	592,783
Proceeds from warrants exercised	(1,986,740)	55,150	—
Proceeds from issuance of subordinated debentures	3,093,000	—	—
Dividends paid	(133,959)	(224,127)	(112,064)

	13,224,786	7,802,072	14,813,047

Net increase (decrease) in cash and cash equivalents	2,755,765	(2,651,261)	3,718,943
Cash and cash equivalents at beginning of year	3,595,245	6,246,506	2,527,563

Cash and cash equivalents at end of year	$6,351,010	$3,595,245	$6,246,506

The accompanying notes are an integral part of these financial statements.

Easton Bancorp, Inc. and Subsidiary

Consolidated Statements of Cash Flows

(Continued)

	Years Ended December 31,
	2003	2002	2001
Reconciliation of net income to net cash provided by operating activities
Net income	$571,126	$549,801	$454,957

Adjustments to reconcile net income to net cash provided by operating activities
Provisions for loan and commitment losses	156,598	271,807	212,946
Depreciation and amortization	156,062	143,286	131,405
Securities amortization, net of accretion	49,657	48,158	10,263
Deferred income taxes	(87,738)	(107,001)	(53,513)
Increase in cash surrender value of life insurance	(62,717)	(53,505)	(56,871)
Loss (gain) on sale of other real estate owned and repossessions	—	—	1,495
Gain on sales and calls of securities	(5,267)	—	—
Net loans originated for sale	1,620,113	(3,571,610)	(268,890)
Decrease (increase) in
Accrued interest receivable	(2,195)	11,193	(34,642)
Other assets	10,904	6,971	(34,865)
Increase (decrease) in
Deferred loan origination fees	(1,678)	(4,167)	(4,960)
Accrued interest payable	(15,586)	(2,027)	(26,186)
Accrued income taxes, net of prepaid taxes	(99,845)	100,670	9,739
Other liabilities	45,027	49,143	3,288

	$2,334,461	$(2,557,281)	$344,166

The accompanying notes are an integral part of these financial statements.

Easton Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

The accounting and reporting policies in the financial statements conform to generally accepted accounting principles and to general practices within the banking industry. Management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions may affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Business

Easton Bancorp, Inc. is a one-bank holding company. Easton Bank & Trust Company is a financial institution operating primarily in Talbot and Caroline Counties on the Eastern Shore of Maryland. The Bank offers deposit services and loans to individuals, small businesses, associations, and government entities. Other services include direct deposit of payroll and social security checks, automatic drafts from accounts, automated teller machine services, cash management services, safe deposit boxes, money orders, and travelers cheques. The Bank also offers credit and debit card services and discount brokerage services through a correspondent.

Principles of consolidation

The consolidated financial statements of Easton Bancorp, Inc. include the accounts of its wholly owned subsidiary, Easton Bank & Trust Company. Intercompany accounts and transactions have been eliminated.

Cash and cash equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold.

Investment securities

As securities are purchased, management determines if the securities should be classified as held to maturity or available for sale. Securities which management has the intent and ability to hold to maturity are recorded at amortized cost which is cost adjusted for amortization of premiums and accretion of discounts to maturity. Securities which may be sold before maturity are classified as available for sale and carried at fair value with unrealized gains and losses included in stockholders’ equity on an after tax basis.

Loans held for sale

The Company originates loans that are sold to investors. Because of the short holding period, these loans are carried at cost, which approximates market value.

Loans and allowance for loan losses

Loans are stated at face value, plus deferred origination costs, less deferred origination fees and the allowance for loan losses. Interest on loans is credited to income based on the principal amounts outstanding. Origination fees are recorded as income over the contractual life of the related loans as an adjustment of yield. The accrual of interest is discontinued when any portion of the principal or interest is ninety days past due and collateral is insufficient to discharge the debt in full.

Easton Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies (Continued)

Loans and Allowance for loan losses (continued)

The Bank maintains an allowance for loan losses that management believes is adequate to provide for potential loan losses based on management’s review and analysis of the loan portfolio. For significant problem loans, management’s review consists of an evaluation of the financial strengths of the borrowers and guarantors, the related collateral, and the effects of economic conditions. The Bank uses a loan grading system where all loans are graded based on management’s evaluation of the risk associated with each loan. Based on the loan grading, a factor is applied to the loan balance to provide for potential losses. The overall evaluation of the adequacy of the total allowance for loan losses is based on an analysis of historical loan loss ratios, loan charge-offs, delinquency trends, and previous collection experience, along with an assessment of the effects of external economic conditions.

If the current economy or real estate market were to suffer a severe downturn, the estimate for uncollectible accounts would need to be increased. Loan losses are charged to the allowance when management believes that collectibility is unlikely. Collections of loans previously charged off are added to the allowance at the time of recovery.

Loans are considered impaired when, based on current information, management considers it unlikely that the collection of principal and interest payments will be made according to contractual terms. Generally, loans are not reviewed for impairment until the accrual of interest has been discontinued.

Premises and equipment

Premises and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are computed over the estimated useful lives using the straight-line method. Leasehold improvements are amortized over the terms of the lease or the estimated useful lives of the improvements, whichever is shorter.

Advertising

Advertising costs are expensed over the life of ad campaigns. General purpose advertising is charged to expense as incurred.

Income taxes

The provision for income taxes includes taxes payable for the current year and deferred income taxes. Deferred income taxes are provided for the temporary differences between financial and taxable income.

Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Earnings per share

Basic earnings per share are computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of earnings per share under the treasury stock method which could occur if options or warrants representing contracts to issue common stock were exercised.

Earnings per share (EPS) are calculated as follows:

	2003	2002	2001
Weighted average basic shares	681,296	560,333	560,318
Weighted average dilutive shares	33,452	17,487	8,427

Total	714,748	577,820	568,745

Easton Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies (Continued)

Stock Options

The Company accounts for stock options under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”).

2. Cash and Due from Banks

The Bank normally carries balances with other banks that exceed the federally insured limit. The average balances carried in excess of the limit, including unsecured federal funds sold to the same banks, were $3,270,695, $3,133,360 and 2,968,797 for 2003, 2002 and 2001, respectively.

Banks are required to carry noninterest-bearing cash reserves at specified percentages of deposit balances. The Bank’s normal amount of cash on hand and on deposit with other banks is sufficient to satisfy the reserve requirements.

3. Investment Securities

Investment securities available for sale are summarized as follows:

	Amortized cost	Unrealized gains	Unrealized losses	Market value
December 31, 2003
U. S. government agency	$3,774,415	$21,478	$362	$3,795,531
State and municipal	1,517,623	29,549	3,403	1,543,769
Mortgage-backed securities	3,045,277	37,876	7,111	3,076,042

	$8,337,315	$88,903	$10,876	$8,415,342

December 31, 2002
U. S. government agency	$4,719,640	$107,858	$—	$4,827,498
State and municipal	208,353	5,418	903	212,868

	$4,927,993	$113,276	$903	$5,040,366

December 31, 2001
U. S. government agency	$5,878,717	$63,727	$10,573	$5,931,871

Investment securities with continuous loss positions less than twelve months are as follows:

	Amortized cost	Unrealized losses	Market value
December 31, 2003
U. S. government agency	$251,445	$362	$251,083
State and municipal	101,514	3,403	98,111
Mortgage-backed	1,221,319	7,111	1,214,208

	$1,574,278	$10,876	$1,563,402

The investment securities currently experiencing a market loss as of December 31, 2003 are considered to be temporarily impaired.

Easton Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

3. Investment Securities (Continued)

Proceeds from the sale of investments available for sale in 2003 were $762,605. Gross gains of $5,267 were recorded on these sales.

Contractual maturities and the amount of pledged securities are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations. Mortgage-backed securities are due in monthly installments.

	2003		2002		2001
	Amortized cost	Market value	Amortized cost	Market value	Amortized cost	Market value
Due
One year or less	$100,044	$100,250	$1,812,820	$1,830,195	$159,966	$163,200
After one year through five years	3,674,371	3,695,281	1,568,179	1,595,924	3,910,516	3,932,301
After five years through ten years	454,015	467,870	104,454	109,871	—	—
After ten years	1,063,608	1,075,899	103,899	102,996	—	—
Mortgage-backed securities	3,045,277	3,076,042	1,338,641	1,401,380	1,808,235	1,836,370

	$8,337,315	$8,415,342	$4,927,993	$5,040,366	$5,878,717	$5,931,871

Securities with a carrying value of $1,102,812 were pledged as collateral to secure government deposits as of December 31, 2003.

4. Loans and Allowance for Loan Losses

Major classifications of loans are as follows:

	2003	2002	2001
Commercial	$15,489,770	$14,062,135	$13,231,859
Real estate	48,072,758	40,350,927	34,342,588
Construction	6,095,181	7,319,229	7,573,805
Home equity	6,044,563	5,505,157	3,412,440
Consumer	5,532,637	5,161,789	5,239,150

	81,234,909	72,399,237	63,799,842
Less deferred loan origination fees, net of deferred origination costs	6,919	8,597	4,167
Less allowance for loan losses	1,136,870	924,859	750,768

Loans, net	$80,091,120	$71,465,781	$63,044,907

The residential mortgage portfolio is pledged as collateral under lines of credit from the Federal Home Loan Bank.

The rate repricing distribution of the loan portfolio follows:

	2003	2002	2001
Immediately	$33,535,027	$29,763,093	$17,857,739
Within one year	11,958,129	10,795,300	12,246,033
Over one to five years	30,472,459	28,207,596	30,507,558
Over five years	5,269,294	3,633,248	3,188,512

	$81,234,909	$72,399,237	$63,799,842

Easton Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

4. Loans and Allowance for Loan Losses (Continued)

Transactions in the allowance for loan losses are as follows:

	2003	2002	2001
Beginning balance	$924,859	$750,768	$645,501
Provision charged to operations	156,598	290,433	212,946
Recoveries	111,448	35,895	87,792

	1,192,905	1,077,096	946,239
Charge-offs	56,035	152,237	195,471

Ending balance	$1,136,870	$924,859	$750,768

Nonaccrual loans and loans past due 90 days or more are as follows:

	2003	2002	2001
Nonaccrual
Commercial	$107,562	$33,073	$116,106
Mortgage	219,833	482,822	213,355
Installment	33,599	8,215	23,585

	$360,994	$524,110	$353,046

Interest not accrued	$14,050	$14,750	$19,654

Loans past due ninety days or more and still accruing interest	$432,017	$1,000	$747,907

Included in nonaccrual loans at December 31, 2003 and 2002, are impaired loans totaling $221,421 and $161,182, respectively. Average impaired loans for years ending December 31, 2003 and 2002 were $195,405 and $178,882, respectively. Management allocated $42,278 of the 2003 allowance and $23,463 of the 2002 allowance for loan losses to impaired loans and recognized related charged-off loans of $25,768 in 2003 and $164,469 in 2002. No interest was recognized on these loans in 2003 or 2002.

The following commitments, lines of credit, and letters of credit are outstanding as of December 31:

	2003	2002	2001
Construction loans	$4,062,125	$4,634,213	$3,757,443
Lines of credit, including home equity lines	9,891,015	6,543,075	5,675,616
Overdraft protection lines	445,922	371,753	364,390
Standby letters of credit	408,083	1,053,583	725,018

	$14,807,145	$12,602,624	$10,522,467

Loan commitments and lines of credit are agreements to lend to a customer as long as there is no violation of any condition to the contract. Loan commitments may have rates fixed at current market amounts, fixed expiration dates, and may require payment of a fee. Lines of credit generally have variable interest rates. Such lines do not represent future cash requirements because it is unlikely that all customers will draw upon their lines in full at any time.

Letters of credit are commitments issued to guarantee the performance of a customer to a third party.

Easton Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

4. Loans and Allowance for Loan Losses (Continued)

Loan commitments, lines of credit and letters of credit are made on the same terms, including collateral, as outstanding loans. The Company’s exposure to credit loss in the event of nonperformance by the borrower is represented by the contract amount of the commitment. Management includes a provision for potential loss from funding these commitments in other operating expenses.

5. Restricted Equity Securities

Restricted equity securities at December 31, are as follows:

	2003	2002	2001
Federal Home Loan Banks stock	$483,500	$431,500	$431,500
Easton Capital Trust I stock	93,000	—	—
MGIC Participating Preferred B stock	1,750	—	—

	$578,250	$431,500	$431,500

6. Premises and Equipment

A summary of premises and equipment and the related depreciation expense is as follows:

	Estimated useful lives	2003	2002	2001
Land	—	$447,051	$295,211	$295,211
Land improvements	20 years	69,120	40,512	40,512
Building	10-40 years	1,304,503	1,304,503	1,304,503
Leasehold Improvements	5 years	73,394	—	—
Furniture, fixtures, and equipment	5-10 years	982,540	825,252	749,934

		2,876,608	2,465,478	2,390,160
Accumulated depreciation		1,036,607	896,121	765,781

Net premises and equipment		$1,840,001	$1,569,357	$1,624,379

Depreciation expense		$140,488	$130,339	$121,742

Computer software and related amortization, included in other assets, are as follows:

		2003	2002	2001
Cost	5 years	$102,152	$92,746	$79,108
Accumulated amortization		70,505	57,156	46,730

		$31,647	$35,590	$32,378

Amortization expense		$15,574	$12,947	$9,663

7. Lease Commitments

The Company is currently leasing branch facilities from a related party. The lease term, for a period of five years, began July 1, 2000. Rent is fixed at $300 per month. The landlord is responsible for real estate taxes.

The Company leases retail property in which the Denton Branch is located. The lease, dated June 4, 1999, expires August 31, 2004. The lease has three 5-year renewal options with rent increases of 10% for each renewal

Easton Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

7. Lease Commitments (Continued)

period. The Company is responsible for real estate taxes. If the landlord decides to sell the building in which the Company’s branch is located, the lease provides the Company the right to purchase the building at terms comparable to third party offers.

The Company leases property in which the Marlboro Avenue Branch is located. The lease became effective February 1, 2003. The 5-year lease has one 5-year renewal option. In addition to the base rent, the tenant reimbursed the landlord for improvements plus fifteen percent. The Company took possession of the property February 1, 2003.

Lease obligations will require payments as follows:

Period	Minimum rentals
2004	$42,530
2005	24,588
2006	22,896
2007	22,896
2008	1,800

Total	$114,710

Rent expense was $65,295 for 2003, $46,395 for 2002, and $32,022 for 2001.

8. Deposits

Major classifications of interest-bearing deposits are as follows:

	2003	2002	2001
Money Market and NOW	$27,463,450	$17,041,812	$21,250,869
Savings	6,796,483	6,441,519	5,249,411
Certificates of deposit of $100,000 or more	14,832,199	17,515,681	14,194,772
Other time	23,387,693	25,340,097	24,159,233

	$72,479,825	$66,339,109	$64,854,285

Interest expense on certificates of deposit issued in denominations of $100,000 or more was $601,012, $636,215 and $809,945 for the years ending December 31, 2003, 2002, and 2001, respectively.

The maturities of time deposits follow:

	2003	2002	2001
One year or less	$14,140,612	$21,408,416	$28,020,695
Over one to two years	8,761,145	4,149,185	5,031,945
Over two to three years	2,275,475	6,772,796	2,168,862
Over three to five years	13,042,660	10,511,168	3,064,640
Over five years	—	14,213	67,863

	$38,219,892	$42,855,778	$38,354,005

At December 31, 2001, one NOW account had a balance representing 5.06% of total deposits.

Easton Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

9. Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase represent overnight borrowings from customers. The government agency securities that are the collateral for these agreements are owned by the Company and maintained in the custody of a nonaffiliated bank designated by the Company. There were no securities sold under agreements to repurchase in 2003. Additional information is as follows:

	2002	2001
Maximum amount outstanding	$99,039	$79,999
Average amount outstanding	68,358	62,059
Average rate paid during the year	4.01%	4.01%
Investment securities underlying the agreements at year end
Carrying value	$52,360	$163,200
Estimated fair value	52,360	163,200

10. Long Term Debt

The Company may borrow up to 14% of total Bank risk weighted assets from the Federal Home Loan Bank (FHLB) through any combination of notes or line of credit advances. The line of credit interest rate is a variable rate set daily by the lender. Both the notes payable and the line of credit are secured by a floating lien on all of the Company’s residential first mortgage loans. The Company was required to purchase shares of capital stock in the FHLB as a condition to obtaining the line of credit.

In addition to the line of credit available from the FHLB, the Company has federal funds lines and other lines of credit from correspondent banks totaling $500,000.

In December 2003, the Company formed Easton Capital Trust I (the “Trust”) and on December 24, 2003, the Trust issued 3,000 Floating Rate Capital Securities (the “Capital Securities”) with an aggregate liquidation value of $3,000,000 to a third party in a private placement. Concurrent with the issuance of the Capital Securities, the Trust issued trust common securities to the Company in the aggregate liquidation value of $93,000. The proceeds of the issuance of the Capital Securities and trust common securities were invested in the Company’s Floating Rate Junior Subordinated Deferrable Interest Debentures (the “Floating Rate Debentures”). The Floating Rate Debentures will mature on February 8, 2034, which date may be shortened to a date not earlier than February 8, 2009, if certain conditions are met (including the Company having received prior approval of the Board of Governors of the Federal Reserve System and any other required regulatory approvals). These Floating Rate Debentures, which are the only assets of the Trust, are subordinate and junior in right of payment to all present and future senior indebtedness (as defined in the Indenture dated December 24, 2003) of the Company. The Floating Rate Debentures accrue interest at a floating rate equal to the 3-month LIBOR plus 2.85%, payable quarterly. The quarterly interest rate on the Floating Rate Debentures for the period from December 24, 2003 through January 31, 2004 was equal to 4.02%. The quarterly distributions on the Capital Securities will be paid at the same rate that interest is paid on the Floating Rate Debentures.

The Company has fully and unconditionally guaranteed the Trust’s obligations under the Capital Securities. The Trust must redeem the Capital Securities when the Floating Rate Debentures are paid at maturity or upon any earlier prepayment of the Floating Rate Debentures. The Floating Rate Debentures may be prepaid if certain events occur, including a change in the tax status or regulatory capital treatment of the Capital Securities or a change in existing laws that requires the Trust to register as an investment company. The Company received net

Easton Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

10. Long Term Debt (Continued)

proceeds of $2,972,500, which will be used to fund the purchase of a portion of its common stock from stockholders in connection with the merger of Easton Facilitation, Inc. into the Company.

The trust preferred securities are not included in the consolidated financial statements of the Company, but are treated as tier 1 capital by the Federal Reserve.

Long-term debt as of December 31, is summarized as follows:

Federal Home Loan Bank Notes

Maturity date	Rate	2003	2002	2001	Interest frequency
December 2, 2002	2.60%	$—	$—	$600,000	Quarterly
August 4, 2003	variable	—	2,000,000	—	Quarterly
December 2, 2003	1.99%	—	600,000	—	Quarterly
November 22, 2004	2.56%	100,000	100,000	—	Quarterly
January 10, 2005	2.20%	200,000	—	—	Quarterly
November 21, 2005	3.11%	200,000	200,000	—	Quarterly
December 19, 2005	3.02%	725,000	725,000	—	Quarterly
July 31, 2006	2.84%	500,000	—	—	Quarterly
December 3, 2007	3.36%	418,498	425,000	—	Quarterly
December 3, 2007	4.04%	650,000	650,000	—	Quarterly
December 10, 2007	3.75%	270,000	270,000	—	Quarterly
December 17, 2007	3.81%	325,000	325,000	—	Quarterly
June 23, 2008	5.51%	1,000,000	1,000,000	1,000,000	Quarterly
November 23, 2009	3.79%	257,143	300,000	—	Quarterly
October 17, 2012	4.45%	270,000	300,000	—	Quarterly
February 11, 2019	5.00%	606,837	615,135	622,875	Monthly

		5,522,478	7,510,135	2,222,875
Junior Subordinated
Deferrable Interest Debentures
February 8, 2034 LIBOR + 2.85		3,093,000	—	—	Quarterly

		$8,615,478	$7,510,135	$2,222,875

Long-term debt as of December 31, 2003, matures as follows:

2004	$108,891
2005	1,134,519
2006	510,182
2007	1,674,378
2008	1,011,613
After five years	4,175,895

$8,615,478

Easton Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

11. Income Taxes

The components of income tax expense, are as follows:

	2003	2002	2001
Current
Federal	$340,754	$342,240	$248,263
State	79,317	66,069	50,762

	420,071	408,309	299,025
Deferred	(87,738)	(107,001)	(53,513)

	$332,333	$301,308	$245,512

The components of the deferred tax (benefit) are as follows:

	2003	2002	2001
Provision for loan and commitment losses	$(60,478)	$(66,522)	$(82,239)
Pension reserve	(27,946)	(6,798)	(3,797)
Depreciation	34,163	(204)	6,343
Cash method of accounting	(33,477)	(33,477)	26,180

	$(87,738)	$(107,001)	$(53,513)

The components of the deferred tax assets and liabilities as of December 31, are as follows:

	2003	2002	2001
Deferred tax assets
Allowance for credit losses	$422,370	$361,892	$295,370
Pension reserve under life insurance contract	38,541	10,595	3,797

	460,911	372,487	299,167

Deferred tax liabilities
Depreciation	110,884	76,721	76,925
Cash method of accounting	66,954	100,431	133,908
Unrealized gain on securities available for sale	26,529	38,206	18,072

	204,367	215,358	228,905

Net deferred tax asset	$256,544	$157,129	$70,262

Easton Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

11. Income Taxes (Continued)

The statutory federal income tax rate was 34% for 2003, 2002, and 2001. The provision for income taxes is reconciled as follows:

	2003	2002	2001
Income before income taxes	$903,459	$851,109	$700,469

Tax provision at statutory rates	$307,176	$289,377	$238,159
Increase (decrease) resulting from
State income taxes, less federal benefit	38,264	31,044	27,251
Nondeductible expenses	23,791	4,843	4,286
Tax-exempt income	(36,763)	(23,402)	(20,712)
Recognize change in expected tax reversal rate	—	—	(3,472)
Other	(135)	(554)	—

Provision for income taxes	$332,333	$301,308	$245,512

12. Other Operating Expenses

Other operating expenses are comprised as follows:

	2003	2002	2001
Advertising	$69,373	$70,800	$70,848
Data processing	211,900	196,864	164,028
Deposit assessment	35,455	12,182	11,154
Directors fees	51,125	39,000	10,400
Insurance	13,655	11,905	9,991
Loan reports and collection costs	40,057	34,249	27,389
Postage	54,590	52,377	47,590
Professional fees	158,346	93,263	94,166
Provision for loss on loan commitments	(14,256)	(18,626)	—
Proxy and transfer agent costs	18,242	18,833	22,658
Software amortization	15,575	12,947	9,664
Stationery and supplies	85,657	72,588	71,651
Telephone	39,460	34,861	30,495
Training	39,923	27,355	17,909
Travel and entertainment	38,689	27,082	32,565
Other	159,759	131,085	102,685

	$1,017,550	$816,765	$723,193

Easton Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

13. Related Party Transactions

The executive officers and directors of the Company and the Bank enter into loan transactions with the Bank in the ordinary course of business and consistent with regulatory requirements. The terms of these transactions are similar to the terms provided to other borrowers entering into similar loan transactions. A summary of the activity of loans to officers and directors follows:

	2003	2002	2001
Beginning balance	$1,871,876	$1,885,513	$1,691,783
Advances	844,280	910,950	407,889
Repayments	(996,765)	(924,587)	(271,203)
Other changes	—	—	57,044

Ending balance	$1,719,391	$1,871,876	$1,885,513

The Company paid rent to a company that is owned by a director. Annual rental payments of $3,600 were paid for each of the three years ended December 31, 2003.

Officers, directors, and employees are depositors of the Bank, receiving the same deposit rate and terms as other customers with similar deposits. As of December 31, 2003, the deposits of executive officers and directors were approximately 4.5% of total deposits.

During 2003, 2002, and 2001, the Bank leased office space to a director for $7,938 each year. A director is a partner in a law firm that periodically provides services to the Company or Bank. During 2001, payments to that law firm were $3,840. The Company paid $2,825 for other services to related parties during 2002.

14. Stock Option Plans and Stock Warrants

During 1999, the Company granted 56,000 nonqualified stock options to the chief executive officer of the Bank. The options vest at 10% per year. These options, with an exercise price of $10, expire December 31, 2009.

The Company has adopted a stock option plan, covering 35,000 shares of common stock, intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. The plan provides for granting options to purchase shares of the common stock to the officers and other key employees of the Company and the Bank. No options have been granted.

The organizers of the Company and certain partnerships controlled by the organizers purchased 272,574 shares of common stock sold in the initial offering and held warrants to purchase up to 207,800 additional shares of common stock. The warrants were exercisable at a price of $10 per share for a period of 10 years, expiring June 30, 2003. In December of 2002, 5,515 warrants were exercised and from January to June of 2003, 198,674 warrants were exercised.

A summary of the status of the Company’s performance-based stock option plans follows:

Shares	2003	2002	2001
Outstanding, end of year	56,000	56,000	56,000

Total vested	28,000	22,400	16,800

Easton Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

14. Stock Option Plans and Stock Warrants (Continued)

The Bank applies APB No. 25 in accounting for the stock option plan. Accordingly, no compensation expense has been recognized for the stock options granted. Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), was issued in October, 1995 to establish accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 requires measurement of compensation expense provided by stock-based plans using a fair value based method of accounting, and recognition of the compensation expense in the statement of income or disclosure in the notes to the financial statements.

15. Profit Sharing and Retirement Plans

In 1996, the Bank adopted a defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code. The plan covers substantially all of the employees and allows discretionary Bank contributions. During 2003, 2002, and 2001, the Board of Directors approved contributions that totaled $18,206, $12,308, and $11,575, respectively, matching 25% of employee contributions.

In February 2001, the Bank purchased life insurance to fund supplemental retirement benefits for an executive officer of the Bank. Vesting occurs at the rate of 10% per year. During 2003 and 2002 the Bank incurred expenses related to this benefit of $73,414 and $18,657, respectively.

16. Fair Value of Financial Instruments

The estimated fair values of the Company’s financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

The fair value of financial instruments equals the carrying value of the instruments except for the following:

	2003		2002		2001
	Carrying amount	Fair value	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Loans, net	$80,091,120	$83,498,442	$71,465,781	$72,558,326	$63,044,907	$63,963,437
Financial liabilities
Interest-bearing deposits and securities sold under agreements to repurchase	72,479,825	73,813,725	66,400,073	67,752,314	64,919,771	65,542,890
Notes payable	8,615,478	8,649,440	7,510,135	7,623,403	2,222,875	2,238,502

The fair values of securities, as disclosed in Note 5, are determined using market quotations.

The fair value of fixed-rate loans is estimated to be the present value of scheduled payments discounted using interest rates currently in effect. The fair value of variable-rate loans, including loans with a demand feature, is estimated to equal the carrying amount. The valuation of loans is adjusted for possible loan losses.

Easton Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

16. Fair Value of Financial Instruments (Continued)

The fair value of interest-bearing checking, savings, and money market deposit accounts is equal to the carrying amount. The fair value of fixed-maturity time deposits is estimated based on interest rates currently offered for deposits of similar remaining maturities.

It is not practicable to estimate the fair value of outstanding loan commitments, unused lines, and letters of credit.

17. Capital Standards

The Federal Reserve Board and the Federal Deposit Insurance Corporation have adopted risk-based capital standards for banking organizations. These standards require ratios of capital to assets for minimum capital adequacy and to be classified as well capitalized under prompt corrective action provisions. The capital ratios and minimum capital requirements of the Bank are as follows:

	Actual		Minimum capital adequacy		To be Well capitalized
(in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2003
Total capital (to risk-weighted assets)	$9,382	11.4%	$6,609	8.0%	$8,260	10.0%
Tier 1 capital (to risk-weighted assets)	$8,348	10.1%	$3,304	4.0%	$4,960	6.0%
Tier 1 capital (to average fourth quarter assets)	$8,348	8.3%	$4,044	4.0%	$5,060	5.0%

December 31, 2002
Total capital (to risk-weighted assets)	$6,990	9.6%	$5,844	8.0%	$7,305	10.0%
Tier 1 capital (to risk-weighted assets)	$6,076	8.3%	$2,922	4.0%	$4,383	6.0%
Tier 1 capital (to average fourth quarter assets)	$6,076	7.0%	$3,492	4.0%	$4,365	5.0%

December 31, 2001
Total capital (to risk-weighted assets)	$6,470	10.1%	$5,110	8.0%	$6,387	10.0%
Tier 1 capital (to risk-weighted assets)	$5,752	9.0%	$2,555	4.0%	$3,832	6.0%
Tier 1 capital (to average fourth quarter assets)	$5,752	7.5%	$3,061	4.0%	$3,826	5.0%

Tier 1 capital consists of common stock, surplus, and undivided profits. Total capital includes a limited amount of the allowance for loan losses. In calculating risk-weighted assets, specified risk percentages are applied to each category of asset and off-balance sheet items.

Failure to meet the capital requirements could affect the Bank’s ability to pay dividends and accept deposits and may significantly affect the operations of the Bank.

In the most recent regulatory report, the Bank was categorized as well capitalized under the prompt corrective action regulations. Management knows of no events or conditions that should change this classification.

Easton Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

18. Parent Company Financial Information

The balance sheets and statements of income and cash flows for Easton Bancorp, Inc. (Parent Only) follow:

	December 31,
	2003	2002	2001
Balance Sheets
Assets
Cash	$3,015,985	$66,886	$11,986
Land & Improvements	180,449	—	—
Investment in subsidiary bank	8,390,354	6,149,780	5,787,384
Investment in Easton Capital Trust I	93,000	—	—
Deferred loan costs	27,500	—	—
Refundable taxes, net of refund due bank	23,877	17,947	15,334

Total assets	$11,731,165	$6,234,613	$5,814,704

Liabilities and Stockholders’ Equity
Liabilities
Junior Subordinated Debentures	$3,093,000	$—	$—
Accrued Interest	2,313	—	—

Total liabilities	3,095,313	—	—

Stockholders’ equity
Common stock	76,451	$56,583	$56,032
Additional paid-in capital	7,248,958	5,282,086	5,227,487
Retained earnings	1,258,945	821,778	496,104

	8,584,354	6,160,447	5,779,623
Accumulated other comprehensive income	51,498	74,166	35,081

Total stockholders’ equity	8,635,852	6,234,613	5,814,704

Total liabilities and stockholders’ equity	$11,731,165	$6,234,613	$5,814,704

	Years Ended December 31,
	2003	2002	2001
Statements of Income
Revenue
Interest revenue	$2,515	$156	$643
Dividends	157,508	261,627	112,064
Equity in undistributed income of subsidiary	513,242	323,311	373,125

	673,265	585,094	485,832

Expenses
Interest expense	2,313	—	—
Legal fees	79,529	—	—
Other	44,174	53,240	46,209

	126,016	53,240	46,209

Income before income taxes	547,249	531,854	439,623
Income tax benefit	23,877	17,947	15,334

Net income	$571,126	$549,801	$454,957

Easton Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

18. Parent Company Financial Information (Continued)

	Years Ended December 31,
	2003	2002	2001
Statements of Cash Flows
Cash flows from operating activities
Interest received	$2,515	$156	$643
Dividends received	157,508	261,627	112,064
Income taxes refunded	17,947	15,334	14,709
Cash paid for operating expenses	(123,703)	(53,240)	(46,209)

	54,267	223,877	81,207

Cash flows from investing activities
Purchase of land and improvements	(180,449)	—	—
Increase in investment in subsidiary	(1,750,000)	—	—
Investment in Easton Capital Trust I	(93,000)	—	—

	(2,023,449)	—	—

Cash flows from financing activities
Proceeds from warrants exercised	1,986,740	55,150	—
Proceeds from junior subordinated debentures	3,093,000	—	—
Deferred cost	(27,500)	—	—
Dividends paid	(133,959)	(224,127)	(112,064)

	4,918,281	(168,977)	(112,064)

Net increase (decrease) in cash	2,949,099	54,900	(30,857)
Cash at beginning of year	66,886	11,986	42,843

Cash at end of year	$3,015,985	$66,886	$11,986

Reconciliation of net income to net cash provided by operating activities
Net income	$571,126	$549,801	$454,957
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Undistributed net income of subsidiary	(513,242)	(323,311)	(373,125)
Accrued interest payable	2,313	—	—
Increase in other assets	(5,930)	(2,613)	(625)

	$54,267	$223,877	$81,207

Easton Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

19. Quarterly Results of Operations (Unaudited)

The following is a summary of the unaudited quarterly results of operations:

	Three months ended
	December 31,	September 30,	June 30,	March 31,
2003
Interest revenue	$1,396,964	$1,367,056	$1,404,968	$1,303,053
Interest expense	477,615	483,644	490,574	484,031
Net interest income	919,349	883,412	914,394	819,022
Provision for loan losses	—	39,528	58,815	58,255
Net income	166,715	124,475	143,544	136,392
Comprehensive income	180,502	102,309	145,210	120,437
Earnings per share - basic	$0.23	$0.16	$0.21	$0.24
Earnings per share - diluted	$0.18	$0.16	$0.23	$0.23

2002
Interest revenue	$1,334,842	$1,313,415	$1,282,805	$1,251,350
Interest expense	488,550	478,489	502,788	526,643
Net interest income	846,292	834,926	780,017	724,707
Provision for loan losses	131,442	53,088	53,088	52,815
Net income	141,364	157,646	138,298	112,493
Comprehensive income	138,214	174,839	185,855	89,978
Earnings per share - basic	$0.25	$0.28	$0.25	$0.20
Earnings per share - diluted	$0.24	$0.27	$0.24	$0.20

2001
Interest revenue	$1,330,409	$1,381,884	$1,384,313	$1,349,317
Interest expense	602,697	682,549	705,325	680,934
Net interest income	727,712	699,335	678,988	668,383
Provision for loan losses	28,744	79,814	56,034	48,354
Net income	185,175	93,648	75,715	100,419
Comprehensive income	166,000	122,220	77,066	135,213
Earnings per share - basic	$0.33	$0.17	$0.14	$0.18
Earnings per share - diluted	$0.32	$0.16	$0.14	$0.18

THE FOLLOWING COMMENT IS REQUIRED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION:

“This statement has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.”

INDEX TO EXHIBITS

Exhibit Number	Description
2.1	Amended and Restated Agreement and Plan of Merger, dated as of December 25, 2003, by and between the Company and Easton Facilitation, Inc. (incorporated by reference to Appendix A to the Company’s Preliminary Proxy Statement on Schedule 14A, filed with the SEC on February 10, 2004)

3.1	Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of Registration Statement on Form S-18, File No. 33-43317).

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-KSB filed on March 29, 2002, for the fiscal year ended December 31, 2001).

+10.1	Easton Bancorp, Inc. 1991 Stock Option Plan (incorporated by reference to Exhibit 10.2 of Registration Statement on Form S-18, File No. 33-43317).

10.2	Form of Warrant Agreement (incorporated by reference to Exhibit 10.3 of Registration Statement on Form S-18, File No. 33-43317).

10.3	Lease Agreement dated June 4, 1999, between the Bank and ZNB, LLP (incorporated by reference to Exhibit 10.3 of the Company’s Annual Report on Form 10-KSB filed on March 28, 2000, for the fiscal year ended December 31, 1999).

+10.4	Non-Qualified Stock Option Agreement with R. Michael S. Menzies dated May 1, 1999 (incorporated by reference to Exhibit 10.4 of the Company’s Annual Report on Form 10-KSB filed on March 28, 2000, for the fiscal year ended December 31, 1999).

10.5	Lease dated November 21, 2002, between the Bank and Marlboro Plaza, Inc. (incorporated by reference to Exhibit 10.5 of the Company’s Annual Report or Form 10-KSB filed on March 28, 2003, for the fiscal year ended December 31, 2002).

*10.6	Addendum to Lease Agreement by and between W. David Hill and Easton Bank & Trust dated July 1, 1998.

*10.7	Second Addendum to Lease Agreement by and between W. David Hill and Easton Bank & Trust dated June 30, 2003.

*21.1	Subsidiaries of the Company

*31.1	Certification of Principal Executive Officer pursuant to Rule 13a-14a of the Securities and Exchange Act of 1934, as amended.

*31.2	Certification of Principal Financial Officer pursuant to Rule 13a-14a of the Securities and Exchange Act of 1934, as amended.

*32.1	Certification of Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes Oxley Act of 2002.

*32.2	Certification of Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes Oxley Act of 2002.

*	Filed herewith
+	Management Contract or Compensation Plan or Arrangement.

PROXY

EASTON BANCORP, INC.

This Proxy is Solicited by the Board of Directors for use

at the Special Meeting of Stockholders to be Held on June 16, 2004

The undersigned stockholder of Easton Bancorp, Inc. (“Easton”) hereby appoints Sheila A. Wainwright and W. David Hill, D.D.S., and each of them, attorneys, agents and proxies with full power of substitution, to vote, as designated below, all the shares of common stock, par value $0.10 per share, of Easton held which the undersigned would be entitled to vote if personally present at the special meeting of stockholders to be held at 9:00 a.m., local time, on June 16, 2004, and at any adjournments or postponements thereof (the “special meeting”), with respect to the proposals described in the Proxy Statement and Notice of Special Meeting of Stockholders, both dated May 14, 2004, timely receipt of which is hereby acknowledged.

This proxy may be revoked at any time before it is exercised.

1. Proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of December 5, 2003, providing for the merger of Easton Facilitation, Inc., a newly formed Maryland corporation wholly-owned by Easton, with and into Easton.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2. In their discretion, upon any other matter that may properly come before the special meeting or any adjournments or postponements thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the merger agreement. If any other matter is properly presented at the special meeting or any adjournments or postponements thereof, this proxy will be voted in accordance with the judgment of the persons appointed as proxies.

IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON THE REVERSE SIDE.

The board of directors of Easton unanimously recommends that the stockholders vote FOR the merger agreement. Please review carefully the Proxy Statement delivered with this proxy.

Please sign, date and return this proxy promptly using the enclosed envelope to: Bank of New York, Stock Transfer Administration Department - 11E, 101 Barclay Street, New York, New York 10286.

Please sign exactly as name appears on the certificate(s) representing your share(s) of common stock of Easton. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature

Dated: , 2004

Signature, if held jointly

Print Name of Stockholder

I plan to attend the special meeting in person: ☐